Exhibit 4.1

Execution Version

CREDIT AGREEMENT

Dated as of May 10, 2018

among

MCDERMOTT TECHNOLOGY (AMERICAS), INC.,

MCDERMOTT TECHNOLOGY (US), INC.,

and

MCDERMOTT TECHNOLOGY, B.V.,

as Borrowers

and

MCDERMOTT INTERNATIONAL, INC.,

as Parent

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Revolving and LC Administrative Agent

and

BARCLAYS BANK PLC,

as Term Loan Administrative Agent

and

BARCLAYS BANK PLC,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

GOLDMAN SACHS BANK USA,

ABN AMRO CAPITAL USA LLC,

MUFG BANK, LTD.,

and

ROYAL BANK OF CANADA,

as Joint Lead Arrangers and Joint Lead Bookrunners

and

STANDARD CHARTERED BANK,

as Co-Manager

and

BARCLAYS BANK PLC,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Co-Syndication Agents

and

GOLDMAN SACHS BANK USA,

ABN AMRO CAPITAL USA LLC,

MUFG BANK, LTD.,

ROYAL BANK OF CANADA,

and

STANDARD CHARTERED BANK,

as Co-Documentation Agents

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

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Schedules
Schedule I – Revolving Commitments
Schedule II(A) – Revolving Letter of Credit Issuer Commitments
Schedule II(B) – LC Facility Letter of Credit Issuer Commitments
Schedule II(C) – Cash Secured Letter of Credit Issuer Commitments
Schedule III – LC Facility Commitments
Schedule IV – Term Commitments
Schedule V – Guarantors
Schedule VI(A) – Existing Revolving Letters of Credit
Schedule VI(B) – Existing LC Facility Letters of Credit
Schedule VI(C) – Existing Cash Secured Letters of Credit
Schedule VII – Lloyds Letters of Credit
Schedule 1.1 – Joint Ventures
Schedule 3.2 – Effective Date Deliverables
Schedule 4.3 – Ownership of Subsidiaries
Schedule 4.7 – Litigation
Schedule 4.15 – Labor Matters
Schedule 4.16(d) – ERISA Events
Schedule 4.17 – Environmental Matters
Schedule 4.19 – Real Property
Schedule 7.14 – Post-Effective Date Deliverables and Undertakings
Schedule 8.1 – Existing Indebtedness
Schedule 8.2 – Existing Liens
Schedule 8.5 – Existing Investments
Schedule 8.8 – Affiliate Agreements
Schedule 8.19 – Permitted Flags

Exhibits
Exhibit A – Form of Assignment and Acceptance
Exhibit B-1 – Form of Term Promissory Note
Exhibit B-2 – Form of Revolving Promissory Note
Exhibit C-1 – Form of Notice of Term Borrowing
Exhibit C-2 – Form of Notice of Revolving Borrowing
Exhibit D – Form of Swing Loan Request
Exhibit E – Form of Letter of Credit Request
Exhibit F – Form of Notice of Conversion or Continuation
Exhibit G – Global Intercompany Note
Exhibit H – Forms of Compliance Certificate
Exhibit I – Effective Date Certificate
Exhibit J – Forms of Tax Certificates
Exhibit K – Form of Junior Intercreditor Agreement

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This Credit Agreement (this “Agreement”) dated as of May 10, 2018 is among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders (as defined below), the Issuers (as defined below), Crédit Agricole Corporate and Investment Bank (“CA CIB”), as administrative agent for the Revolving Facility (as defined below) and the LC Facility (as defined below) (in such capacity, and together with its successors pursuant to Section 10.6(a), the “Revolving and LC Administrative Agent”) and Barclays Bank PLC (“Barclays”), as administrative agent for the Term Facility (as defined below) (in such capacity, and together with its successors pursuant to Section 10.6(a), the “Term Loan Administrative Agent” and together with the Revolving and LC Administrative Agent, each an “Administrative Agent” and together the “Administrative Agents”).

The parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means, with respect to any Person, any transaction, or series of related transactions (other than the Business Combination) by which such Person (a) acquires any ongoing business or all or substantially all of the assets of any Person or group of Persons, or division thereof constituting an ongoing business, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company, or other entity that is not a corporation constituting an ongoing business; provided, however, that any acquisition of assets, equity securities or ownership interests of a Person that is a Subsidiary of such Person prior to such acquisition shall not constitute an “Acquisition” hereunder.

“Additional LC Capacity” means the sum of (a) $500,000,000.00 plus (b) the lesser of (i) the sum of (x) permanent repayments of Term Loans pursuant to Section 2.12(j) and (y) the aggregate amount of all other permanent repayments of the Term Loans (provided that (1) any mandatory prepayments of the Term Loans made pursuant to Section 2.12 other than Section 2.12(j) shall not increase the Additional LC Capacity until after the Term Loans have been repaid in an amount equal to $1,750,000,000.00 and any Term Loans under any Incremental Term Loan Facility have been repaid, in each case, other than with mandatory prepayments made pursuant to Section 2.12(j) and (2) for the avoidance of doubt, Additional LC Capacity shall not be increased for any permanent repayments of Term Loans that increase the Available Incremental Amount) and (ii) the Specified Term Loan Amount, less (c) the aggregate net amount of all increases to the LC Facility Commitments since the Execution Date pursuant to Section 2.24(b).

“Administrative Agents” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Applicable Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling or that is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” shall have the meaning correlative thereto.

“Agents” means each of the Administrative Agents, the Collateral Agent, the Documentation Agent, the Syndication Agents, the Arrangers, Co-Manager and the Bookrunners.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Altamira Yard” means the property in the industrial development zone adjacent to the Altamira Port, with a surface of 232,511.663 square meters and identified as Polygon 1 “D” (Polígono “D”), located in Altamira, State of Tamaulipas, Mexico.

“Alternate Program” means any program providing for the sale or other disposition of trade or other receivables entered into by the Parent or a Restricted Subsidiary of the Parent on terms customary for such financing transactions, the terms of which arrangement do not impose any recourse or repurchase obligations upon the Parent or any Restricted Subsidiary except for reasonably customary representations, warranties, covenants and indemnities in connection therewith.

“Alternate Program Indebtedness” means, as to any Person at any time, the liabilities of such Person under an Alternate Program that would be outstanding at such time thereunder if the same were structured as a secured lending arrangement rather than a purchase and sale arrangement.

“Alternative Currency” means, at any time, any lawful currency (other than Dollars) of any of the G-20 Countries (or any other currency acceptable to each Administrative Agent in its sole discretion) that at such time is readily available and freely transferable and convertible into Dollars.

“Alternative Currency Cap” means $150,000,000.00.

“Amazon” means the marine construction vessel with IMO number 9698094.

“Amazon Entity” means McDermott (DLV 2000) Chartering, Inc., a Panamanian corporation.

“Amazon Equipment” means (a) all equipment that (i) is located on the Amazon, (ii) was located on the Amazon and has been removed for repair or storage or (iii) is not located on the Amazon but (A) is being kept for spare parts or replacements of other Amazon Equipment or (B) has been ordered or is under construction, including, in each case of this clause (a) and without limitation, all boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, cranes, pumps, pumping equipment, apparel, furniture, fittings, pipelay, lifting, and construction equipment used or to be used in the operation of the Amazon, spare parts and all other appurtenances thereunto, (b) all fixtures that are located on the Amazon, (c) all intangible property used solely in connection with the operation of the Amazon and (d) any charter, lease, or similar arrangement between the Parent or any Restricted Subsidiary and the owner or operator of the Amazon, together with any guaranty by the Parent or any Restricted Subsidiary of the Parent in respect of any such charter, lease, or similar arrangement.

“Amazon Permitted Debt” means any Indebtedness incurred by the Parent or any of its Subsidiaries to finance the acquisition, improvement, construction, equipping, commissioning, charter and/or lease of the Amazon and/or the Amazon Equipment; provided that such Indebtedness does not exceed the cost of the acquisition, improvement, construction, equipping, commissioning, charter and/or lease of the Amazon and/or the Amazon Equipment, as applicable.

“Anti-Corruption Laws” means any laws, rules or regulations applicable to the Parent or its Subsidiaries relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, as amended, (b) the United Kingdom Bribery Act of 2010, as amended, and (c) any other similar law, rule or regulation in any jurisdiction applicable to the Parent or any of its Subsidiaries.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing in any jurisdiction applicable to the Parent or any of its Subsidiaries.

“Applicable Administrative Agent” means (a) in respect of the Revolving Facility, the Revolving and LC Administrative Agent, (b) in respect of the LC Facility, the Revolving and LC Administrative Agent, (c) in respect of the Term Facility, the Term Loan Administrative Agent and (d) in respect of the Cash Secured Letters of Credit, the Revolving and LC Administrative Agent.

“Applicable Commitments” means (a) in respect of the Revolving Facility, the Revolving Commitments, (b) in respect of the LC Facility, the LC Facility Commitments and (c) in respect of the Term Facility, the Term Commitments.

“Applicable Fronting Lenders” means (a) with respect to Revolving Letters of Credit, the Revolving Lenders and (b) with respect to LC Facility Letters of Credit, the LC Lenders.

“Applicable Lenders” means (a) with respect to Revolving Loans, the Revolving Lenders, (b) with respect to Term Loans, the Term Lenders and (c) with respect to LC Facility Obligations, the LC Lenders.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Loans” means (a) with respect to the Revolving Facility, the Revolving Loans and (b) with respect to the Term Facility, the Term Loans.

“Applicable Maturity Date” means (a) with respect to a Revolving Letter of Credit or the Revolving Facility, the Revolving Termination Date, (b) with respect to an LC Facility Letter of Credit or the LC Facility, the LC Facility Termination Date, (c) with respect to the Term Facility, the Term Maturity Date and (d) with respect to the Cash Secured Letters of Credit, the Term Maturity Date.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Leverage Ratio), it being understood that the Applicable Margin for (a) Loans (other than Term Loans) that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin” and (b) Loans (other than Term Loans) that are Eurodollar Rate Loans shall be the percentage set forth under the column “Eurodollar Rate Margin”:

Level	Leverage Ratio	Base Rate Margin	Eurodollar Rate Margin
1	≥ 2.50x	3.250%	4.250%
2	< 2.50x and ≥ 1.50x	3.000%	4.000%
3	<1.50x	2.750%	3.750%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective on the date a Compliance Certificate is received by the Revolving and LC Administrative Agent pursuant to Section 6.1(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply, in each case as of the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is received by the Revolving and LC Administrative Agent.

Notwithstanding anything to the contrary contained in this definition, but subject to the proviso in the preceding paragraph, (a) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.13(e) and (b) the initial Applicable Margin shall be set forth in Level 1 until the date a Compliance Certificate is delivered to the Revolving and LC Administrative Agent pursuant to Section 6.1(c) for the first fiscal quarter ending after the Effective Date. Any adjustment in the Applicable Margin shall be applicable to all Obligations (other than Obligations in respect of Term Loans) that accrue interest hereunder, including such Obligations already in existence.

“Applicable Outstandings” means (a) in respect of the Revolving Facility, the Revolving Outstandings and (b) in respect of the LC Facility, the LC Facility Outstandings.

“Applicable Reimbursement Obligations” means (a) in respect of the Revolving Letters of Credit, the Revolving Reimbursement Obligations, (b) in respect of the LC Letters of Credit, the LC Facility Reimbursement Obligations and (c) in respect of the Cash Secured Letters of Credit, the Cash Secured Reimbursement Obligations.

“Applicable Requisite Lenders” means (a) in respect of the Revolving Facility, the Requisite Revolving Lenders, (b) in respect of the LC Facility, the Requisite LC Lenders and (c) in respect of the Term Facility, the Requisite Term Lenders.

“Approved Appraiser” means IHS Global Inc., Clarksons, Fearnley or another firm selected by the Parent and approved by the Revolving and LC Administrative Agent.

“Approved Fund” means, with respect to a Lender, any Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or Affiliate of an entity that administers or manages such Lender.

“Arranger” means each of Barclays, CA CIB, GS, ABN AMRO Capital USA LLC, MUFG Bank, Ltd. and Royal Bank of Canada, as a joint lead arranger for the credit facilities evidenced by this Agreement.

“Asset Sale” has the meaning specified in Section 8.4.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee in substantially the form of Exhibit A or any other form approved by the Applicable Administrative Agent.

“Auction” has the meaning set forth in in Section 11.2(i)(i).

“Auction Manager” means (a) the Term Loan Administrative Agent or (b) any other financial institution agreed to by the Borrowers and the Term Loan Administrative Agent (whether or not an Affiliate of the Term Loan Administrative Agent) to act as an arranger in connection with any repurchases of Term Loans pursuant to Section 11.2(i).

“Authorized Officer” means any Responsible Officer or any other Person designated as an “Authorized Officer” or “Authorized Person” of a Loan Party by prior written notice from such Loan Party to each Administrative Agent, including, without limitation, pursuant to any certificate delivered pursuant to Section 3.2.

“Auto-Renewal LC” has the meaning set forth in Section 2.7(b).

“Available Amount” means an amount equal to the sum of (a) 100% of Retained Excess Cash Flow; plus (b) the sum of (i) the cumulative amount of cash and Cash Equivalent proceeds received by the Parent from the sale of Stock (other than Disqualified Stock) of the Parent since the Effective Date (including the exercise of warrants or options) and (ii) the Fair Market Value of assets or property received by the Parent as a contribution to its equity capital.

“Available Credit” means, at any time, an amount equal to (a) the aggregate then effective Revolving Commitments minus (b) the aggregate Revolving Outstandings at such time.

“Available Floating LC Amount” means, at any time, (a) an amount equal to the Additional LC Capacity, less (b) the aggregate amount of obligations secured by Liens permitted under Section 8.2(q).

“Available Incremental Amount” means an amount equal to (x) the sum of (i) $400,000,000.00 plus (ii) the lesser of (I) aggregate amount of all prepayments of the Term Facility to the extent not included in the calculation of Additional LC Capacity and any Incremental Term Loan Facility made since the Effective Date, in either case pursuant to Section 2.9 (to the extent not funded with the proceeds of Long-Term Indebtedness or replaced with revolving commitments) and (II) $1,750,000,000.00, plus (iii) the aggregate amount of all voluntary permanent reductions of Revolving Commitments and any New Revolving Commitments made pursuant to Section 2.11 of the Revolving Facility prior to the date of any such incurrence (to the extent not funded with the proceeds of Long-Term Indebtedness or replaced with revolving commitments), subject to, in the case of this clause (x), the Secured Leverage Ratio not exceeding the Closing Secured Leverage Ratio on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and any acquisition consummated concurrently therewith (assuming that all Revolving Commitments, including any New Revolving Commitments then in effect, were fully drawn after giving effect thereto) plus (y) $400,000,000.00, subject to, in the case of this clause (y), a Secured Leverage Ratio that is at least 0.50:1.00 less than the Closing Secured Leverage Ratio on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and any acquisition consummated concurrently therewith (assuming that all Revolving Commitments, including any New Revolving Commitments then in effect, were fully drawn after giving effect thereto); provided that the Borrowers may incur the Incremental Available Amount under clauses (x) and (y) above in such order as it may elect in its sole discretion.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal to the greatest of the following:

(a) the Prime Rate then in effect;

(b) 0.5% per annum plus the Federal Funds Rate then in effect; and

(c) 1.0% per annum plus the Eurodollar Rate for an Interest Period of one month.

If the Applicable Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Eurodollar Rate for any reason, including the inability of such Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the “Base Rate” for the Senior Credit Facilities over which such Administrative Agent is the Applicable Administrative Agent shall be determined without regard to clause (b) or (c), as applicable, above until the circumstances giving rise to such inability no longer exist; provided that at no time will the Base Rate be deemed to be less than 0% per annum. Any change in the Base Rate due to a change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate, respectively.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Beaumont Facility” means the real and personal property more particularly described as the “Property” and the 74.091 acre tract identified as Tract No. 1 in that certain Special Warranty Deed dated effective August 3, 2007, from Trinity Industries, Inc., as Grantor thereunder to 850 Pine Street, Inc., as Grantee thereunder, recorded as Instrument Number 2007030857 in the Official Public Records of Jefferson County, Texas.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bookrunner” means each of Barclays, CA CIB, GS, ABN AMRO Capital USA LLC, MUFG Bank, Ltd. and Royal Bank of Canada, as a joint bookrunner for the credit facilities evidenced by this Agreement.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means Loans to the same Borrower under the same Facility of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Business Combination” means the business combination transactions and the other related transactions of the Parent and the other entities party thereto, consummated or to be consummated pursuant to the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 18, 2017, as amended, supplemented or otherwise modified prior to the Execution Date, and as the same may be further amended, supplemented or otherwise modified from time to time on or after the Execution Date in accordance with this Agreement (together with the schedules and exhibits thereto), among the Parent, McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, McDermott Technology (Americas), Inc. (formerly known as McDermott Technology (Americas), LLC), a Delaware corporation and a wholly owned subsidiary of the Parent, CBI, McDermott Technology (US), Inc. (formerly known as McDermott Technology (US), LLC), a Delaware corporation and a wholly owned subsidiary of the Parent, Comet I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, Comet II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, CB&I Oil & Gas Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, CB&I Group UK Holdings, a private limited company incorporated in and registered in England and Wales, CB&I Nederland B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, and The Shaw Group, Inc., a Louisiana corporation.

“Bridge Loans” has the meaning specified in the Commitment Letter.

“CA CIB” has the meaning specified in the preamble to this Agreement.

“Capital Expenditures” means, with respect to any Person for any period:

(a) the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction; minus

(b) the aggregate of such amounts used to acquire assets useful in the Parent’s and its Restricted Subsidiaries’ business to the extent such amounts arose from a sale or disposition of equipment described in Section 8.4(c);

excluding, however, in the case of the above clause (a), (i) such amounts to the extent financed with the proceeds of Indebtedness permitted to be incurred under Section 8.1(d), (l) or (t), (ii) such amounts to the extent financed with insurance or condemnation proceeds received with respect to loss of, damage to or taking of property of the Parent or any of its Subsidiaries, (iii) such amounts that are capitalized and are relating to asset retirement obligations, and (iv) such amounts recovered or recoverable in the price of a contract with a customer of the Parent or a Restricted Subsidiary.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP. Notwithstanding the foregoing, any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on December 31, 2017 shall be deemed not to be a Capital Lease.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Restricted Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Captive Insurance Subsidiary” means each captive insurance company that is a Subsidiary of the Parent. As of the Effective Date, the only Captive Insurance Subsidiaries are (a) Boudin Insurance Company, Ltd., a Bermuda corporation, (b) Woodlands International Insurance Ltd, an Irish corporation and, and (c) Lone Star Risk Corporation, a Texas corporation.

“Cash Equivalents” means:

(a) securities issued or fully guaranteed or insured by the United States government or any agency thereof;

(b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of (i) any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank organized in a country belonging to the OECD, or any branch or agency of any of the foregoing, in each case if such bank has a minimum rating at the time of investment of A-1+ by S&P or P-1 by Moody’s, or (ii) any Liquidity Lender or any branch or agency of any Liquidity Lender;

(c) commercial paper with a minimum rating of A-1 or AAA by S&P or P-1 or Aaa by Moody’s at the time of acquisition thereof;

(d) demand deposit accounts;

(e) (i) shares of any money market fund that has net assets of not less than $500,000,000.00 and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940 and (ii) shares of any offshore money market fund that has net assets of not less than $500,000,000.00 and a $1 net asset mandate;

(f) fully collateralized repurchase agreements; and

(g) other investments permitted by the McDermott International Investments Co., Inc. Enhanced Liquidity Portfolio Guidelines dated as of July 21, 2008 (as amended and delivered to the Administrative Agents prior to the Execution Date and as may be otherwise amended from time to time in a manner reasonably satisfactory to each Administrative Agent (provided that the foregoing restriction on amendments shall only be in respect of the inclusion of Cash Equivalents pursuant to this clause (g) and shall not be deemed to be a restriction on any amendment thereto)), or any other cash management guidelines approved by the Parent and the Administrative Agents;

provided, however, that the maturities of all obligations of the type described in clauses (a), (b) and (c) above shall not exceed one year from the date of acquisition thereof.

“Cash Secured Financial Letter of Credit” means a Cash Secured Letter of Credit other than a Cash Secured Performance Letter of Credit.

“Cash Secured Financial Letter of Credit Sublimit” means $250,000,000.00.

“Cash Secured LC Cash Collateral Account” means the cash collateral account or securities account established pursuant to, and subject to the terms of, Section 2.6(b) for the purpose of cash collateralizing the Cash Secured Reimbursement Obligations in respect of Cash Secured Letters of Credit.

“Cash Secured LC Cash Collateral Account Balance” means, at any time, the aggregate amount on deposit in the Cash Secured LC Cash Collateral Account.

“Cash Secured LC Cash Collateral Account Control Agreement” means the Securities Account Control Agreement dated as of the Effective Date among one or more Borrowers, the Collateral Agent, and the Depositary Bank.

“Cash Secured LC Issuer” means each Person that (a) is listed on Schedule II(C), (b) hereafter becomes a Cash Secured LC Issuer with the approval of the Revolving and

LC Administrative Agent and the Borrowers and that has executed an agreement with and in form and substance satisfactory to the Revolving and LC Administrative Agent and the Borrowers to be bound by the terms hereof applicable to Cash Secured LC Issuers, or (c) solely with respect to Existing Cash Secured Letters of Credit, is an issuer of an Existing Cash Secured Letter of Credit.

“Cash Secured Letter of Credit” means each letter of credit issued pursuant to Section 2.6 and shall include the Existing Cash Secured Letters of Credit.

“Cash Secured Letter of Credit Cash Coverage Requirement” shall have the meaning assigned to it in Section 2.6(b).

“Cash Secured Letter of Credit Issuer Commitment” means (a) the amount set forth on the attached Schedule II(C) for each Cash Secured LC Issuer or (b) such other amount as any Cash Secured LC Issuer and the Parent may agree in a writing delivered to the Revolving and LC Administrative Agent.

“Cash Secured Letter of Credit Outstandings” means, at any time, without duplication, the aggregate amount equal to the sum of (a) the Cash Secured Reimbursement Obligations at such time (or, for any Cash Secured Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof at such time) and (b) the Cash Secured Letter of Credit Undrawn Amounts at such time.

“Cash Secured Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amount of all Cash Secured Letters of Credit outstanding at such time (or, for any Cash Secured Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof at such time).

“Cash Secured Performance Letter of Credit” means a Cash Secured Letter of Credit that is a Performance Letter of Credit.

“Cash Secured Reimbursement Obligations” means all outstanding matured reimbursement or repayment obligations payable to any Cash Secured LC Issuer with respect to amounts drawn under Cash Secured Letters of Credit.

“CBI” means Chicago Bridge & Iron Company N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands.

“CBI Material Adverse Effect” shall mean “Comet Material Adverse Effect” as such term is defined in the Business Combination Agreement.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,

(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III or CRR, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (excluding the Parent and its Subsidiaries and excluding underwriters in the course of their distribution of Voting Stock in an underwritten registered public offering provided such underwriters shall not hold such Stock for longer than five Business Days) (i) shall own directly or indirectly, beneficially or of record, Stock representing more than 40% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Stock in the Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Parent;

(b) [Reserved]; or

(c) the Parent shall cease to own and control, directly or indirectly, 100% of the issued and outstanding Voting Stock of any Borrower on a fully diluted basis.

“Closing Date Financial Statements” means (a) (i) audited consolidated balance sheets of the Parent as at the end of each of the 2015, 2016 and 2017 fiscal years, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Parent for each of the 2015, 2016 and 2017 fiscal years and (ii) audited condensed consolidated balance sheets of CBI as at the end of each of the 2015, 2016 and 2017 fiscal years, and related condensed consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows of CBI for each of the 2015, 2016 and 2017 fiscal years and (b) (i) an unaudited consolidated balance sheet of the Parent as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of the Parent for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth fiscal quarter of the Parent’s fiscal year, subsequent to the date of the most recent audited financial statements of the Parent and ended more than 45 days prior to the Effective Date and (ii) an unaudited condensed consolidated balance sheet of CBI as at the end of, and related condensed consolidated statements of comprehensive income (loss) and cash flows of CBI for, each fiscal quarter (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year), other than the fourth fiscal quarter of CBI’s fiscal year, subsequent to the date of the most recent audited financial statements of the Parent and ended more than 45 days prior to the Effective Date.

“Closing Leverage Ratio” means the Leverage Ratio as of the Effective Date after giving effect to the consummation of the Transactions, including the use of the proceeds of the Loans and the Senior Notes on the Effective Date.

“Closing Secured Leverage Ratio” means the Secured Leverage Ratio as of the Effective Date after giving effect to the consummation of the Transactions, including the use of the proceeds of the Loans and the Senior Notes on the Effective Date; provided that $200,000,000.00 of Term Loans shall be disregarded for purposes of calculating the Closing Secured Leverage Ratio.

“Co-Manager” means Standard Chartered Bank as a co-manager for the credit facilities evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto).

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted under any Collateral Document.

“Collateral Agency and Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement dated as of the Effective Date, by and among the Borrowers, the Parent, the other “Grantors” party thereto from time to time, the Revolving and LC Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent and Lloyds as a Secured Debt Representative (as defined therein) and the other financial institutions from time to time party thereto.

“Collateral Agent” has the meaning set forth in the Collateral Agency and Intercreditor Agreement.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Cash Secured LC Cash Collateral Account Control Agreement and any other document executed and delivered by a Loan Party granting or perfecting a Lien on any of its property to secure payment of the Obligations.

“Commitment” means, with respect to each Lender, its LC Facility Commitment, Revolving Commitment or Term Commitment.

“Commitment Fees” means, collectively with respect to each Lender, any Revolving Commitment Fees or LC Facility Commitment Fees.

“Commitment Letter” means the debt commitment letter dated as of December 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time including any joinders executed in connection therewith), executed by the Arrangers and the other committing Lenders party thereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning specified in Section 6.1(c).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of Long-Term Indebtedness.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such Fiscal Year of (i) Consolidated Net Income (excluding the cumulative effect of a change in accounting principles during the applicable period), plus (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (A) income, value added and similar Taxes and (B) non-cash charges, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash outlay in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (iii) the Consolidated Working Capital Adjustment for such Fiscal Year, minus

(b) the sum, without duplication, of (i) the amounts for such Fiscal Year paid from Internally Generated Cash of (A) scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (B)(1) the aggregate amount of Capital Expenditures made by the Parent and its Subsidiaries in cash during such Fiscal Year and (2) the aggregate consideration required to be paid in cash by the Parent and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Fiscal Year relating to Capital Expenditures to be consummated or made during the immediately succeeding Fiscal Year following such Fiscal Year (provided that to the extent the aggregate amount actually utilized to make such Capital Expenditures during such immediately succeeding Fiscal Year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such immediately succeeding Fiscal Year), (C) the aggregate amount of Restricted Payments and Investments made in reliance on clauses (d), (k), (e), (m) and (r) of Section 8.5 by the Parent and its Restricted Subsidiaries in cash during such Fiscal Year, (D) the aggregate amount of prepayments of Junior Priority Indebtedness pursuant to Section 8.20(c)(y) and (E) the aggregate amount actually paid by the Parent and its Restricted Subsidiaries in cash during the applicable period on account of Acquisitions permitted under Section 8.3, plus (ii) the sum of (A) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), (B) to the extent increasing Consolidated Net Income, the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary; provided that Consolidated Excess Cash Flow shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Parent or a Subsidiary Guarantor during the applicable period to the extent not already included therein, (C) to the extent increasing Consolidated Net Income, the income of any Person (other than a Subsidiary) in which any other Person (other than the Parent or its Subsidiaries) has a joint interest, except of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during the applicable period, (D) the Net Cash Proceeds of any Specified Asset Sale or any Insurance/Condemnation Event and (E) the aggregate amount actually paid in cash by the Parent and its Subsidiaries in respect of income, value added and similar Taxes for such Fiscal Year. As used in this clause (b), “scheduled repayments of Indebtedness” does not include mandatory prepayments or voluntary prepayments.

Notwithstanding the foregoing, “Consolidated Excess Cash Flow” for the Fiscal Year ending December 31, 2018 shall be calculated commencing with the first full fiscal quarter ending after the Effective Date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, Consolidated Current Assets of the Borrower and its Restricted Subsidiaries less Consolidated Current Liabilities of the Parent and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital of the Person acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) the Consolidated Working Capital of such Person at the end of such period, and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period (in each case, substituting the Person acquired or such designated Restricted Subsidiary for the Parent and its Restricted Subsidiaries in the calculation of such acquired Consolidated Working Capital).

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws, operating agreement or partnership agreement (or the equivalent governing documents) of such Person.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contingent Obligation” as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of another Person, or to make payment on behalf of another Person other than for value received. The amount of any Contingent Obligation shall be equal to the present value of (x) the portion of the stated or determinable obligation so guaranteed or otherwise supported, in the case of known obligations, and (y) the maximum reasonably anticipated liability of such Person in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding the Loan Documents) to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means an agreement of the type described in Section 5.13 or Section 5.14 of the Pledge and Security Agreement, as applicable.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of Taxes, assessments or governmental charges, including any netting or set-off, arising as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes, in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP and, in the case of any Collateral, there is no material risk of forfeiture of such property;

(b) Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, maritime liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;

(d) encumbrances arising by reason of zoning restrictions and other restrictions on use imposed by any Governmental Authority, easements, licenses, reservations, covenants, rights-of-way, restrictions and other similar encumbrances on the Real Property, and minor defects in the chain of title, not materially interfering with the ordinary conduct of the business conducted at such Real Property by the Parent or any of its Subsidiaries as currently used;

(e) encumbrances arising under leases or subleases of, or other use or occupancy agreements for, the Real Property or to which such leases, subleases or other occupancy agreements are subject, that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business conducted at such Real Property by the Parent or any of its Subsidiaries as currently conducted;

(f) Liens arising under any indenture or other instrument governing similar term Indebtedness, in each case that is permitted pursuant to the terms of Section 8.1 hereof, to secure obligations in favor of the trustee, agent or representative under such indenture or other instrument; provided that such Liens (i) are solely for the benefit of the trustees, agents or representatives in their capacities as such, (ii) do not secure indebtedness for borrowed money and (iii) are not for the benefit of the holders of or lenders under such Indebtedness;

(g) liens, pledges or deposits relating to escrows established in connection with the purchase or sale of property otherwise permitted hereunder and the amounts secured thereby shall not exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities, or otherwise); and

(h) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Restricted Subsidiary of the Parent, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that, as determined by the Revolving and LC Administrative Agent:

(a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or its participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Applicable Administrative Agent and the Parent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied;

(b) has notified the Parent, a Borrower, an Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s funding obligations hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c) has failed, within three Business Days after delivery of a request in writing by the Revolving and LC Administrative Agent, to confirm in a manner satisfactory to such Administrative Agent that it will comply with its funding obligations hereunder;

(d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; or

(e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Depositary Bank” has the meaning set forth in the Cash Secured LC Cash Collateral Account Control Agreement.

“Disqualified Lender” means (a) those banks, financial institutions and other institutional lenders separately identified in writing by the Parent to each of Barclays, CA CIB and GS prior to December 18, 2017 and (b) any competitors of the Parent or its subsidiaries that are operating companies, were separately identified in writing by the Parent to each of Barclays, CA CIB and GS prior to the Execution Date and are separately identified in writing to each Administrative Agent by the Parent from time to time on or after the Execution Date and all such competitors’ respective affiliates that are clearly identifiable on the basis of such affiliate’s name (in each case other than bona fide debt funds that are affiliates of competitors of the Parent or its respective Subsidiaries).

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Scheduled Term Maturity Date.

“Documentation Agent” means each of Goldman Sachs Bank USA, ABN AMRO Capital USA LLC, MUFG Bank, Ltd. Royal Bank of Canada and Standard Chartered Bank, as a co-documentation agent for the credit facilities evidenced by this Agreement.

“Dollar Equivalent” means with respect to any Alternative Currency at the time of determination thereof, the equivalent of such currency in Dollars determined by using the rate of exchange quoted by (a) in the case the payment and reimbursement of a drawing under a Letter of Credit issued in an Alternative Currency, the Issuer of such Letter of Credit and (b) in all other cases, CA CIB in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” from time to time to the Parent and the Applicable Administrative Agent.

“Dutch Loan Party” means any Loan Party which is incorporated or established in the Netherlands.

“EBITDA” means, for the Fiscal Quarters ended June 30, 2017, September 30, 2017, and December 31, 2017, $271,800,000.00, $349,300,000.00 and $257,800,000.00, respectively, for the Fiscal Quarter ended March 31, 2018, $267,200,000.00, and for all other Fiscal Quarters:

(a) Consolidated Net Income for such period; plus

(b) the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income, but without duplication:

(i) any provision for income Taxes;

(ii) Interest Expense;

(iii) depreciation expense;

(iv) amortization of intangibles or financing or acquisition costs;

(v) any aggregate net loss from the sale, exchange or other disposition of any property, plant or equipment or any Stock of any Restricted Subsidiary by the Parent or its Restricted Subsidiaries;

(vi) dry dock amortization expense;

(vii) [Reserved];

(viii) any fee or other expense of the Parent or any Restricted Subsidiary relating to (a) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, or granting or perfecting any Lien purported to be granted thereunder (including expenses for counsels) or (b) the Transactions;

(ix) any fee or other expense of the Parent or any Restricted Subsidiary relating to Acquisitions or issuances of Indebtedness permitted under this Agreement (whether or not consummated).

(x) for any period from the Effective Date (or, in respect of CBI and its Subsidiaries following the consummation of the Business Combination, for any period from April 1, 2018) through March 31, 2019, any charges for the Focus Four Projects during such Fiscal Quarter, except that such amount may not exceed $75,000,000 in any Fiscal Quarter or $200,000,000 in the aggregate;

(xi) (A) for the first full Fiscal Quarter ending after the Effective Date, four times, (B) for the first two full Fiscal Quarters ending after the Effective Date, two times, (C) for the first three full Fiscal Quarters ending after the Effective Date, 4/3 times, and (D) for any other four Fiscal Quarter period ending on or before June 30, 2019, any quantifiable and demonstrable ongoing costs savings resulting from the Business Combination including but not limited to actual headcount reductions, contractually reduced lease or occupancy expense, reduced audit expenses, and reduced combined insurance expense during such period (and excluding, for the avoidance of doubt, charges added back pursuant to clause (x));

(xii) each of the following to the extent it represents a non-cash charge or a non-cash loss: (A) pension amortization expense and any loss related to pension obligations; (B) stock-based compensation expense; (C) impairment of plant, property, and equipment (other than net losses from sale), intangible assets and goodwill; and (D) equity in losses of unconsolidated Affiliates;

(xiii) for any period from the Effective Date (or, in respect of CBI and its Subsidiaries following the consummation of the Business Combination, for any period from April 1, 2018) through the Fiscal Quarter ending June 30, 2019, any fee, expense or charge related to actions taken to achieve the cost synergies; and

(xiv) for any period from the Effective Date (or, in respect of CBI and its Subsidiaries following the consummation of the Business Combination, for any period from April 1, 2018) through the Fiscal Quarter ending June 30, 2019, legal expense or settlements incurred not to exceed $175,000,000 in the aggregate; minus

(c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication:

(i) any credit for income Tax;

(ii) non-cash interest income;

(iii) any other non-cash gains or income which have been added in determining Consolidated Net Income, including (A) equity in income of nonconsolidated Affiliates and (B) any gain related to pension obligations;

(iv) the income of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(v) [Reserved];

(vi) the income of any Unrestricted Subsidiary or any Person (other than a Restricted Subsidiary) in which any other Person (other than the Parent or a Wholly-Owned Restricted Subsidiary or any director or other Person holding qualifying shares in accordance with applicable law) has an interest, except without duplication, (A) to the extent of the amount of dividends or other distributions or transfers or loans actually paid to the Parent or a Wholly-Owned Restricted Subsidiary by such Unrestricted Subsidiary or Person during such period and (B) in the case of Joint Ventures, equity in the earnings of the Joint Venture; and

(vii) any aggregate net gains from the sale, exchange or other disposition of property, plant, or equipment or Stock of a Subsidiary by the Parent or its Subsidiaries.

EBITDA for a consecutive four-quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions made by the Parent or its Restricted Subsidiaries during such period and the sale, exchange or other disposition of business units by the Parent or its Restricted Subsidiaries out of the ordinary course of business during such period (and subsequent to such period and on or before the date of incurrence of the Indebtedness giving rise to the need to calculate the Leverage Ratio or the Secured Leverage Ratio) as if such Acquisitions or sale, exchange or other disposition occurred on the first day of the period so long as the Parent provides to each Administrative Agent reconciliations and other detailed information relating to adjustments to the relevant financial statements (including copies of financial statements of the Person or assets acquired in such Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to demonstrate such pro forma calculations in reasonable detail. For purposes of this paragraph, the Business Combination shall be an “Acquisition”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is the parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 3.2.

“Eligible Assignee” means (a) with respect to an assignment of a Term Commitment or Term Loans, an Eligible Term Assignee, (b) with respect to an assignment of an LC Facility Commitment or Letter of Credit Obligations, an Eligible LC Assignee and (c) with respect to an assignment of a Revolving Commitment or Revolving Loans, an Eligible Revolving Assignee.

“Eligible LC Assignee” means (a) an LC Lender or any Affiliate of an LC Lender or an Approved Fund with respect to an LC Lender, (b) a commercial bank having total assets in excess of $5,000,000,000.00, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Revolving and LC Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $500,000,000.00 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Revolving and LC Administrative Agent, each Issuer and the Borrowers (which consent shall, in each case, not be unreasonably withheld or delayed) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.00; provided that the term Eligible LC Assignee shall exclude any competitor of the Parent or any of its Subsidiaries that is primarily engaged in an Eligible Line of Business and that has been specifically identified as such in writing by the Borrowers to the Revolving and LC Administrative Agent, which such exclusion shall not apply retroactively to exclude or disqualify any parties that have previously acquired an assignment or participation interest in an LC Facility Commitment or Letter of Credit Obligations.

“Eligible Term Assignee” means (a) a Term Lender or any Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender and (b) any other Person (other than, the case of each of clauses (a) and (b), (i) a natural person, (ii) the Parent, any Subsidiary of the Parent or any other Affiliate of the Parent or (iii) a Disqualified Lender).

“Eligible Revolving Assignee” means (a) a Revolving Lender or any Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender, (b) a commercial bank having total assets in excess of $5,000,000,000.00, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Revolving and LC Administrative Agent and the Swing Loan Lender and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $500,000,000.00 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Revolving and LC Administrative Agent, the Swing Loan Lender, each Issuer and the Borrowers (which consent shall, in each case, not be unreasonably withheld or delayed) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.00; provided that the term Eligible Revolving Assignee shall exclude any competitor of the Parent or any of its Subsidiaries that is primarily engaged in an Eligible Line of Business and that has been specifically identified as such in writing by the Borrowers to the Revolving and LC Administrative Agent, which such exclusion shall not apply retroactively to exclude or disqualify any parties that have previously acquired an assignment or participation interest in a Revolving Commitment or Revolving Loan.

“Eligible Line of Business” means the businesses and activities engaged in by the Parent and its Subsidiaries on the Effective Date (after giving effect to the Business Combination), any other businesses or activities reasonably related or incidental thereto and any other businesses that, when taken together with the existing businesses of the Parent and its Subsidiaries, are immaterial with respect to the assets and liabilities of the Parent and its Subsidiaries, taken as a whole.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Parent, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the Oil Pollution Act of 1990; and each of their state and local counterparts or equivalents.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Parent, any of its Subsidiaries or any Guarantor within the meaning of Section 414(b), (c), (m) or (o) of the Code. Any former ERISA Affiliate of the Parent, any of its Subsidiaries or any Guarantor shall continue to be considered an ERISA Affiliate of the Parent, such Subsidiary or such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Parent, such Subsidiary or such Guarantor and with respect to liabilities arising after such period for which the Parent, such Subsidiary or such Guarantor could be liable under the Code or ERISA.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c) of ERISA with respect to a Title IV Plan, (b) the withdrawal of the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from a Title IV Plan subject to Section 4063 or Section 4064 of ERISA during a plan year in which any such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or the termination of any such Title IV Plan resulting, in either case, in a material liability to any such entity, (c) the “complete or partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) of the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from any Multiemployer Plan where the Withdrawal Liability could reasonably be expected to exceed $15,000,000.00 (individually or in the aggregate), (d) notice of reorganization, insolvency, intent to terminate or termination of a Multiemployer Plan is received by the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan or to meet the minimum funding standard of Section 412 of the Code (in either case, whether or not waived in accordance with Section 412(c) of the Code), (h) the determination that any Title IV Plan is in “at-risk status” (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in “endangered status”, “seriously endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, (j) the imposition of liability on the Parent, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (k) the imposition of a Lien upon the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate pursuant to Section 436(f) or Section 430(k) of the Code or Section 303(k) of ERISA, (l) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Parent, any Borrower, any of their respective Subsidiaries, any Guarantor or any of their respective ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any “employee pension plan” (within the meaning of Section 3(2) of ERISA) or (m) receipt from the IRS of notice of the failure of any employee pension plan that is intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such employee pension plan to qualify for exemption from taxation under Section 501(a) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” from time to time to the Borrowers and the Applicable Administrative Agent.

“Eurodollar Rate” means, for any Interest Period, a fluctuating rate per annum equal to (x) the rate per annum determined by the Applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period to be the London interbank offered rate for such Interest Period, as currently published on the applicable Reuters screen page (or such other commercially available source providing such quotation of such rate as may be designated by the Applicable Administrative Agent from time to time) for a period equal to such Interest Period, or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period to be the offered rate for a period equal to such Interest Period on such other page or other service which displays an average London interbank offered rate (the preceding clauses (x) and (y), the “LIBO Screen Rate”); provided that at no time will the Eurodollar Rate (a) with respect to the Term Facility be deemed to be less than 1.00% per annum or (b) with respect to the Revolving Facility and the LC Facility, 0% per annum.

“Eurodollar Rate Loan” means any Loan that bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Excepted Consent” means, at any time, any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority that is listed on Schedule 7.14 with respect to which the time periods set forth opposite each such item or action on Schedule 7.14 (or such longer period permitted by each Administrative Agent in its sole discretion) have not expired.

“Exchangeable Notes” means that certain exchangeable note issued by McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, which will be mandatorily exchangeable for shares of common stock of the Parent as more fully described in the Parent Registration Statement, together with the legacy notes into which such exchangeable note will split in one or more transactions as more fully described in the Parent Registration Statement.

“Excluded Subsidiary” means, at any time, (a) any non-U.S. Subsidiary if at such time such Subsidiary’s Guarantee is prohibited by (x) any Governmental Authority with authority over such non-U.S. Subsidiary or (y) applicable law or regulation or analogous restriction, or such Subsidiary’s Guarantee would result in a substantial risk to the officers or directors of such Subsidiary or a civil or criminal liability and (b) any non-U.S. Subsidiary under circumstances where each of the Administrative Agents determine in their sole discretion (in consultation with the Parent) that the cost, burden, difficulty or consequence of providing such Guarantee at such time is excessive in relation to the value afforded thereby.

“Excluded Swap Obligations” means, with respect to any Loan Party (other than the Parent and the Borrowers), any Swap Obligation entered into after the Effective Date if, and to the extent that, after giving effect to the keepwell agreement in Section 2 of the Guaranty Agreement and any other “keepwell, support, or other agreement” among the Loan Parties for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation entered into after the Effective Date arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender, Issuer or Administrative Agent or required to be withheld or deducted from a payment to a Lender, Issuer or Administrative Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender, Issuer or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes (other than U.S. withholding Taxes to the extent such Taxes (A) would not be imposed or payable (including, without limitation, as the result of an applicable income Tax treaty that otherwise would reduce or eliminate the Tax) if any Borrower was a United States person within the meaning of Section 7701(a)(30) of the Code or (B) are imposed with respect to payments from any United States person to the

Borrowers) imposed on payments to or for the account of such Lender under the Loan Documents pursuant to a law in effect on the Effective Date or the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent or a Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender, Issuer or Administrative Agent’s failure to comply with Section 2.19(e) (other than if such failure is due to a change in any applicable Requirement of Law occurring after the date on which a form originally was required to be provided) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Vessel” means, at any time, a marine vessel subject to a Lien permitted under Section 8.2(d), 8.2(e) or 8.2(m).

“Execution Date” has the meaning specified in Section 3.1.

“Existing Cash Secured Letters of Credit” means each letter of credit listed on Part C of Schedule VI hereto, regardless of applicant listed thereon.

“Existing LC Facility Letters of Credit” means each letter of credit listed on Part B of Schedule VI hereto, regardless of applicant listed thereon.

“Existing Letters of Credit” means each letter of credit listed on Schedule VI hereto, regardless of the applicant listed thereon.

“Existing Parent Credit Agreement” means the Credit Agreement dated as of June 30, 2017 among the Parent, as borrower, CA CIB, as administrative agent and collateral agent and the lenders and other parties party thereto.

“Existing Revolving Letters of Credit” means each letter of credit listed on Part A of Schedule VI hereto, regardless of applicant listed thereon.

“Exposure” means, collectively, Revolving Exposure, LC Facility Exposure and Term Exposure.

“Extended Letter of Credit” has the meaning specified in Section 2.7(b).

“Extending Lenders” has the meaning specified in Section 2.25(a).

“Extension Agreement” means an amendment to this Agreement, in form and substance reasonably satisfactory to each Administrative Agent, the Parent and the Borrowers, among the Parent, each Borrower, each Administrative Agent and each Extending Lender, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Loan Documents as may be required or advisable to effect the transactions contemplated by Section 2.25.

“Extension Offer” has the meaning specified in Section 2.25(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.25, providing for an extension of the Applicable Maturity Date applicable to the Applicable Loans and/or Applicable Commitments being extended pursuant to Section 2.25 of the Extending Lenders (such Applicable Loans and/or Applicable Commitments being referred to as the “Extended Loans” and “Extended Commitments”, respectively) and, which may also provide for the following with respect to any such Extended Loans or Extended Commitments:

(a) an increase or decrease in the rate of interest accruing on such Extended Loans,

(b) in the case of Extended Loans that constitute Term Loans, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of the effectiveness of such amendment) of the Applicable Loans a portion or all of which are being extended by such Extended Loans,

(c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Applicable Loans, but may not provide for prepayment requirements that are more favorable to the Extending Lenders than those applicable to the Applicable Loans,

(d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments, and/or

(e) an addition of any affirmative or negative covenants applicable to the Parent, the Borrowers and the Subsidiaries, provided that any such additional covenant with which the Parent, the Borrowers and/or the Restricted Subsidiaries shall be required to comply prior to the latest Applicable Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Applicable Lenders.

“Facility” means each of the Revolving Facility, the LC Facility and the Term Facility.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that for any determination of Fair Market Value for a Mortgaged Vessel in connection with an Asset Sale to be made pursuant to Section 8.4(g), (h) or (i) in which the Fair Market Value of the properties disposed of in such Asset Sale exceeds $10,000,000.00, the Borrowers shall provide evidence reasonably satisfactory to each Administrative Agent with respect to the calculation of such Fair Market Value; provided that if any appraisal of a marine vessel contains a range of values for such marine vessel, the “Fair Market Value” of such marine vessel shall be deemed to be an amount equal to the midpoint of such range.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted by a Governmental Authority pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day; provided, further, that if no such rate is published on such next succeeding Business Day, the Applicable Administrative Agent may, in its discretion, determine the Federal Funds Rate for such day by reference to the average rate charged to the Applicable Administrative Agent on such day on such transactions as determined by such Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“FEMA” has the meaning set forth in Section 7.5.

“Flood Hazard Property” means any Mortgaged Property on which a “Building” or a “Manufactured (Mobile) Home” (in each case, as defined in the applicable Flood Insurance Regulation) is located that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Final Satisfaction Date” shall be the date on which each of the following have occurred: (a) all Obligations have been paid or otherwise satisfied in full (other than in respect of any contingent indemnification or expense reimbursement obligations for which no claim has been asserted), (b) all Commitments have terminated or expired and the obligations of the Issuers to issue Letters of Credit hereunder have terminated and (c) each Letter of Credit has expired or has been cash collateralized, back-stopped or secured to the satisfaction of the applicable Issuers.

“Financial Letter of Credit” means a Letter of Credit other than a Performance Letter of Credit.

“Financial Statements” means the financial statements of the Parent and its Subsidiaries delivered in accordance with Section 3.2(b) or Section 6.1.

“Fiscal Quarter” means the fiscal quarter of the Parent ending on March 31, June 30, September 30 or December 31 of the applicable Fiscal Year, as applicable.

“Fiscal Year” means the fiscal year of the Parent, which is the same as the calendar year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) the sum of (i) Interest Expense, (ii) the aggregate principal amount of all regularly scheduled principal payments (not including any voluntary or contingent mandatory prepayments for any Indebtedness) or scheduled redemptions or similar acquisitions for value in respect of outstanding Indebtedness for borrowed money made by the Parent and any Restricted Subsidiary and (iii) the aggregate amount of Federal, state, local and foreign income Taxes paid in cash, in each case, of or by the Parent and its Restricted Subsidiaries, in each case for the items listed in clauses (a) and (b) above, for the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Focus Four Projects” means the “Focus Four Projects” identified in the Information Memorandum.

“Fronted Letters of Credit” means each Revolving Letter of Credit and each LC Facility Letter of Credit.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Revolving Issuer, such Defaulting Lender’s Ratable Portion of the outstanding Revolving Letter of Credit Obligations of such Revolving Issuer, other than Revolving Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to any LC Facility Issuer, such Defaulting Lender’s Ratable Portion of the LC Facility Outstandings of such LC Facility Issuer, other than LC Facility Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other LC Lenders or cash collateralized in accordance with the terms hereof and (c) with respect to the Swing Loan Lender, if a Revolving Lender is a Defaulting Lender, such Defaulting Lender’s Ratable Portion of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or repaid in accordance with the terms hereof.

“Fronting Fee” means the Fronting Fee specified in Section 2.15(c)(i).

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“G-20 Countries” means Argentina, Australia, Brazil, Canada, China, the European Union, France, Germany, India, Indonesia, Italy, Japan, Mexico, Russia, Saudi Arabia, South Africa, South Korea, Turkey, the United Kingdom, and the United States of America.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit G hereto.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any central bank (including any supra-national bodies such as the European Union or the European Central Bank).

“GS” means Goldman Sachs Bank USA.

“Guarantee” means (a) in the case of the Parent, each Borrower and each other Subsidiary Guarantor, the guarantees of the Obligations contained in the Guaranty Agreement and (b) additionally in the case of the Parent, the guarantee of the Obligations contained in Article XII of this Agreement.

“Guarantor” means the Parent and each Subsidiary of the Parent (including each Borrower) that has guaranteed the Obligations pursuant to the Guaranty Agreement, until such time as such Subsidiary ceases to guarantee the Obligations pursuant to the terms of any such agreement. As of the Effective Date, the Parent, each Borrower and each Subsidiary listed on Schedule V hereto is a Guarantor.

“Guaranty Agreement” means, collectively, (a) the Guaranty Agreement executed by the Borrowers and certain other Subsidiary Guarantors in favor of the Administrative Agents on the Effective Date and (b) any other guaranty agreement executed and delivered by any Restricted Subsidiary in form and substance satisfactory to each Administrative Agent, pursuant to which such Restricted Subsidiary makes a Guarantee.

“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other Person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the avoidance of doubt, the term “Guaranty Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligations” has the meaning given to such term in the definition of “Obligations”.

“Immaterial Guarantor” means a Guarantor (other than the Parent or any Borrower) that is not a Material Wholly-Owned Subsidiary.

“Immaterial Subsidiary” means, on any date of determination, a Subsidiary having assets with an aggregate net book value (excluding, for the avoidance of doubt, intercompany balances) of less than $5,000,000.00.

“Increase and Joinder Agreement” has the meaning set forth in Section 2.24(d)(v).

“Increased Amount Date” has the meaning specified in Section 2.24(c).

“Incremental Facility” means each Incremental Term Facility, each Incremental Term Loan Facility, each Incremental Revolving Facility, each Incremental LC Facility.

“Incremental LC Facility” has the meaning specified in Section 2.24(b).

“Incremental Revolving Facility” has the meaning specified in Section 2.24(a).

“Incremental Term Facility” has the meaning specified in Section 2.24(a).

“Incremental Term Loan Facility” has the meaning specified in Section 2.24(a).

“Indebtedness” of any Person means, without duplication:

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person evidenced by promissory notes, bonds, debentures or similar instruments;

(c) all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations;

(d) all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees;

(e) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days or disputed in good faith;

(f) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(g) all Capital Lease Obligations of such Person;

(h) all Guaranty Obligations of such Person;

(i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock of such Person, valued, in the case of redeemable preferred Disqualified Stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends;

(j) net payments that such Person would have to make in the event of a termination of the Hedging Contracts of such Person if such termination occurred on the date Indebtedness of such Person is being determined;

(k) all Alternate Program Indebtedness of such Person; and

(l) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but amounts of such Indebtedness shall be the lesser of the value of the property owned by such Person securing such Indebtedness and the principal amount of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity in which the liability of the joint venturer is limited) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited by applicable law or contract. For the avoidance of doubt, the term “Indebtedness” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Indemnified Matters” has the meaning specified in Section 11.4(a).

“Indemnitees” has the meaning specified in Section 11.4(a).

“Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses after the date hereof that is posted to IntraLinks, DebtDomain, SyndTrak or a similar service or otherwise clearly identified at the time of delivery as confidential other than any such information that is available to each Administrative Agent, any Lender or any Issuer on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries.

“Information Memorandum” means the Confidential Information Memorandum related to this Agreement dated March 9, 2018.

“Installment” means each payment of the principal amount of the Term Loans due under Section 2.9(a) (including the payment due on the Scheduled Term Maturity Date).

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Parent or any Restricted Subsidiary, resulting in aggregate Net Cash Proceeds exceeding $25,000,000.00.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement or a Junior Intercreditor Agreement, as applicable.

“Interest Expense” means, for the Parent for any period, total interest expense of the Parent and its Restricted Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period):

(a) net costs under Interest Rate Contracts for such period;

(b) any commitment fee (including the Revolving Commitment Fee and the LC Facility Commitment Fee) accrued, accreted or paid by such Person during such period;

(c) any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including the Letter of Credit Participation Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period, plus (without duplication) any such amounts that are included in the cost of operations on the consolidated statement of operations of such Person prepared in conformity with GAAP; and

(d) the Fronting Fee.

For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Parent or any Subsidiary with respect to interest rate Hedging Contracts and (ii) exclude interest expense accrued, accreted or paid by the Parent or any Subsidiary of the Parent to the Parent or any Subsidiary of the Parent. Notwithstanding the foregoing, the interest component of all payments associated with any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on the Effective Date and amounts included for any Fiscal Quarter attributable to any upfront fees and similar one-time fees paid in connection with this Agreement shall each be excluded from Interest Expense.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter or, in the case of Revolving Loans and with the prior written consent of all Revolving Lenders, such other period ending twelve months or less thereafter, as selected by a Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Applicable Administrative Agent pursuant to Section 2.2 or 2.14, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.14, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter or, in the case of Revolving Loans and with the prior written consent of all Revolving Lenders, twelve months or less thereafter, as selected by a Borrower in its Notice of Conversion or Continuation given to the Applicable Administrative Agent pursuant to Section 2.14; provided, however, that no Interest Period shall extend beyond the Applicable Maturity Date; provided, further, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and

(iv) (a) in respect of the Revolving Facility, there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate and (b) in respect of all other Senior Credit Facilities, there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements.

“Internally Generated Cash” means, with respect to any Fiscal Year, net cash of the Parent and its Restricted Subsidiaries provided by operating activities of the Parent and its Restricted Subsidiaries during such Fiscal Year, excluding (a) Net Cash Proceeds of any Specified Asset Sale or any Insurance/Condemnation Event, (b) proceeds of any incurrence or issuance of Indebtedness and (c) proceeds of any issuance or sale of Stock or Stock Equivalents in the Parent or any Restricted Subsidiary or any capital contributions to the Parent or any Restricted Subsidiary.

“Investment” means, with respect to any Person, any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance, extension of credit that constitutes Indebtedness of the Person to whom it is extended, any direct or indirect guaranty in respect of the Indebtedness of another Person by such Person, or contribution of capital by such Person, and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; excluding, however, (a) capital expenditures of such Person determined in accordance with GAAP, (b) prepayments or deposits made in the ordinary course of business, (c) accounts receivable and similar items made or incurred in the ordinary course of business and (d) the payment of the operating expenses and capital expenditures of a Restricted Subsidiary, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof. For the avoidance of doubt, the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Inventory” has the meaning specified in the Pledge and Security Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of Issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew (including any auto-renewal thereof) or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means any LC Facility Issuer, Revolving Issuer or Cash Secured LC Issuer, as applicable.

“Joint Venture” means any Person that is not a Subsidiary of the Parent and (a) in which the Parent or any Subsidiary of the Parent, directly or indirectly, owns at least 25% of the Stock or Stock Equivalents of such Person or (b) in which the Parent or any Subsidiary of the Parent owns at least a 25% interest in such joint venture if such Person is unincorporated and such Person’s financial information is consolidated or proportionally consolidated with the Parent in accordance with GAAP. As of the Effective Date, the Persons listed on Schedule 1.1 are Joint Ventures.

“Junior Intercreditor Agreement” has the meaning specified in Section 10.7(c).

“Junior Priority Indebtedness” means any Indebtedness for borrowed money (excluding intercompany debt) of the Parent or any Restricted Subsidiary that is (i) secured by a Lien on the Collateral that is junior to the Lien on the Collateral that secures the Obligations, (ii) unsecured or (iii) expressly subordinated in right of payment to the Obligations.

“LC Facility” means the senior secured letter of credit facility evidenced by this Agreement and described in Section 2.5.

“LC Facility Cash Collateral Account” means any blocked cash collateral account pledged by any Borrower to the Collateral Agent for the benefit of the LC Facility Issuers and the LC Lenders containing cash deposited pursuant to Section 2.7(b), 2.22, or 9.3 to be maintained at the Collateral Agent’s office.

“LC Facility Commitment” means, with regard to each LC Lender, the commitment of such LC Lender to participate in LC Facility Letters of Credit in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule III or in the Assignment and Acceptance or Increase and Joinder Agreement, as applicable, pursuant to which such LC Lender becomes a party hereto, as such amount may be adjusted from time to time pursuant to this Agreement. “LC Facility Commitments” means the aggregate of such commitments for all Lenders, and the aggregate amount of the LC Facility Commitments on the Effective Date is $1,390,000,000.00.

“LC Facility Commitment Fee” has the meaning specified in Section 2.15(b).

“LC Facility Exposure” means, with respect to any LC Lender, at any time, such LC Lender’s Ratable Portion of the LC Facility Letter of Credit Obligations at such time.

“LC Facility Issuer” means each LC Lender or Affiliate of a LC Lender that (a) is listed on Schedule II(B), (b) hereafter becomes an LC Facility Issuer with the approval of the Revolving and LC Administrative Agent and the Borrowers and that has executed an agreement with and in form and substance satisfactory to the Revolving and LC Administrative Agent and the Borrowers to be bound by the terms hereof applicable to LC Facility Issuers, or (c) solely on or after the Effective Date and with respect to any Existing LC Facility Letters of Credit, is an issuer of such Existing LC Facility Letter of Credit; provided that if an LC Facility Issuer (or its Affiliate) ceases to be an LC Lender, such LC Facility Issuer shall continue to be an LC Facility Issuer hereunder while any LC Facility Letter of Credit issued by it remains outstanding but shall be under no obligation to Issue any Letter of Credit.

“LC Facility Letter of Credit Issuer Commitment” means (a) the amount set forth on the attached Schedule II(B) for each LC Facility Issuer or (b) such other amount as any LC Facility Issuer and the Borrowers may agree in a writing delivered to the Revolving and LC Administrative Agent.

“LC Facility Letter of Credit” means each letter of credit issued pursuant to Section 2.5 and shall include, solely on or after the Effective Date, the Existing LC Facility Letters of Credit.

“LC Facility Letter of Credit Obligations” means, at any time, without duplication, the aggregate amount equal to the sum of (a) the LC Facility Reimbursement Obligations at such time (or, for any LC Facility Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof at such time) and (b) the LC Facility Undrawn Amounts at such time.

“LC Facility Maturity Date” means the fifth anniversary of the Effective Date.

“LC Facility Obligations” means, at any time, without duplication, the aggregate amount of all liabilities at such time payable to all LC Facility Issuers and LC Lenders with respect to LC Facility Letters of Credit, whether or not any such liability is contingent, including LC Facility Letter of Credit Obligations.

“LC Facility Outstandings” means, at any particular time, the sum of the principal amount of the LC Facility Letter of Credit Obligations outstanding at such time.

“LC Facility Reimbursement Obligations” means all outstanding matured reimbursement or repayment obligations payable to any LC Facility Issuer with respect to amounts drawn under LC Facility Letters of Credit.

“LC Facility Termination Date” means the earliest of (a) the LC Facility Maturity Date, (b) the date of termination of all the LC Facility Commitments pursuant to Section 2.8 or Section 9.2 and (c) the date on which all the LC Facility Letter of Credit Obligations become due and payable pursuant to Section 9.2.

“LC Facility Undrawn Amounts” means, at any time, the aggregate undrawn amount of all LC Facility Letters of Credit outstanding at such time (or, for any LC Facility Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof at such time).

“LC Lenders” means each financial institution or other entity that (a) is listed on the signature pages of the Agreement as an “LC Lender” or (b) from time to time becomes a party hereto as an LC Lender by execution of an Assignment and Acceptance or an Increase and Joinder Agreement.

“Leases” means, with respect to any Person, all of the leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each Revolving Lender, each LC Lender, each Term Lender and the Swing Loan Lender.

“Letter of Credit” means each Liquidity Letter of Credit and each Cash Secured Letter of Credit.

“Letter of Credit Obligations” means, collectively, the LC Facility Letter of Credit Obligations and the Revolving Letter of Credit Obligations.

“Letter of Credit Participation Fee” has the meaning specified in Section 2.15(c)(ii).

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.7(e).

“Letter of Credit Request” has the meaning specified in Section 2.7(c).

“Letter of Credit Undrawn Amounts” means, collectively, the LC Facility Undrawn Amounts and the Revolving Letter of Credit Undrawn Amounts.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (1) Leverage Ratio Debt as of such day, plus (2) the unsecured mark-to-market foreign exchange exposure of the Parent and its Restricted Subsidiaries, as determined by the Parent using market convention, minus (3) the Segregated Cash Amount to (b) EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Leverage Ratio Debt” means Disqualified Stock of the Borrowers and, without duplication, Indebtedness of the Parent and its Restricted Subsidiaries of the type specified in clauses (a), (b), (c), (d), (e), (f), (g), (h), and (k) (but in the case of clause (k), only to the extent that, in accordance with GAAP, such Alternate Program Indebtedness is required to be included as a liability of the Parent or its Restricted Subsidiaries on its financial statements) of the definition of “Indebtedness” determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the term “Leverage Ratio Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Parent or any of its Restricted Subsidiaries that is owed to the Parent, any of its Restricted Subsidiaries or any Joint Venture that is a Guarantor or permitted pursuant to Section 8.1(s).

“LIBO Screen Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means the sum of (a) unrestricted cash and Cash Equivalents of the Parent and its Restricted Subsidiaries, plus (b) the unused Revolving Commitments available for Borrowings in accordance with Section 2.1(b), plus (c) the amount on deposit in the Cash Secured LC Cash Collateral Account in excess of 103% of the sum of (x) the stated amount of all Cash Secured Letters of Credit outstanding as of such date and (y) all Cash Secured Reimbursement Obligations as of such date.

“Liquidity Commitments” means the Revolving Commitments and the LC Facility Commitments.

“Liquidity Exposure” means, with respect to any Liquidity Lender, at any time, the sum of (a) the LC Facility Exposure of such Liquidity Lender at such time, plus (b) the Revolving Exposure of such Liquidity Lender at such time.

“Liquidity Issuer” means any LC Facility Issuer or Revolving Issuer.

“Liquidity Lender” means each LC Lender, each Revolving Lender and the Swing Loan Lender.

“Liquidity Letter of Credit” means a Revolving Letter of Credit or a LC Facility Letter of Credit.

“Liquidity Reimbursement Obligations” means all outstanding matured reimbursement or repayment obligations payable to any Liquidity Issuer with respect to amounts drawn under Liquidity Letters of Credit.

“Lloyds” means Lloyds Bank plc, formerly known as Lloyds TSB Bank PLC.

“Lloyds Facility” means that certain Amended and Restated Master Agreement for Stand-by Letters of Credit, dated on or before the Effective Date (as the same may be amended, amended and restated, supplemented, extended, or otherwise modified from time to time), among Lloyds and certain of the Loan Parties.

“Lloyds Letters of Credit” means, collectively, the letters of credit issued or deemed issued pursuant to the Lloyds Facility and set forth on Schedule VII hereto.

“Loan” means any loan made by any Lender pursuant to this Agreement, including, unless the context requires otherwise, any Swing Loan made by the Swing Loan Lender.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty Agreement, the Collateral Documents, the Global Intercompany Note, each fee letter entered into by any Loan Party in connection with this Agreement, any agreement executed and delivered, or authorized, by any Loan Party creating or perfecting rights in cash collateral pursuant to this Agreement and each certificate, agreement or document executed by a Loan Party and delivered to any Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.

“Long-Term Indebtedness” means any Indebtedness of the Parent and its Restricted Subsidiaries that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), business, results of operations or properties of the Borrowers and the Guarantors taken as a whole; (b) the perfection or priority of the Liens granted pursuant to the Collateral Documents; (c) the Loan Parties’ ability to perform their respective obligations under the Loan Documents; or (d) the validity, binding effect or enforceability against the Loan Parties of the Loan Documents or the rights or remedies of any Administrative Agent, the Lenders or the Issuers thereunder.

“Material Intellectual Property” means intellectual property owned by the Parent or any of its Wholly-Owned Subsidiaries that is material to the business operations of the Parent and its Restricted Subsidiaries, taken as a whole.

“Material Subsidiary” means, with respect to any date of determination, (a) a Restricted Subsidiary contributing (or, if such Restricted Subsidiary was not a Subsidiary of the Parent for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 5% of the EBITDA or (ii) 5% of total assets (as determined in accordance with GAAP) of the Parent and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date or (b) two or more Restricted Subsidiaries contributing (or, if any such Restricted Subsidiary was not a Subsidiary of the Parent for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 10% of the EBITDA or (ii) 10% of total assets (as determined in accordance with GAAP) of the Parent and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date. Notwithstanding the forgoing, each Borrower and each Wholly-Owned Subsidiary that owns any Material Intellectual Property shall at all times be a Material Subsidiary.

“Material Wholly-Owned Subsidiary” means, as of any date of determination pursuant to this Agreement, any Wholly-Owned Restricted Subsidiary (other than an Excluded Subsidiary) that (a) at such date has assets with an aggregate net book value (excluding intercompany balances) equal to or greater than $40,000,000.00, (b) owns a marine vessel that would be required to be a Mortgaged Vessel under the terms of this Agreement or the other Loan Documents if such Subsidiary were a Guarantor, (c) is a Borrower, (d) is a Person that directly owns equity interests in any Borrower or any other Material Wholly-Owned Subsidiary (other than a Wholly-Owned Subsidiary that is a Material Wholly-Owned Subsidiary solely as a result of this clause (d)) or (e) is (i) organized in the same jurisdiction as another Material Wholly-Owned Subsidiary described in clause (a) of this definition and (ii) not an Immaterial Subsidiary. For purposes of this definition, any nation, sovereign or government (including, for purposes of this definition, the United Kingdom) and any state, province or other political subdivision thereof shall constitute a single jurisdiction.

“Maximum Rate” has the meaning set forth in Section 11.22.

“MNPI” means material non-public information (within the meaning of the United States Federal, state or other applicable securities laws) with respect to the Parent and its Affiliates or their Securities.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Mortgaged Properties” means, each parcel of Real Property and the improvements thereto owned or leased by a Loan Party with respect to which a Mortgage is granted.

“Mortgaged Vessel Owning Subsidiary” means at any time any Subsidiary of the Parent that owns a marine vessel that is or that is required at such time to be a Mortgaged Vessel under the terms of this Agreement or the other Loan Documents. As of the Effective Date, the Mortgaged Vessel Owning Subsidiaries and the Mortgaged Vessels owned by each are as follows:

Mortgaged Vessel Owning Subsidiary	Jurisdiction of Organization	Mortgaged Vessel	Vessel Flag
Hydro Marine Services, Inc.	Panama	McDermott Derrick Barge No. 27	Panama

		Intermac 650	Panama

		McDermott Derrick Barge No. 32	Panama
		DLV 2000	Panama

		Lay Vessel 108	Malta

Mortgaged Vessel Owning Subsidiary	Jurisdiction of Organization	Mortgaged Vessel	Vessel Flag
J. Ray McDermott (Norway), AS	Norway	North Ocean 102	Malta
J. Ray McDermott International Vessels, Ltd.	Cayman Islands	McDermott Derrick Barge No. 50	Panama

McDermott Gulf Operating Company, Inc.	Panama	Thebaud Sea	Canada (bareboat registered in Barbados)

McDermott International Vessels, Inc.	Panama	Emerald Sea	Barbados

“Mortgaged Vessels” means at any time the marine vessels of the Loan Parties that are subject to a Lien under the Collateral Documents at such time. The Mortgaged Vessels shall consist of the following as of the Effective Date:

Vessel Name	Flag
McDermott Derrick Barge No. 27	Panama

McDermott Derrick Barge No. 50	Panama

McDermott Derrick Barge No. 32	Panama

DLV 2000	Panama

North Ocean 102	Malta

Lay Vessel 108	Malta

Intermac 650	Panama

Thebaud Sea	Canada (bareboat registered in Barbados)

Emerald Sea	Barbados

“Mortgages” means (a) the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations and (b) the mortgages and other security documents granting a Lien on any Mortgaged Vessel to secure the Obligations, in the case of each of clauses (a) and (b) each in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, with respect to any event, proceeds received by the Parent or any Restricted Subsidiary after the Effective Date in cash or Cash Equivalents in respect of such event, net of (a) the reasonable cash costs (including underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees and sales commissions) paid or reasonably estimated (to the extent reserves for such estimations are maintained in accordance with GAAP) in connection with such event by the Parent or any Restricted Subsidiary to Persons that are not Affiliates of the Parent or any Restricted Subsidiary and (b) in the case of any Asset Sale or Insurance/Condemnation Event, Taxes paid or reasonably estimated to be payable by the Parent or any Restricted Subsidiary as a result thereof (including, for the avoidance of doubt, as a result of any distribution of such proceeds to the Parent or any Restricted Subsidiary).

“New Incremental Commitment” means each additional term commitment provided pursuant to any Incremental Term Loan Facility, each New Term Commitment, each New Revolving Commitment and each New LC Facility Commitment.

“New LC Facility Commitment” has the meaning specified in Section 2.24(b).

“New Lender” has the meaning specified in Section 2.24(c).

“New Revolving Commitments” has the meaning specified in Section 2.24(a).

“NO 105” means M.V. Lay Vessel North Ocean 105.

“NO 105 Indebtedness” means Indebtedness for borrowed money incurred under the North Ocean 105 Credit Agreement and existing as of the Effective Date.

“Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Non-cash Consideration.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c).

“Non-Defaulting Lender” means a Liquidity Lender that is not a Defaulting Lender.

“Non-Recourse Indebtedness” means Indebtedness of a Subsidiary of the Parent (in each case that is not a Loan Party) (a) that is on terms and conditions reasonably satisfactory to each Administrative Agent, (b) that is not, in whole or in part, Indebtedness of any Loan Party (and for which no Loan Party has created, maintained or assumed any Guaranty Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Restricted Subsidiary or the assets thereof (other than the Stock or Stock Equivalents issued by the Subsidiary primarily obligated on such Indebtedness that are owned by a Restricted Subsidiary) for the repayment of such Indebtedness, and (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the Parent, any Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) and any Affiliate of any of them).

“North Ocean 105 Credit Agreement” means the Facility Agreement dated as of September 30, 2010, among North Ocean 105 AS, as borrower, the Parent, as guarantor, BNP Paribas and Crédit Agricole Corporate and Investment Bank, as mandated lead arrangers, BNP Paribas, as facility agent, security agent, ECA coordinator and documentation bank, and the lenders from time to time party thereto.

“North Ocean Entity” means North Ocean 105 AS, a private limited liability company organized and existing under the laws of Norway. As of the Effective Date, the North Ocean Entity is a Wholly-Owned Subsidiary of the Parent.

“Note” means a promissory note of any Borrower payable to any Lender and its registered assigns evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Loans owing to such Lender.

“Notes Issuer” means initially McDermott Escrow 1, Inc. (which shall merge with and into McDermott Technology (Americas), Inc., and McDermott Escrow 2, Inc. (which shall merge with and into McDermott Technology (US), Inc.).

“Notice of Borrowing” means (a) in respect of the Revolving Facility, a Notice of Revolving Borrowing and (b) in respect of the Term Facility, a Notice of Term Borrowing.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.14(a).

“Notice of Term Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Revolving Borrowing” has the meaning specified in Section 2.2(b).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers, the other Loan Parties and each applicant listed on any Existing Letter of Credit to the Agents, any Lender, any Liquidity Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under (a) this Agreement or any other Loan Document, (b) any Treasury Management Arrangements that are (i) in effect on the Effective Date with a counterparty that is an Administrative Agent, a Liquidity Lender or any Affiliate of any of the foregoing or (ii) entered into after the Effective Date with a counterparty that was, at the time such Treasury Management Agreements were entered into, an Administrative Agent, a Liquidity Lender or any Affiliate of any of the foregoing (the Obligations described in this clause (b) being referred to herein as “Treasury Management Obligations”) or (c) any Hedging Contract that is (i) in effect on the Effective Date with a counterparty that is an Administrative Agent, a Liquidity Lender or any Affiliate of any of the foregoing or (ii) entered into after the Effective Date with a counterparty that was, at the time such Hedging Contract was entered into, an Administrative Agent, a Liquidity Lender or any Affiliate of any of the foregoing (the

Obligations described in this clause (c) being referred to herein as “Hedging Obligations”), in each case whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees (including, the Commitment Fees and the Fronting Fee), interest (including post-petition interest, whether or not allowed in a bankruptcy proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Borrower under this Agreement or any other Loan Document and all obligations of any Borrower under any Loan Document to provide cash collateral for Obligations in respect of Letters of Credit; provided, however, that “Obligations” shall specifically exclude all Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Currency” has the meaning specified in Section 11.19(a).

“Original Indebtedness” has the meaning given to such term in the definition of “Refinancing Indebtedness”.

“Original Term Debt” has the meaning given to such term in the definition of “Term Refinancing Debt”.

“Other Borrower Obligations” has the meaning specified in Section 11.23.

“Other Connection Taxes” means, with respect to any Lender or Issuer or any Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Issuer or any Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning specified in Section 11.19(a).

“Other Documents” has the meaning set forth in Section 12.1.

“Other Specified Permitted Sale/Leasebacks” means (a) any sale and leaseback transaction of CBI’s administrative headquarters facility in The Woodlands, Texas and (b) any sale and leaseback transaction (other than in connection with clause (a)) of all or any portion of CBI’s other property, in each case on terms acceptable to each Administrative Agent and only to the extent that the aggregate amount of Net Cash Proceeds from all such Other Specified Permitted Sale/Leasebacks is less than or equal to $150,000,000.

“Other Taxes” has the meaning specified in Section 2.19(b).

“Outside Date” has the meaning specified in Section 3.2.

“Outstandings” means, at any particular time, the sum of the principal amount of the Loans outstanding at such time and the Letter of Credit Obligations outstanding at such time.

“Parallel Debt” has the meaning specified in the Collateral Agency and Intercreditor Agreement.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Registration Statement” means the Registration Statement on Form S-4 of the Parent and Comet I B.V. filed with the SEC on January 24, 2018, together with all amendments and supplements thereto.

“Parent’s Accountants” means the Parent’s accountants, which shall be Deloitte & Touche LLP or another firm of independent nationally recognized public accountants.

“Participant” has the meaning specified in Section 11.2(d).

“Participant Register” has the meaning specified in Section 11.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guarantee” of any Person means (a) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or nonfinancial performance obligations of such Person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Subsidiary or joint venture of such Person to support only trade payables or non-financial performance obligations of such Subsidiary or joint venture, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables or non-financial performance obligations of a Subsidiary or joint venture of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with. For the avoidance of doubt, each Lloyds Letter of Credit is a Performance Guarantee.

“Performance Letter of Credit” means (a) a letter of credit issued to secure ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects, (b) a letter of credit issued to back a bank guarantee, surety bond, performance bond or other similar obligations issued to support ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects or (c) a letter of credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means an Acquisition permitted under Section 8.3.

“Permitted Term Refinancing Debt” means Term Refinancing Debt incurred to refinance or replace Original Term Debt from time to time, in whole or part, provided that:

(a) such Term Refinancing Debt does not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale, excess cash flow and Change of Control offers) that could result in prepayments of such Term Refinancing Debt prior to, the Original Term Debt being refinanced or repaid in full;

(b) one or more Borrowers shall be the borrower or issuer thereunder and there shall be no guarantors in respect of any Term Refinancing Debt that are not Guarantors;

(c) with respect to Term Refinancing Debt secured by Liens on the Collateral (other than Term Refinancing Debt consisting of Obligations hereunder), such agreements or Liens will be subject to an Intercreditor Agreement;

(d) the covenants and events of default applicable to the Term Refinancing Debt shall either be no more restrictive taken as a whole as determined in good faith by the Parent than the terms applicable to the Original Term Debt being refinanced or repaid or such terms and conditions shall not apply until all then outstanding Term Loans are no longer outstanding (unless such more restrictive terms are also added for the benefit of the existing Term Facility);

(e) the aggregate principal amount of any Term Refinancing Debt shall not be greater than the aggregate principal amount of the Original Term Debt being refinanced or repaid plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Original Term Debt being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof; and

(f) the perfection and priority of the security interests securing the Senior Credit Facilities will not be adversely affected in any material respect, as determined by the Collateral Agent in its reasonable judgment.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Effective Date executed by the Parent, the Borrowers, each other Guarantor party thereto and the Collateral Agent.

“Pledged Notes” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Applicable Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Applicable Administrative Agent).

“Projections” means those financial projections of the Parent and its Subsidiaries delivered to each Administrative Agent by the Parent covering the Fiscal Years 2017 through 2022.

“Pro Forma Financials” means a customary pro forma balance sheet and customary pro forma statements of income of the Parent giving effect to the acquisition of CBI, in each case meeting the requirements of Regulation S-X for a Form S-3 registration statement (other than Rules 3-9, 3-10 and 3-16 of Regulation S-X and other customary exceptions for a Rule 144A offering).

“Public-Side Lenders” means Lenders that do not wish to receive MNPI.

“Purchasing LC Lender” has the meaning specified in Section 11.7(a)(i)(C).

“Purchasing Lender” has the meaning specified in Section 11.7(a)(i)(C).

“Purchasing Revolving Lender” has the meaning specified in Section 11.7(a)(i)(B).

“Purchasing Term Lender” has the meaning specified in Section 11.7(a)(i)(A).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Ratable Portion” or “ratably” means, subject to adjustment as provided in Section 2.15(f), Section 2.16(e) and Section 2.23(a)(iv):

(a) for purposes of Section 10.5, with respect to any Lender at any time, the percentage obtained by dividing (x) the sum of (i) the LC Facility Commitment of such

Lender at such time plus (ii) the Revolving Commitment of such Lender at such time plus (iii) the principal amount of such Lender’s Term Exposure at such time by (y) the sum of (i) the aggregate Liquidity Commitments of all Lenders at such time plus (ii) the aggregate Term Exposure of all Lenders at such time; provided that if such LC Facility Commitments or Revolving Commitments have been terminated, then the Ratable Portion of such Lender shall be determined based on the Ratable Portions of the LC Facility Commitments and Revolving Commitments of such Lender, and of all other Lenders, immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof;

(b) except as provided in clause (a) above, with respect to the Revolving Commitments or Revolving Obligations of any Revolving Lender or Swing Loans or Swing Loan Obligations at any time, the percentage obtained by dividing (i) the Revolving Commitments of such Revolving Lender at such time by (ii) the aggregate Revolving Commitments of all Revolving Lenders at such time; provided that if the Revolving Commitments have been terminated, then the Ratable Portion of such Revolving Lender shall be determined based on the Ratable Portions of such Revolving Lender, and of all other Revolving Lenders, immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof;

(c) except as provided in clause (a) above, with respect to the LC Facility Commitments or LC Facility Obligations of any LC Lender at any time, the percentage obtained by dividing (i) the LC Facility Commitments of such LC Lender at such time by (ii) the aggregate LC Facility Commitments of all LC Lenders at such time; provided that if the LC Facility Commitments have been terminated, then the Ratable Portion of such LC Lender shall be determined based on the Ratable Portions of such LC Lender, and of all other LC Lenders, immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and

(d) except as provided in clause (a) above, with respect to the Term Commitments or the Term Loans of any Term Lender at any time, the percentage obtained by dividing (i) the Term Exposure of such Term Lender at such time by (ii) the Term Exposure of all Term Lenders at such time.

“Real Property” means all Mortgaged Property and all other real property owned or leased from time to time by any Loan Party or any of its Restricted Subsidiaries.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such Original Indebtedness and reasonable fees and expenses arising from such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, customary asset sale prepayments, excess cash flow prepayments or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the Scheduled Term Maturity Date; provided that notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) the borrower or issuer, as applicable, of such Original Indebtedness shall be the borrower or issuer, as applicable, of such Refinancing Indebtedness and none of the Parent, any Borrower or any Subsidiary shall be an obligor (including pursuant to a Guaranty Obligation) if the Parent, such Borrower or Subsidiary was not (or, in the case of after-acquired Subsidiaries, were not required to become) an obligor in respect of such Original Indebtedness, and, in each case, such Refinancing Indebtedness shall constitute an obligation of such Subsidiary or of the Borrowers only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or that would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated on terms not less favorable in any material respect to the Lenders.

“Regulation S-X” means Regulation S-X under the Securities Act of 1933.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means all outstanding matured reimbursement or repayment obligations payable to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Obligations” has the meaning specified in Section 10.8.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, representatives, attorneys, consultants, advisors and trustees of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property and, in each case, in violation of Environmental Law.

“Remedial Action” means all actions required by any applicable Environmental Law to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Repricing Event” means (i) any prepayment or repayment of Term Loans under the Term Facility with the proceeds of, or any conversion of such Term Loans into, any new debt financing or any replacement debt financing, in either case, bearing interest at an “effective” Interest Rate less than the effective Interest Rate applicable to the Term Loans under the Term Facility (as such comparative rates are determined by the Term Loan Administrative Agent consistent with GAAP and, in any event, excluding any arrangement, syndication and commitment fees in connection therewith that are not shared generally with the Lenders) and (ii) any amendment to the Term Facility that, directly or indirectly, reduces the effective Interest Rate applicable to the Term Loans under the Term Facility (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Term Lender under the applicable Term Facility that refuses to consent to such amendment; provided that “Repricing Event” will not include any prepayment, repayment, amendment or refinancing in connection with a Change of Control or a Transformative Acquisition.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, foreign exchange control, United States foreign assets control, and currency reporting laws and regulations, now or hereafter applicable, and all licensing and other formalities, necessary for the import, export and transport of any property, including, without limitation, those required by the regulations of the Export Administration of the Bureau of Industry and Security.

“Requisite LC Lenders” means, at any time, LC Lenders having LC Facility Exposure and unused LC Facility Commitments representing at least a majority of the sum of all LC Facility Exposure outstanding and unused LC Facility Commitments at such time; provided that the LC Facility Commitments and LC Facility Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite LC Lenders.

“Requisite Lenders” means at any time, Lenders having Exposure and unused Commitments representing at least a majority of the sum of all Exposure outstanding and unused Commitments at such time; provided that the Commitments and Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Requisite Liquidity Lenders” means, at any time, Liquidity Lenders having Liquidity Exposure and unused Liquidity Commitments representing at least a majority of the sum of all Liquidity Exposure outstanding and unused Liquidity Commitments at such time; provided that the Liquidity Commitments and Liquidity Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Liquidity Lenders.

“Requisite Revolving Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least a majority of the sum of all Revolving Exposure outstanding and unused Revolving Commitments at such time; provided that the Revolving Commitments and Revolving Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Revolving Lenders.

“Requisite Term Lenders” means, at any time, Lenders having Term Exposure representing at least a majority of the sum of the Term Exposure of all Lenders at such time.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members, managing directors or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer or controller of such Person.

“Restricted Payment” means:

(a) any dividend or any other distribution or payment, whether direct or indirect, on account of any Stock or Stock Equivalents of the Parent or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents (other than Disqualified Stock) or a dividend or distribution payable solely to the Borrowers or one or more of the other Subsidiary Guarantors;

(b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Parent or any of its Restricted Subsidiaries now or hereafter outstanding other than one payable solely to the Borrowers or one or more of the other Subsidiary Guarantors; and

(c) any Investment.

“Restricted Subsidiary” means a Subsidiary that is not an Unrestricted Subsidiary. For the avoidance of doubt, the Borrowers shall at all times be Restricted Subsidiaries. Except where context requires otherwise, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Parent.

“Retained Excess Cash Flow” means, at any date of determination, an amount equal to (a) the sum of the amounts of Consolidated Excess Cash Flow for all relevant Fiscal Year periods ending on or prior to the date of determination, minus (b) the portion of such Consolidated Excess Cash Flow that has been applied to repay the Term Loans and cash collateralize outstanding Revolving Letters of Credit and LC Facility Letters of Credit pursuant to Section 2.12(d).

“Revolver Cash Collateral Account” means any blocked cash collateral account pledged by any Borrower to the Collateral Agent for the benefit of the Revolving Issuers and the Revolving Lenders containing cash deposited pursuant to Section 2.7(b), 2.22, or 9.3 to be maintained at the Collateral Agent’s office.

“Revolving and LC Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Revolving and LC Register” has the meaning specified in Section 11.2(c)(i).

“Revolving Borrowing” means a Borrowing consisting of a Revolving Loan.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and participate in Revolving Letters of Credit and Swing Loans in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I or in the Assignment and Acceptance or Increase and Joinder Agreement, as applicable, pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time pursuant to this Agreement. “Revolving Commitments” means the aggregate of such commitments for all Lenders, and the aggregate amount of the Revolving Commitments on the Effective Date is $1,000,000,000.00.

“Revolving Commitment Fee” has the meaning specified in Section 2.15(a).

“Revolving Exposure” means, with respect to any Revolving Lender, at any time, the sum of (a) the aggregate principal amount of Revolving Loans held by such Revolving Lender at such time, plus (b) the participation in Swing Loans held by such Revolving Lender, plus (c) such Revolving Lender’s Ratable Portion of the Revolving Letter of Credit Obligations at such time.

“Revolving Facility” means the senior secured revolving credit facility evidenced by this Agreement and described in Section 2.1(b).

“Revolving Financial Letter of Credit Sublimit” means $200,000,000.00.

“Revolving Financial Letter of Credit” means a Revolving Letter of Credit other than a Revolving Performance Letter of Credit.

“Revolving Issuer” means each Revolving Lender or Affiliate of a Revolving Lender that (a) is listed on Schedule II(A), (b) hereafter becomes an Revolving Issuer with the approval of the Revolving and LC Administrative Agent and the Borrowers and that has executed an agreement with and in form and substance satisfactory to the Revolving and LC Administrative Agent and the Borrowers to be bound by the terms hereof applicable to Revolving Issuers, or (c) solely on or after the Effective Date and with respect to Existing Revolving Letters of Credit, is an issuer of an Existing Revolving Letter of Credit.

“Revolving Lender” means each financial institution or other entity that (a) is listed on the signature pages of the Agreement as a “Revolving Lender” or (b) from time to time becomes a party hereto as a Revolving Lender by execution of an Assignment and Acceptance or an Increase and Joinder Agreement.

“Revolving Letter of Credit” means each letter of credit issued pursuant to Section 2.4 and shall include, on or after the Effective Date, the Existing Revolving Letters of Credit.

“Revolving Letter of Credit Issuer Commitment” means (a) the amount set forth on the attached Schedule II(A) for each Revolving Issuer or (b) such other amount as any Revolving Issuer and the Borrowers may agree in a writing delivered to the Revolving and LC Administrative Agent.

“Revolving Letter of Credit Obligations” means, at any time, without duplication, the aggregate amount equal to the sum of (a) the Revolving Reimbursement Obligations at such time (or, for any Revolving Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof at such time) and (b) the Revolving Letter of Credit Undrawn Amounts at such time.

“Revolving Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amount of all Revolving Letters of Credit outstanding at such time (or, for any Revolving Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof at such time).

“Revolving Loan” has the meaning specified in Section 2.1(b).

“Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“Revolving Obligations” means, at any time, without duplication, the aggregate amount of all liabilities at such time payable to all Revolving Issuers and Revolving Lenders with respect to Revolving Letters of Credit and Revolving Loans, whether or not any such liability is contingent, including the Revolving Letter of Credit Obligations.

“Revolving Outstandings” means, at any particular time, the sum of the principal amount of the Revolving Loans outstanding at such time, the Revolving Letter of Credit Obligations outstanding at such time and the principal amount of Swing Loans outstanding at such time.

“Revolving Performance Letter of Credit” means a Revolving Letter of Credit that is a Performance Letter of Credit.

“Revolving Reimbursement Obligations” means, all outstanding matured reimbursement or repayment obligations payable to any Revolving Issuer with respect to amounts drawn under Revolving Letters of Credit.

“Revolving Termination Date” means the earliest of (a) the Revolving Maturity Date, (b) the date of termination of all the Revolving Commitments pursuant to Section 2.8 or Section 9.2 and (c) the date on which all Revolving Letter of Credit Obligations become due and payable pursuant to Section 9.2.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, the United Kingdom or Canada, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or Global Affairs Canada.

“Scheduled Term Maturity Date” means the seventh anniversary of the Effective Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Leverage Ratio Debt as of such day secured by a Lien on property of the Parent or any of its Restricted Subsidiaries, minus (ii) the Segregated Cash Amount to (b) EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Secured Parties” means the Lenders, the Issuers, each Agent and any other holder of any Obligation.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Principles” means (A) no actions shall be required under the law of any non-U.S. jurisdiction in order to create or perfect any security interest other than (x) in respect of Mortgaged Vessels, (y) actions required under the laws of Australia, Canada, Cayman Islands, Curacao, Jersey, Lichtenstein, Panama, the Netherlands, Norway and the United Kingdom and (z) actions reasonably requested by the Collateral Agent in any other jurisdiction taking into account (1) the materiality of the relevant Collateral, (2) the cost thereof and (3) the benefits to the Lenders afforded thereby and (B) no Lien by any Person organized outside of the United States shall be made that would result in any breach of any law or regulation (or analogous restriction) of the jurisdiction of organization of such Person or result in a substantial risk to the officers or directors of such Person of a civil or criminal liability; provided that if any actions are not taken in respect of Collateral solely as a result of this sub-clause (B), the Parent shall, at the reasonable request of the Collateral Agent, diligently pursue any relevant governmental or third party consents or other authority to permit such subsidiary to create or perfect a security interest in such Collateral or to mitigate such risk of liability.

“Segregated Cash Amount” means the least of (a) the amount of funds on deposit in the Cash Secured LC Cash Collateral Account, (b) the aggregate principal amount of Term Loans outstanding at such time and (c) the Specified Term Loan Amount.

“Selling LC Lender” has the meaning specified in Section 11.7(a)(i)(C).

“Selling Lenders” has the meaning specified in Section 11.7(a)(i)(C).

“Selling Revolving Lender” has the meaning specified in Section 11.7(a)(i)(B).

“Selling Term Lender” has the meaning specified in Section 11.7(a)(i)(A).

“Senior Credit Facilities” means, collectively, the Term Facility, the Revolving Facility and the LC Facility.

“Senior Notes” means the Notes Issuer’s debt securities due 2024 issued on or prior to the Effective Date pursuant to a Rule 144A offering or other private placement in an aggregate principal amount of $1,300,000,000.00.

“Solvent” means, as of any date of determination, with respect to any Person:

(a) the fair value of the property of the Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Person and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on such date, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on such date, represents the amount that can be reasonably expected to become an actual or matured liability;

(b) the present fair saleable value of the assets of the Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Person and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured;

(c) the Person and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business;

(d) the Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital; and

(e) the Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, Contingent Obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on such date, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on such date, represents the amount that can be reasonably expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to each Administrative Agent and controlled by that Lender.

“Specified Asset Sale” means (a) any Asset Sale made in reliance on clause (g), (h), (i), or (j) of Section 8.4, (b) any sale by the Parent or any of its Restricted Subsidiaries of any equity interests in any Restricted Subsidiary and (c) any issuance of Stock or Stock Equivalents by any Restricted Subsidiary, in each case of the foregoing clauses (a) through (c), resulting in aggregate Net Cash Proceeds exceeding $25,000,000.00 during any Fiscal Year. The term “Specified Asset Sale” shall not include any Insurance/Condemnation Event.

“Specified Asset Sale Adjusted Term Loan Amount” means, at any date of determination, (x) the amount of Term Loans then outstanding less (y) the sum of (i) the Specified Term Loan Amount less (ii) the aggregate amount of prepayments made pursuant to Section 2.8(b) and Section 2.12(j) made on or prior to the date of determination less (iii) the product of (A) $775,000.00 and (B) the number of repayments made pursuant to Section 2.9(a) on or prior to the date of determination; provided that if clause (y) is equal to or greater than clause (x), clause (y) shall be deemed to be zero.

“Specified Business Combination Agreement Representations” means the representations and warranties made by or with respect to CBI in the Business Combination Agreement that are material to the interests of the Lenders, in their capacities as such, but only to the extent that the Parent (or its Affiliates) have the right (after giving effect to any applicable notice and cure provisions) to terminate its (or their) obligations under the Business Combination Agreement or to decline to consummate the Business Combination Transactions (in each case, in accordance with the terms of the Business Combination Agreement) as a result of a breach of such representation or warranty.

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a), (b), (c) and (d), 4.2(a)(i), (ii), (iii)(A) and (iii)(C) (but only as it relates to agreements governing material Indebtedness), 4.2(b), 4.6, 4.10, 4.12 (but only as it relates to the Investment Company Act of 1940, as amended), 4.13(d), 4.23 (but only as it relates to creation and perfection of the security interests in the Collateral required to be granted as a condition to the Effective Date pursuant to Section 3.2) and 4.25.

“Specified Cash Secured Letter of Credit Commitment” means, with respect to each Cash Secured LC Issuer, (a) in the case of each Cash Secured LC Issuer that is a Cash Secured LC Issuer on the date hereof, the percentage of the Cash Secured Letter of Credit Issuer Commitment set forth opposite such Cash Secured LC Issuer’s name on Schedule II(C) and (b) in the case of any other Cash Secured LC Issuer, the Cash Secured Letter of Credit Issuer Commitment specified in the instrument pursuant to which such Person becomes a Cash Secured LC Issuer or (c) such other amount as any Cash Secured LC Issuer and the Borrowers may agree in a writing delivered to the Revolving and LC Administrative Agent.

“Specified Term Loan Amount” means $310,000,000.00.

“Springing Term Maturity Date” means the date that is six months prior to the scheduled maturity date of the Senior Notes.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and in relation to a person incorporated (or established) in the Netherlands, a “dochtermaatschappij” within the meaning of section 2:24a DCC (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”). Unless otherwise specified, all references herein to a “Subsidiary”, “Restricted Subsidiary”, “Restricted Subsidiaries” or “Subsidiaries” shall refer to a Subsidiary, Restricted Subsidiary, Restricted Subsidiaries or Subsidiaries of the Parent.

“Subsidiary Guarantor” means each Guarantor other than the Parent. As of the Effective Date, each Person listed on Schedule V hereto is a Subsidiary Guarantor.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Loan” has the meaning specified in Section 2.3.

“Swing Loan Lender” means CA CIB or any other Lender that becomes the Revolving and LC Administrative Agent or agrees, with the approval of the Revolving and LC Administrative Agent and the Borrowers, to act as Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b).

“Syndication Agents” means each of Barclays Bank PLC and Crédit Agricole Corporate and Investment Bank, in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file affiliated, consolidated, combined, unitary or other similar Tax Returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.19(a).

“Term Borrowing” means a Borrowing consisting of a Term Loan.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrowers in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule IV, as such amount may be adjusted from to time pursuant to this Agreement (including any New Term Commitment pursuant to Section 2.24(a)). “Term Commitments” means the aggregate of such commitments for all Term Lenders, and the aggregate amount of the Term Commitments on the Effective Date is $2,260,000,000.00.

“Term Exposure” means, with respect to any Term Lender, at any time, (a) prior to the making of Term Loans hereunder, the Term Commitment of such Term Lender at such time and (b) after the making of Term Loans hereunder, the aggregate principal amount of the outstanding Term Loans held by such Term Lender at such time.

“Term Facility” means the term loan facility evidenced by this Agreement described in Section 2.1(a).

“Term Lenders” means Lenders having a Term Commitment or if the Term Commitments have terminated, Lenders that are owed Term Loans.

“Term Loan” means each term loan made pursuant to Section 2.1(a) or Section 2.24(a) under the Term Commitments.

“Term Loan Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Term Maturity Date” means the earliest of (a) the Scheduled Term Maturity Date and (b) the date on which all Term Loans and interest thereon become due and payable pursuant to Section 9.2; provided that if on the Springing Term Maturity Date (x) the Secured Leverage Ratio is greater than or equal to 1.00:1.00 and (y) the aggregate outstanding principal amount of the Senior Notes (or any Refinancing Indebtedness in respect thereof that matures prior to the date that is six-months after the Scheduled Term Maturity Date) is greater than $350,000,000.00, the Term Maturity Date shall be the Springing Term Maturity Date.

“Term Refinancing Debt” means, in respect of Indebtedness under the Term Facility (the “Original Term Debt”), any Indebtedness under one or more new term facilities or with one or more additional series of senior unsecured notes or term loans or senior secured notes or term loans that will be secured by the Collateral on a pari passu basis with the Senior Credit Facilities or secured notes or term loans that are junior in right of security in the Collateral, in any case that extends, renews or refinances such Indebtedness (or any Term Refinancing Debt in respect thereof).

“Term Register” has the meaning specified in Section 11.2(c)(ii).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Total Assets” means, on any date of determination, the consolidated total assets of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrowers, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the Business Combination.

“Transformative Acquisition” means any Acquisition by the Parent or any Restricted Subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such Acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such Acquisition, would not allow the Parent and its Restricted Subsidiaries to comply with the terms of the Loan Documents following such consummation, as determined by the Parent acting in good faith.

“Treasury Management Arrangement” means any arrangement for credit card, cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Parent or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Parent or any of its Subsidiaries. The designation of any such arrangement as a Treasury Management Arrangement shall not create in favor of the counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Treasury Management Obligations” has the meaning given to such term in the definition of “Obligations”.

“Treasury Regulations” means the final and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed; provided that such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or appointed Person) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Unrestricted Subsidiary” means:

(a) any Captive Insurance Subsidiary;

(b) the Amazon Entity;

(c) the North Ocean Entity until such time as the NO 105 Indebtedness is paid in full; and

(d) any other Subsidiary of the Parent (other than a Borrower) that after the Effective Date is designated by the board of directors of the Parent as an Unrestricted Subsidiary pursuant to a resolution passed by the board of directors of the Parent, but only to the extent that:

(i) such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness;

(ii) except as permitted pursuant to Section 8.8, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless the terms of any such agreement or contract are, taken as a whole, no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

(iii) except for equity contribution obligations in connection with Non-Recourse Indebtedness, such Subsidiary is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Stock or Stock Equivalents or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(iv) the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary being so designated and any commitments to make any such Investments would be permitted under Section 8.5 as of the time of the designation;

(v) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(vi) immediately before and after such designation, the Borrowers shall be in pro forma compliance with Article V as of the most recent date of determination;

(vii) such Subsidiary has also been designated an Unrestricted Subsidiary under any Term Refinancing Debt, any Junior Priority Indebtedness, the Senior Notes and any Refinancing Indebtedness in respect of the foregoing;

(viii) such Subsidiary has not previously been designated as an Unrestricted Subsidiary; and

(ix) following any designation as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not be permitted to own, or hold an exclusive license to, any Material Intellectual Property.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary after the Effective Date will be evidenced to each Administrative Agent by filing with such Administrative Agent a certified copy of the resolution passed by the board of directors of the Parent giving effect to such designation and a certificate of a Responsible Officer of the Parent certifying that such designation complied with the preceding conditions, and any such designation shall be effective as of the effective date of such certificate.

If, at any time, any Unrestricted Subsidiary (other than a Captive Insurance Subsidiary or the North Ocean Entity) would fail to meet the requirements of clause (d)(i), (d)(ii), (d)(iii), (d)(iv) or (d)(vii) above as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 8.1, the Borrowers will be in default of such covenant.

The board of directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted pursuant to Section 8.1; and (ii) no Default or Event of Default would be in existence following such designation. Upon any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the redesignated Subsidiary will become a Guarantor pursuant to, and if required by, Section 7.11.

“U.S. Borrowers” means McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc.

“U.S. Subsidiary” means any Subsidiary of the Parent that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.19(e).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or similar controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

“Withdrawal Liability” means, with respect to the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

“Withholding Agent” means any Loan Party and any Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and, where applicable, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Parent without objection from the Parent’s Accountants and results in a change in any of the calculations required by

Article V or VIII had such accounting change not occurred, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Loan Parties shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Account Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any of its Subsidiaries at “fair value”, as defined therein.

Section 1.4 Certain Terms

(a) The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. References in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified, unless (i) any consent is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained or (ii) it is otherwise specified that such reference refers to such agreement as of a particular date.

(d) References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative unless it is otherwise specified that such reference refers to such statute as of a particular date.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods. The phrase “in the aggregate”, when used in any Loan Document, means “individually or in the aggregate,” unless otherwise expressly noted.

(f) Upon the appointment of any successor Administrative Agent pursuant to Section 10.6(a), the reference to CA CIB or Barclays, as applicable, in the definition of Dollar Equivalent shall be deemed to refer to the financial institution then acting as the Applicable Administrative Agent or one of its Affiliates if it so designates.

(g) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases after such time in the stated amount thereof, the amount of such Letter of Credit shall be deemed for all purposes (other than determining the Letter of Credit Participation Fees and Fronting Fees payable in connection with such Letter of Credit) to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time or may occur in the future.

Section 1.5 Dutch Terms

(a) In relation to any entity that is incorporated, or where applicable, has its centre of main interest in the Netherlands, a reference to:

(i) a moratorium includes voorlopige surseance van betaling or surseance van betaling;

(ii) winding up, liquidation and reorganization (and any of those terms) includes an entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht);

(iii) admit in writing its inability to pay its debts generally includes with respect to an entity the filing of any notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) (“TCA”) or section 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the TCA;

(iv) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and any other rights in rem (zakelijke rechten) or other rights created for the purpose of granting security;

(v) all necessary corporate, limited liability company or partnership action includes without limitation, where applicable, (i) compliance with any requirements of the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese ondernemingsraden) and (ii) having obtained an (x) unconditional neutral advice (advies) or unconditional positive advice, or (y) a conditional positive advice, from the competent works council.

For	the purpose of this Section 1.5(a)(v):

(A)	“unconditional neutral advice” and “unconditional positive advice” shall mean an advice which can be read as an advice to execute and proceed with the proposed decision(s) as described in the request for advice; and

(B)	“conditional positive advice” shall mean an advice of which all conditions can reasonably be expected to be satisfied without having a Material Adverse Effect;

(vi) an administrator includes a bewindvoerder and a stille bewindvoerder;

(vii) a distribution or dividend includes any distribution of profits (winstuitkering) or the distribution of reserves (uitkering uit reserves);

(viii) organizational documents means a copy of:

(1)	the articles of association (statuten);

(2)	the deed of incorporation (akte van oprichting); and

(3)	an up-to-date extract (uittreksel) from the trade register (Handelsregister) of the Dutch chamber of commerce (Kamer van Koophandel); and

(b) officers include managing directors of a Dutch entity.

ARTICLE II

THE LOANS AND LETTERS OF CREDIT

Section 2.1	Loan Commitments

(a) Term Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Lender severally agrees to make a term loan (each a “Term Loan”) to the Borrowers on the Effective Date in Dollars in an aggregate principal amount not to exceed such Term Lender’s Term Commitment. Each Term Lender’s Term Commitment shall terminate immediately and without any further action upon the making of a Term Loan by such Term Lender or, if earlier, at 5:00 p.m., (New York time) on the Effective Date. Amounts of Term Loans that are repaid or prepaid may not be reborrowed.

(b) Revolving Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Lender severally agrees to make loans (each a “Revolving Loan”) to a Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Termination Date in Dollars in an aggregate principal amount at any time outstanding that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment. Amounts of Revolving Loans repaid may be reborrowed under this Section 2.1(b). The entire amount of the Revolving Commitments will be available in the form of letters of credit issued pursuant to Section 2.4.

Section 2.2	Borrowing Procedures for the Loans

(a) Term Loan Borrowings.

(i) There shall be one Borrowing of Term Loans on the Effective Date, which shall be made on notice given by the Borrowers to the Term Loan Administrative Agent not later than 11:00 a.m. (New York time) (A) one Business Day prior to the Effective Date, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Effective Date, in the case of a Borrowing of Eurodollar Rate Loans. Such notice shall be in substantially the form of Exhibit C-1 (a “Notice of Term Borrowing”) (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (1) the Effective Date as the date of such proposed Borrowing, (2) the aggregate amount of such proposed Borrowing, (3) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (4) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (5) remittance instructions. The Term Loans shall be made as Base Rate Loans unless, subject to Section 2.17, the Notice of Term Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. The Borrowing of Term Loans shall be allocated in accordance with each Term Lender’s Term Commitment.

(ii) Unless the Term Loan Administrative Agent shall have received notice from a Term Lender prior to the Effective Date that such Term Lender shall not make available to the Term Loan Administrative Agent such Term Lender’s Ratable Portion of the Borrowing to be made on such date (or any portion thereof), the Term Loan Administrative Agent may assume that such Term Lender has made such Ratable Portion available to the Term Loan Administrative Agent on the Effective Date in accordance with this Section 2.2(a) and the Term Loan Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Term Lender shall not have so made such Ratable Portion available to the Term Loan Administrative Agent, such Term Lender and the Borrowers agree to repay to the Term Loan Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Term Loan Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Term Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Term Loans comprising such Borrowing. If such Term Lender shall repay to the Term Loan Administrative

Agent such corresponding amount, such corresponding amount so repaid shall constitute such Term Lender’s Term Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers shall repay to the Term Loan Administrative Agent such corresponding amount, such payment shall not relieve such Term Lender of any obligation it may have hereunder to the Borrowers.

(iii) The failure of any Term Lender to make its Term Loan or any payment required by it on the date specified, shall not relieve any other Term Lender of its obligations to make its Term Loan or payment on such date but no such other Term Lender shall be responsible for the failure of any Term Lender to make a Term Loan or payment required under this Agreement.

(b) Revolving Loan Borrowings.

(i) Each Borrowing of Revolving Loans shall be made on notice given by a Borrower to the Revolving and LC Administrative Agent not later than 11:00 a.m. (New York time) (A) on the Business Day of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice shall be in substantially the form of Exhibit C-2 (a “Notice of Revolving Borrowing”) (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (1) the date of such proposed Borrowing, (2) the aggregate amount of such proposed Borrowing, (3) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (4) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (5) remittance instructions. The Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.17, the Notice of Revolving Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing of Revolving Loans shall be in an aggregate amount that is an integral multiple of $1,000,000.00 (or $500,000.00 with respect to Swing Loans) and shall be allocated ratably in accordance with each Revolving Lender’s Revolving Commitment.

(ii) Unless the Revolving and LC Administrative Agent shall have received notice from a Revolving Lender prior to the date of any proposed Borrowing that such Revolving Lender shall not make available to the Revolving and LC Administrative Agent such Revolving Lender’s Ratable Portion of the Borrowing to be made on such date (or any portion thereof), the Revolving and LC Administrative Agent may assume that such Revolving Lender has made such Ratable Portion available to the Revolving and LC Administrative Agent on the date of such Borrowing in accordance with this Section 2.2(b), and the Revolving and LC Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Revolving Lender shall not have so made such Ratable Portion available to the Revolving and LC Administrative Agent, such Revolving Lender on the one hand and the Borrowers, jointly and severally, on the other agree to repay to the Revolving and LC Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Revolving and LC Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Revolving Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Revolving Lender shall repay to the Revolving and LC Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Revolving Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers shall repay to the Revolving and LC Administrative Agent such corresponding amount, such payment shall not relieve such Revolving Lender of any obligation it may have hereunder to the Borrowers.

(iii) The failure of any Revolving Lender to make its Revolving Loan or any payment required by it on the date specified, including any payment in respect of its participation in Swing Loans and Revolving Letter of Credit Obligations, shall not relieve any other Revolving Lender of its obligations to make its Revolving Loan or payment on such date but no such other Revolving Lender shall be responsible for the failure of any Revolving Lender to make a Revolving Loan or payment required under this Agreement.

Section 2.3	Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make loans (each a “Swing Loan”) otherwise available to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Revolving Termination Date in an aggregate principal amount outstanding at any time not to exceed $50,000,000.00; provided, however, that, in no event, shall any Swing Loan be made in excess of the Available Credit. Each Swing Loan shall be a Base Rate Loan and shall in any event mature no later than the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, a Borrower shall telecopy (or, if consented to by the Swing Loan Lender and the Revolving and LC Administrative Agent, forward by electronic mail or similar means) to the Swing Loan Lender (with a copy to the Revolving and LC Administrative Agent) a duly completed request in substantially the form of Exhibit D (or shall make such request by telephone and promptly thereafter forward a written confirmation containing the same information), setting forth the requested amount and date of the Swing Loan (a “Swing Loan Request”), to be received by the Swing Loan Lender not later than 3:00 p.m. (New York time) on the day of the proposed borrowing. Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the requesting Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Revolving and LC Administrative Agent or any Revolving Lender that one or more of the conditions precedent contained in Section 3.3 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.3 have been satisfied in connection with the making of any Swing Loan.

(c) The Swing Loan Lender shall notify the Revolving and LC Administrative Agent in writing (which writing may be a telecopy or, if agreed to by the Revolving and LC Administrative Agent, electronic mail) weekly, by no later than 11:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of Swing Loans then outstanding.

(d) Each Revolving Lender shall pay to the Revolving and LC Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Lender’s Ratable Portion of the outstanding Swing Loans.

(e) The Revolving and LC Administrative Agent shall forward each notice referred to in clause (c) above to each Revolving Lender on the day such notice or such demand is received by the Revolving and LC Administrative Agent (except that any such notice or demand received by the Revolving and LC Administrative Agent after 4:00 p.m. (New York time) on any Business Day shall not be required to be forwarded to the Revolving Lenders by the Revolving and LC Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Revolving and LC Administrative Agent specifying the amount of each Revolving Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice, and, notwithstanding whether or not the conditions precedent set forth in Section 3.3 shall have been satisfied (which conditions precedent the Revolving Lenders hereby irrevocably waive), each Revolving Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Lender’s receipt of such written statement, make available to the Revolving and LC Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement as its Ratable Portion of the aggregate principal amount of the Swing Loans outstanding. If and to the extent that a Revolving Lender shall not have so made such Ratable Portion available to the Revolving and LC Administrative Agent for the account of the Swing Loan Lender, such Revolving Lender on the one hand and the Borrowers jointly and severally on the other agree to repay to the Revolving and LC Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Revolving and LC Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to overdue Swing Loans and (ii) in the case of such Revolving Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to overdue Swing Loans. Upon such payment by a Revolving Lender, such Revolving Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower. The Revolving and LC Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.

(f) Upon the occurrence of a Default or Event of Default under Section 9.1(f), each Revolving Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan in a principal amount equal to such Revolving Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans for Revolving Loans.

From and after the date on which any Revolving Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) acquires an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Lender such Revolving Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Lender pursuant to clause (e) or (f) above.

Section 2.4	Revolving Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, each Revolving Issuer agrees to Issue one or more Letters of Credit at the request of, and for the account of, a Borrower to support obligations of the Parent, such Borrower, any of the Parent’s Subsidiaries or any Joint Venture, from time to time on any Business Day during the period commencing on the Effective Date and ending on the date that is 30 days before the Revolving Maturity Date; provided that no Revolving Issuer shall Issue any Revolving Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Revolving Issuer from Issuing such Revolving Letter of Credit or any Requirement of Law applicable to such Revolving Issuer (including, without limitation, any applicable “know your customer” and anti-money laundering rules and regulations) or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Revolving Issuer shall prohibit, or request that such Revolving Issuer refrain from, the Issuance of letters of credit generally or such Revolving Letter of Credit in particular or shall impose upon such Revolving Issuer with respect to such Revolving Letter of Credit any restriction or reserve or capital requirement (for which such Revolving Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Revolving Issuer as of the date of this Agreement and that such Revolving Issuer in good faith deems material to it;

(ii) such Revolving Issuer shall have received written notice from the Revolving and LC Administrative Agent, any Revolving Lender or a Borrower, on or prior to the requested date of Issuance of such Revolving Letter of Credit, that one or more of the applicable conditions contained in Section 3.2 (with respect to an Issuance on the Effective Date) or 3.3 is not then satisfied or duly waived in accordance with Section 11.1, and such notice has not been revoked by the Person that delivered such notice;

(iii) after giving effect to the Issuance of such Revolving Letter of Credit, (x) the Revolving Outstandings would exceed the Revolving Commitments in effect at such time, (y) the aggregate outstanding amount of all Revolving Letters of Credit issued by such Revolving Issuer would exceed its Revolving Letter of Credit Issuer Commitment or (z) the aggregate outstanding amount of all Financial Letters of Credit (other than, in the case of an Issuance of a Revolving Performance Letter of Credit, any Revolving Financial Letter of Credit that has been cash collateralized at 105% of the stated amount of such Revolving Letter of Credit in accordance with Section 2.12(f)) would exceed the Revolving Financial Letter of Credit Sublimit;

(iv) any fees due to the applicable Revolving Issuer in connection with a requested Issuance have not been paid;

(v) such Revolving Letter of Credit is requested to be issued in a form that is not acceptable to such Revolving Issuer, in its sole discretion exercised in a commercially reasonable manner;

(vi) with respect to any requested Revolving Letter of Credit denominated in an Alternative Currency, (A) the Revolving Issuer or the Revolving and LC Administrative Agent shall not have approved such Issuance or (B) the Revolving Issuer receives notice from the Revolving and LC Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Revolving Letter of Credit that, immediately after giving effect to the Issuance of such Revolving Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would exceed the Alternative Currency Cap on the date of such proposed Issuance;

(vii) such Revolving Letter of Credit does not comply with such Revolving Issuer’s internal policies with respect thereto; or

(viii) such Revolving Letter of Credit is a trade or commercial letter of credit or bank guarantee and such Revolving Issuer has not agreed in its sole discretion to Issue such Revolving Letter of Credit.

Section 2.5	LC Facility Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, each LC Facility Issuer agrees to Issue one or more Performance Letters of Credit at the request of, and for the account of, a Borrower to support obligations of the Parent, such Borrower, any of the Parent’s Subsidiaries or any of the Parent’s or any of its Subsidiaries’ Joint Ventures, from time to time on any Business Day during the period commencing on the Effective Date and ending on the date that is 30 days before the LC Facility Maturity Date; provided that no LC Facility Issuer shall Issue any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such LC Facility Issuer from Issuing such LC Facility Letter of Credit or any Requirement of Law applicable to such LC Facility Issuer (including, without limitation, any applicable “know your customer” and anti-money laundering rules and regulations) or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Facility Issuer shall prohibit, or request that such LC Facility Issuer refrain from, the Issuance of letters of credit generally or such LC Facility Letter of Credit in particular or shall impose upon such LC Facility Issuer with respect to such LC Facility Letter of Credit any restriction or reserve or capital requirement (for which such LC Facility Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such LC Facility Issuer as of the date of this Agreement and that such LC Facility Issuer in good faith deems material to it;

(ii) such LC Facility Issuer shall have received written notice from the Revolving and LC Administrative Agent, any LC Lender or a Borrower, on or prior to the requested date of Issuance of such LC Facility Letter of Credit, that one or more of the applicable conditions contained in Section 3.2 (with respect to an Issuance on the Effective Date) or 3.3 is not then satisfied or duly waived in accordance with Section 11.1, and such notice has not been revoked by the Person that delivered such notice;

(iii) after giving effect to the Issuance of such LC Facility Letter of Credit, (x) the LC Facility Outstandings would exceed the LC Facility Commitments in effect at such time or (y) the aggregate outstanding amount of all LC Facility Letters of Credit issued by such LC Facility Issuer would exceed its LC Facility Letter of Credit Issuer Commitment;

(iv) any fees due to the applicable LC Facility Issuer in connection with a requested Issuance have not been paid;

(v) such LC Facility Letter of Credit is requested to be issued in a form that is not acceptable to such LC Facility Issuer, in its sole discretion exercised in a commercially reasonable manner;

(vi) with respect to any requested LC Facility Letter of Credit denominated in an Alternative Currency, (A) the LC Facility Issuer or the Revolving and LC Administrative Agent shall not have approved such Issuance or (B) the LC Facility Issuer receives notice from the Revolving and LC Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such LC Facility Letter of Credit that, immediately after giving effect to the Issuance of such LC Facility Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would exceed the Alternative Currency Cap on the date of such proposed Issuance;

(vii) such LC Facility Letter of Credit does not comply with such LC Facility Issuer’s internal policies with respect thereto; or

(viii) such LC Facility Letter of Credit is a trade or commercial letter of credit or bank guarantee and such LC Facility Issuer has not agreed in its sole discretion to Issue such LC Facility Letter of Credit.

Section 2.6	Cash Secured Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, each Cash Secured LC Issuer agrees to Issue one or more Letters of Credit at the request of, and for the account of, the Borrowers to support obligations of the Borrowers, Parent and any of the Parent’s Restricted Subsidiaries or any Joint Venture, from time to time on any Business Day during the period commencing on the Effective Date and ending on the date that is 30 days before the Term Maturity Date; provided that no Cash Secured LC Issuer shall Issue any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Cash Secured LC Issuer from Issuing such Cash Secured Letter of Credit or any Requirement of Law applicable to such Cash Secured LC Issuer (including, without limitation, any applicable “know your customer” and anti-money laundering rules and regulations) or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Cash Secured LC Issuer shall prohibit, or request that such Cash Secured LC Issuer refrain from, the Issuance of letters of credit generally or such Cash Secured Letter of Credit in particular or shall impose upon such Cash Secured LC Issuer with respect to such Cash Secured Letter of Credit any restriction or reserve or capital requirement (for which such Cash Secured LC Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Cash Secured LC Issuer as of the date of this Agreement and that such Cash Secured LC Issuer in good faith deems material to it;

(ii) such Cash Secured LC Issuer shall have received written notice from the Revolving and LC Administrative Agent, any other Cash Secured LC Issuer or the Borrowers, on or prior to the requested date of Issuance of such Cash Secured Letter of Credit, that one or more of the applicable conditions contained in Section 3.2 (with respect to an Issuance on the Effective Date) or 3.3 is not then satisfied or duly waived in accordance with Section 11.1, and such notice has not been revoked by the Person that delivered such notice;

(iii) after giving effect to the Issuance of such Cash Secured Letter of Credit, (v) the Cash Secured LC Cash Collateral Account Balance would be less than 103% of the Cash Secured Letter of Credit Outstandings, (w) the Cash Secured Letter of Credit Outstandings would exceed the lesser of (A) the Cash Secured Letter of Credit Issuer Commitment then in effect and (B) the Specified Term Loan Amount, (x) subject to the provisions of Section 2.6(b), the Cash Secured Letter of Credit Outstandings with respect to such Cash Secured LC Issuer, would exceed the Specified Cash Secured Letter of Credit Commitment of such Cash Secured LC Issuer then in effect, or (y) the aggregate outstanding amount of all Financial Letters of Credit would exceed the Cash Secured Financial Letter of Credit Sublimit;

(iv) any fees due to the applicable Cash Secured LC Issuer in connection with a requested Issuance have not been paid;

(v) such Cash Secured Letter of Credit is requested to be issued in a form that is not acceptable to such Cash Secured LC Issuer, in its sole discretion exercised in a commercially reasonable manner;

(vi) with respect to any requested Cash Secured Letter of Credit denominated in an Alternative Currency, (A) the Cash Secured LC Issuer or the Revolving and LC Administrative Agent shall not have approved such Issuance or (B) the Cash Secured LC Issuer receives notice from the Revolving and LC Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Cash Secured Letter of Credit that, immediately after giving effect to the Issuance of such Cash Secured Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would exceed the Alternative Currency Cap on the date of such proposed Issuance;

(vii) such Cash Secured Letter of Credit does not comply with such Cash Secured LC Issuer’s internal policies with respect thereto;

(viii) such Cash Secured Letter of Credit is a Financial Letter of Credit and such Cash Secured LC Issuer has not agreed in its sole discretion to Issue Financial Letters of Credit; or

(ix) both before and after giving effect to such proposed Issuance, there shall not be funds on deposit in the Cash Secured LC Cash Collateral Account in an amount equal to at least 103% of the sum of all outstanding Cash Secured Letter of Credit Outstandings;

provided, however, that the stated amount of any Cash Secured Letter of Credit with respect to which another Cash Secured Letter of Credit is to be (or has been) issued to replace such Cash Secured Letter of Credit shall be excluded in calculating the Cash Secured Letters of Credit Outstanding in connection with any determination of compliance with clause (iii)(w) above, so long as and only so long as) the Cash Secured Letter of Credit Cash Coverage Requirement (determined without regard to the proviso following the definition thereof) shall, at all times prior to the termination and cancellation of the Cash Secured Letter of Credit that is being (or has been) replaced (as notified to the Revolving and LC Administrative Agent and the Borrowers by the Cash Secured LC Issuer thereof), be satisfied (including with respect to the Cash Secured Letter of Credit that is being (or has been) replaced and the related replacement Cash Secured Letter of Credit).

(b) On the Effective Date, one or more Borrowers shall establish the Cash Secured LC Cash Collateral Account for the benefit of the Collateral Agent on behalf of the Secured Parties on the Effective Date for the purpose of cash collateralizing the Borrowers’ obligations (including Cash Secured Reimbursement Obligations) to each Cash Secured LC Issuer in respect of the Cash Secured Letters of Credit. On the Effective Date, the proceeds of the Term Loans in an aggregate amount of the Specified Term Loan Amount, together with other funds (if any) provided by the Parent or a Borrower, shall be deposited into the Cash Secured LC Cash Collateral Account such that, at such time, the Cash Secured LC Cash Collateral Account Balance is equal to at least 103% of the Cash Secured Letter of Credit Outstandings. The Borrowers agree that at all times, they shall immediately cause additional funds to be deposited and held in the Cash Secured LC Cash Collateral Account from time to time in order that the Cash Secured LC Cash Collateral Account Balance shall at least equal 103% of the Cash Secured Letter of Credit Outstandings with respect to all Cash Secured Letters of Credit (the “Cash Secured Letter of Credit Cash Coverage Requirement”). Pursuant to the Pledge and Security Agreement, a security interest in the Cash Secured LC Cash Collateral Account has been granted and amounts on deposit therein shall be applied as set forth in the Collateral Agency and Intercreditor Agreement. Except as expressly provided herein or in any other Loan Document, no Person shall have the right to make any withdrawal from the Cash Secured LC Cash Collateral Account or to exercise any right or power with respect thereto; provided that at any time the Borrowers shall fail to reimburse any Cash Secured LC Issuer for any payment or disbursement made by a Cash Secured LC Issuer under any Cash Secured Letter of Credit in accordance with Section 2.7, the Borrowers hereby absolutely, unconditionally and irrevocably agree that the Collateral Agent shall be entitled to instruct the Depositary Bank to withdraw therefrom and pay to such Cash Secured LC Issuer amounts equal to such payment or disbursement. Amounts in the Cash Secured LC Cash Collateral Account shall be invested by the Depositary Bank in accordance with the terms of the Cash Secured LC Cash Collateral Account Control Agreement. The Borrowers shall bear the risk of loss of principal with respect to any investment in any Cash Secured LC Cash Collateral Account. So long as no Event of Default shall have occurred and be continuing and subject to the satisfaction of the Cash Secured Letter of Credit Cash

Coverage Requirement after giving effect to any such release, upon at least three Business Days’ prior written notice to the Collateral Agent and the Revolving and LC Administrative Agent, the Parent may, at any time and from time to time, request release of and payment to the Borrowers of (and the Collateral Agent hereby agrees to instruct the applicable Depositary Bank to release and pay to the Borrowers) any amounts on deposit in the Cash Secured LC Cash Collateral Account (as reduced by the aggregate amounts, if any, withdrawn by the Cash Secured LC Issuers and not subsequently deposited by the Borrowers) in excess of the Cash Secured Letter of Credit Issuer Commitment at such time (provided that the Collateral Agent shall have received prior confirmation of the amount of such excess from the Revolving and LC Administrative Agent).

Section 2.7	Letters of Credit Generally

(a) Notwithstanding anything herein to the contrary, (i) all Existing Revolving Letters of Credit shall be deemed to have been issued pursuant to Section 2.4 on behalf of a Borrower, and from and after the Effective Date shall be subject to and governed by the terms hereof, (ii) all Existing LC Facility Letters of Credit shall be deemed to have been issued pursuant to Section 2.5 on behalf of a Borrower, and from and after the Effective Date shall be subject to and governed by the terms hereof and (iii) all Existing Cash Secured Letters of Credit shall be deemed to have been issued pursuant to Sections 2.6 on behalf of a Borrower, and from and after the Effective Date shall be subject to and governed by the terms hereof. None of the Lenders (other than the Issuers in their capacity as such and on the terms and conditions hereof) shall have any obligation to Issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit be later than the earlier of (i) the date that is 12 months from the date of Issuance thereof or such later date as the applicable Issuer may agree in its sole discretion and (ii) the fifth Business Day prior to the Applicable Maturity Date or, with the approval of the applicable Issuer in its sole discretion, any date that is after the fifth Business Day prior to the Applicable Maturity Date (including after the Applicable Maturity Date); provided, however, that, if the applicable Issuer agrees in its sole discretion, any Letter of Credit with a fixed term may provide for the auto-renewal thereof for additional periods of not more than 12 months each (each, an “Auto-Renewal LC”); provided, further, that any such Auto-Renewal LC must permit the applicable Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof. If (A) any Issuance or renewal of a Letter of Credit occurs during the 12 month period prior to the Applicable Maturity Date or (B) the Parent requests (and the applicable Issuer approves) the Issuance of a Letter of Credit that expires after the fifth Business Day prior to the Applicable Maturity Date, then on or before the date that is 95 days prior to the Applicable Maturity Date (or on the date of such Issuance, if the date of such Issuance is later than the 95th day prior to the Applicable Maturity Date), the Borrowers shall make arrangements acceptable to the relevant Issuer in respect of the amount of each such Letter of Credit that expires after the fifth Business Day prior to the Applicable Maturity Date (each such Letter of Credit with regard to which acceptable arrangements have been so made, an “Extended Letter of Credit”). Each Extended Letter of Credit shall, on the Applicable Maturity Date and if all Applicable Reimbursement Obligations have been repaid in full, for all purposes cease to be a Letter of Credit hereunder and the obligations (if any) of the Applicable Lenders to fund or risk participate their Ratable Portions of such Extended Letters of Credit pursuant to clause (i) below shall be terminated on the Applicable Maturity Date. After the Applicable Maturity Date and the repayment in full of all Applicable Reimbursement Obligations, the terms for release of such cash collateral shall be as agreed from time to time between the Parent and the applicable Issuer; provided that in the absence of such agreement between the Parent and such Issuer, the terms of this Agreement shall, as among the Parent, the Borrowers and such Issuer, continue to govern the fees, costs and expenses payable in respect of such Extended Letters of Credit.

(c) In connection with the Issuance of each Letter of Credit, the Borrowers shall give the relevant Issuer and the Revolving and LC Administrative Agent, at least two Business Days’ (unless the relevant Issuer otherwise agrees) prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable on and after the Issuance of such Letter of Credit (and, prior to such Issuance, may be revoked only with the consent of the Issuer) and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day), whether such Letter of Credit is a Revolving Letter of Credit, LC Facility Letter of Credit or a Cash Secured Letter of Credit and the Person for whose benefit the requested Letter of Credit is to be issued. Unless the Issuer and Revolving and LC Administrative Agent, otherwise agree, such notice, to be effective, must be received by the relevant Issuer and the Revolving and LC Administrative Agent, not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d) Subject to (x) the satisfaction of the conditions set forth in this Section 2.7 and (y) receipt from the Revolving and LC Administrative Agent, if requested by the Issuer, of the total outstanding amount of Reimbursement Obligations at such time and any fees and expenses related to Letters of Credit that are due and payable at such time (including the amount of any outstanding requests for Issuance), the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrowers in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Revolving and LC Administrative Agent, or, any Revolving Lender, if a Revolving Letter of Credit or LC Lender if a LC Facility Letter of Credit that one or more of the conditions precedent contained in Section 3.3 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.4(a), Section 2.5(a), or Section 2.6(a), as applicable, and Section 3.3 have been satisfied in connection with the Issuance of any Letter of Credit.

(e) If requested by the relevant Issuer, prior to the first Issuance of a Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each Lender in the Letter of Credit Obligations arising with respect thereto, the Borrowers and Parent shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the Borrowers and the Parent, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Revolving Issuer or LC Facility Issuer, as applicable, shall:

(i) give the Revolving and LC Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or, if consented to by the Revolving and LC Administrative Agent, electronic mail) of the Issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it, the payment (or the failure to pay when due) by the Borrowers of any Reimbursement Obligation and of the cancellation, termination or expiration of any Letter of Credit (of which notice the Revolving and LC Administrative Agent shall, in the case of a Revolving Letter of Credit or LC Facility Letter of Credit, promptly notify each Lender under the LC Facility or Revolving Facility, as applicable);

(ii) (A) upon the request of any Revolving Lender, furnish to such Revolving Lender copies of any Letter of Credit Reimbursement Agreement to which such Revolving Issuer is a party and such other documentation as may reasonably be requested by such Revolving Lender and (B) upon the request of any LC Lender, furnish to such LC Lender copies of any Letter of Credit Reimbursement Agreement to which such LC Facility Issuer is a party and such other documentation as may reasonably be requested by such LC Lender; and

(iii) no later than five Business Days following the last Business Day of each calendar quarter, provide to the Revolving and LC Administrative Agent (and the Revolving and LC Administrative Agent shall provide a copy to each Revolving Lender or LC Lender requesting the same) and the Borrowers a schedule of Letters of Credit issued by it, in form and substance reasonably satisfactory to the Revolving and LC Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each calendar quarter and any information requested by the Borrowers or the Revolving and LC Administrative Agent relating thereto.

(g) Each Cash Secured LC Issuer shall:

(i) give the Revolving and LC Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or, if consented to by such Administrative Agent, electronic mail) of the Issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it, the payment (or the failure to pay when due) by the Borrowers of any Cash Secured Reimbursement Obligation and of the cancellation, termination or expiration of any Letter of Credit; and

(ii) no later than five Business Days following the last Business Day of each calendar quarter, provide to the Revolving and LC Administrative Agent and the Borrowers a schedule of Cash Secured Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agents, setting forth the aggregate Cash Secured Letter of Credit Outstandings outstanding at the end of each calendar quarter and any information requested by the Borrowers or such Administrative Agent relating thereto.

(h)(i) Effective with respect to the Existing Revolving Letters of Credit upon the occurrence of the Effective Date, and otherwise effective immediately upon the Issuance by a Revolving Issuer of a Revolving Letter of Credit in accordance with the terms and conditions of this Agreement, each Revolving Issuer shall be deemed to have sold and transferred to each Revolving Lender and each Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from each Revolving Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Ratable Portion in such Revolving Letter of Credit and the obligations of the Borrowers with respect thereto (including all Revolving Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto and (ii) effective with respect to the Existing LC Facility Letters of Credit upon the occurrence of the Effective Date, and otherwise effective immediately upon the Issuance by a LC Facility Issuer of a LC Facility Letter of Credit in accordance with the terms and conditions of this Agreement, each LC Facility Issuer shall be deemed to have sold and transferred to each LC Lender and each LC Lender shall be deemed irrevocably and unconditionally to have purchased and received from each LC Facility Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such LC Lender’s Ratable Portion in such LC Facility Letter of Credit and the obligations of the Borrowers with respect thereto (including all LC Facility Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(i) The Borrowers jointly and severally agree to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer in respect of any Letter of Credit in Dollars (based on the Dollar Equivalent of such payment if such payment was made in an Alternative Currency) no later than the date that is the next succeeding Business Day after the Borrowers receives notice from such Issuer (or, if such notice is not received prior to 11:00 A.M. (New York Time) on any Business Day, then no later than 10:00 A.M. (New York Time) on the next succeeding Business Day) that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right that any Borrower may have at any time against such Issuer or any other Person.

(i) If any Revolving Issuer makes any payment under any Revolving Letter of Credit and a Borrower shall not have repaid such amount to such Revolving Issuer pursuant to this clause (i) or any such payment in respect thereof is rescinded or set aside for any reason, such Revolving Reimbursement Obligation shall be payable on demand with interest thereon computed at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans, and such Revolving Issuer shall promptly notify the Revolving and LC Administrative Agent, and the Revolving and LC Administrative Agent shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Revolving and LC Administrative Agent for the account of such Revolving Issuer the amount of such Revolving Lender’s Ratable Portion in Dollars (based on the Dollar Equivalent thereof if such payment was made in an Alternative Currency) and in immediately available funds. If the Revolving and LC Administrative Agent so notifies such Revolving Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Lender shall make available to the Revolving and LC Administrative Agent for the account of such Revolving Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds as set forth in the immediately preceding sentence. Whenever any Revolving Issuer receives from a Borrower a payment of a Revolving Reimbursement Obligation as to which the Revolving and LC Administrative Agent has received for the account of such Revolving Issuer any payment from a Revolving Lender pursuant to this clause (i), such Revolving Issuer shall pay to the Revolving and LC Administrative Agent and the Revolving and LC Administrative Agent shall promptly pay to such Revolving Lender in immediately available funds, an amount equal to such Revolving Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Lenders have paid in respect of such Revolving Reimbursement Obligation.

(ii) If any LC Facility Issuer makes any payment under any LC Facility Letter of Credit and a Borrower shall not have repaid such amount to such LC Facility Issuer pursuant to this clause (i) or any such payment in respect thereof is rescinded or set aside for any reason, such LC Facility Reimbursement Obligation shall be immediately due and payable with interest thereon at the rate specified in Section 2.13(d), and such LC Facility Issuer shall promptly notify the Revolving and LC Administrative Agent, and the Revolving and LC Administrative Agent shall promptly notify each LC Lender of such failure, and each LC Lender shall promptly and unconditionally pay to the Revolving and LC Administrative Agent for the account of such LC Facility Issuer the amount of such LC Lender’s Ratable Portion in Dollars (based on the Dollar Equivalent thereof if such payment was made in an Alternative Currency) and in immediately available funds. If the Revolving and LC Administrative Agent so notifies such LC Lender prior to 11:00 a.m. (New York time) on any Business Day, such LC Lender shall make available to the Revolving and LC Administrative Agent for the account of such LC Facility Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds as set forth in the immediately preceding sentence. Whenever any LC Facility Issuer receives from a Borrower a payment of a LC Facility Reimbursement Obligation as to which the Revolving and LC Administrative Agent has received for the account of such LC Facility Issuer any payment from a LC Lender pursuant to this clause (i), such LC Facility Issuer shall pay to the Revolving and LC Administrative Agent and the Revolving and LC Administrative Agent shall promptly pay to such LC Lender in immediately available funds, an amount equal to such LC Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the LC Lenders have paid in respect of such LC Facility Reimbursement Obligation.

(j) Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Applicable Lenders (except as otherwise set forth in the penultimate sentence of Section 2.7(b)) to make payments to the Revolving and LC Administrative Agent for the account of the Applicable Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right that the Parent, any Borrower, any other party guaranteeing, or otherwise obligated with, the Parent, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, any Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agents or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.7, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to a Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever. Any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in any case, be deemed not to constitute willful misconduct or gross negligence of the Issuer. Notwithstanding the foregoing, nothing in this clause (j) shall be deemed to release any Issuer from liability with respect to its gross negligence or willful misconduct.

(k) If and to the extent any Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (i) above available to the Revolving and LC Administrative Agent for the account of an Issuer, such Lender agrees to pay to the Revolving and LC Administrative Agent for the account of such Issuer forthwith on demand any amount so unpaid together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate, and thereafter until such amount is repaid to the Revolving and LC Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans. The failure of any Lender to make available to the Revolving and LC Administrative Agent for the account of an Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Revolving and LC Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Revolving and LC Administrative Agent for the account of the Issuer such other Lender’s Ratable Portion of any such payment.

(l) The Revolving and LC Administrative Agent shall determine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency and each obligation due with respect thereto, and a determination thereof by the Revolving and LC Administrative Agent shall be conclusive absent manifest error. The Dollar Equivalent of each Reimbursement Obligation with respect to a drawn Letter of Credit shall be calculated on the date the Issuer pays the draw giving rise to such Reimbursement Obligation. The Revolving and LC Administrative Agent shall determine or redetermine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency, as applicable, on the date of each Issuance of such Letter of Credit and at any time, in the Revolving and LC Administrative Agent’s sole discretion. The Revolving and LC Administrative Agent may determine or redetermine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency at any time upon request of any Lender or Issuer.

(m) The Borrowers shall furnish each Administrative Agent with (i) a copy of each Letter of Credit promptly upon the Issuance or renewal of such Letter of Credit and (ii) a copy of any amendment to such Letter of Credit promptly upon the effectiveness of such amendment.

(n) Notwithstanding anything in this Agreement to the contrary, no Revolving Issuer or LC Facility Issuer shall be under any obligation to Issue any Letter of Credit if any Revolving Lender or LC Facility Lender, as applicable, is at that time a Defaulting Lender, unless such Issuer has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuer (in its sole discretion) with the Borrowers to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be Issued or that Letter of Credit and all other Revolving Letter of Credit Obligations or LC Facility Letter of Credit Obligations, as applicable, as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion. Notwithstanding anything in this Agreement to the contrary, no Cash Secured LC Issuer shall be under any obligation to Issue any Cash Secured Letter of Credit at any time.

Unless otherwise expressly agreed by the applicable Issuer and the applicable Borrower when a Letter of Credit is Issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of Issuance shall apply to each commercial Letter of Credit.

Section 2.8	Reduction and Termination of the Commitments

(a) The applicable Borrower may, upon at least three Business Days’ prior notice to the Applicable Administrative Agent, terminate in whole or reduce in part the unused portions of the LC Facility Commitments or Revolving Commitments; provided, however, that (i) each partial reduction shall be in an aggregate amount that is an integral multiple of $5,000,000.00 and (ii) each such reduction shall be made ratably in accordance with each Lender’s LC Facility Commitment or Revolving Commitment, as applicable. A notice of termination of the LC Facility Commitments or Revolving Commitments, as applicable, may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the applicable Borrower by notice to the Applicable Administrative Agent on or prior to the date specified for the termination of the LC Facility Commitments or Revolving Commitments, as applicable, that the refinancing condition has not been met and the termination is to be revoked (it being understood that any Term Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.14).

(b) The Borrowers may, upon at least three Business Days’ prior notice to the Term Loan Administrative Agent, the Revolving and LC Administrative Agent and the Cash Secured LC Issuers (which notice the Term Loan Administrative Agent shall promptly transmit to each of the Term Loan Lenders), without premium or penalty (except as provided in Section 2.11(b)), on any day, permanently terminate or reduce the Cash Secured Letter of Credit Issuer Commitment in whole or in part; provided that, immediately upon any such termination or reduction, (i) the Borrowers shall prepay the Term Loans in an aggregate principal amount equal to the aggregate amount of the Cash Secured Letter of Credit Issuer Commitment so terminated or reduced in accordance with the requirements of Section 2.11(a) and (ii) the Cash Secured Letter of Credit Outstandings with respect to each Cash Secured LC Issuer with a Specified Cash Secured Letter of Credit Commitment shall not exceed the Specified Cash Secured Letter of Credit Commitment of such Cash Secured LC Issuer. The Borrowers shall be permitted to withdraw an amount up to the amount of such prepayment or repayment from the Cash Secured LC Cash Collateral Account to complete such prepayment or repayment.

Section 2.9	Repayment of Loans

(a) Subject to Section 2.9(b), the Borrowers shall repay the Term Loans on March 31, June 30, September 30 and December 31 of each year and ending with the last such day to occur prior to the Scheduled Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term Loans made on the Effective Date.

(b) Any voluntary or mandatory prepayments of the Term Loans shall be applied to reduce any subsequent Installments as provided in Section 2.9(c) and Section 2.12(h), respectively.

(c) Prior to any repayment of any Term Loans under this Section 2.9, the Borrowers shall select the Borrowings to be repaid and shall notify the Term Loan Administrative Agent of such selection. Each such notice shall be given in writing. Each repayment of Term Loans shall be allocated among the Term Lenders holding such Term Loans in accordance with their applicable Ratable Portions.

(d) The Borrowers promise to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of the Term Loans and the Cash Secured Reimbursement Obligations on the Term Maturity Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier). Upon the repayment of the then outstanding Term Loans on the Term Maturity Date, the Cash Secured Letter of Credit Issuer Commitment shall be reduced to zero and the Borrowers shall be permitted to withdraw the amount deposited in the Cash Secured LC Cash Collateral Account to complete such repayment; provided that after giving effect to such withdrawal, the Cash Secured Letter of Credit Cash Coverage Requirement shall be satisfied.

(e) The Borrowers promise to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of (i) the Revolving Loans and

Revolving Reimbursement Obligations on the Revolving Termination Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

(f) The Borrowers promise to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of the LC Facility Reimbursement Obligations on the LC Facility Maturity Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

Section 2.10	Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of, and Reimbursement Obligations owed to, such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) (i) The Revolving and LC Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (A) the amount of each Revolving Loan made and, if such Loan is a Eurodollar Rate Loan, the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable by the Borrowers to each Revolving Lender and LC Lender hereunder and (C) the amount of any sum received by the Revolving and LC Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Revolving Lender’s and LC Lender’s share thereof, if applicable and (ii) the Term Loan Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (A) the amount of each Term Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable by the Borrowers to each Term Lender hereunder and (C) the amount of any sum received by the Term Loan Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Term Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Term Lender’s share thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or any Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans and Reimbursement Obligations in accordance with their terms.

(d) Notwithstanding any other provision of this Agreement, if any Term Lender or Revolving Lender requests that a Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrowers hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Loans of such Lender, (i) in the case of Term Loans, substantially in the form of Exhibit B-1 and (iii) in the case of Revolving Loans, substantially in the form of Exhibit B-2.

Section	2.11 Voluntary Prepayments; Term Loan Call Protection

(a) Voluntary Prepayments.

(i) The Borrowers may, at any time, prepay the outstanding principal amount of the Term Loans in whole or in part; provided, however, that if any prepayment of any Borrowing of Eurodollar Rate Loans is made by the Borrowers other than on the last day of an Interest Period for such Borrowing, the Borrowers shall also pay any amounts owing pursuant to Section 2.17(e); provided, further, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $1,000,000.00. Upon the giving of such notice of prepayment, the principal amount of Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment; provided that a notice of prepayment of the outstanding principal amount of the Term Loans in whole or in part may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the Borrowers by notice to the Term Loan Administrative Agent on or prior to the date specified for such prepayment that the refinancing condition has not been met and the notice of such prepayment is to be revoked (it being understood that any Term Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.14). All voluntary prepayments of Term Loans made hereunder shall be applied as directed by the Borrowers, or, in the case of no direction, in direct order of maturity.

(ii) The Borrowers may, at any time, prepay the outstanding principal amount of the Revolving Loans in whole or in part; provided, however, that if any prepayment of any Borrowing of Eurodollar Rate Loans is made by the Borrowers other than on the last day of an Interest Period for such Borrowing, the Borrowers shall also pay any amounts owing pursuant to Section 2.17(e); provided, further, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $1,000,000.00. Upon the giving of such notice of prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment; provided that a notice of prepayment of the outstanding principal amount of the Revolving Loans in whole or in part may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the Borrowers by notice to the Revolving and LC Administrative Agent on or prior to the date specified for such prepayment that the refinancing condition has not been met and the notice of such prepayment is to be revoked (it being understood that any Revolving Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.14).

(b) Term Loan Call Protection. The Borrowers will pay a prepayment premium in connection with any Repricing Event with respect to all or any portion of the Term Loans that occurs on or before the twelve month anniversary of the Effective Date (whether before or after acceleration of the Term Loans or the commencement of any bankruptcy or insolvency proceeding), in an amount equal to 1.0% of the principal amount of the Term Loans subject to such Repricing Event.

Section 2.12	Mandatory Prepayments

(a) Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Parent shall notify each Administrative Agent of such receipt. On the third Business Day following the receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Borrowers shall (i) first, prepay the Term Loans in an aggregate amount equal to the lesser of (x) such Net Cash Proceeds and (y) $750,000,000 in the aggregate under this clause (a)(i) since the Effective Date, (ii) second, prepay the Term Loans and the Revolving Loans then outstanding on a pro rata basis (calculated using the Specified Asset Sale Adjusted Term Loan Amount in lieu of the amount of Term Loans then outstanding and determined without giving effect to any declined prepayment by any holder of Term Loans) with such Net Cash Proceeds remaining after application in accordance with clause (a)(i), and (iii) third, to cash collateralize outstanding Revolving Letters of Credit and LC Facility Letters of Credit, on a pro rata basis, in the manner set forth in Section 9.3; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Parent may, with respect to any Specified Asset Sale the Net Cash Proceeds of which do not exceed $500,000,000.00, on or prior to the date of the required prepayment, deliver to the Administrative Agents a certificate of a Responsible Officer of the Parent certifying that the Parent intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of the Parent and its Restricted Subsidiaries within 365 days after the receipt of such Net Cash Proceeds (or, if the Parent or such Restricted Subsidiary has entered into a binding commitment with respect to any such reinvestment within such 365-day period, the date, if later, that is 180 days after the date of such commitment) and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case no prepayment of the Loans shall be required under this clause (a) with respect to the amount intended to be so reinvested as set forth in such certificate; provided further that any such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Loans promptly upon the expiration of such period in accordance with this clause (a).

(b) Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary, or by any Agent as loss payee, of any Net Cash Proceeds in respect of any Insurance/Condemnation Event, the Parent shall notify each Administrative Agent of such receipt. On the third Business Day following the receipt by the Parent or any Restricted Subsidiary, or by any Agent as loss payee, of any Net Cash Proceeds in respect of any Insurance/Condemnation Event, the Borrowers shall prepay the Term Loans and thereafter cash collateralize outstanding Revolving Letters of Credit and

LC Facility Letters of Credit in an aggregate amount equal to such Net Cash Proceeds in accordance with Section 2.12(h); provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Parent may, on or prior to the date of the required prepayment, deliver to each Administrative Agent a certificate of a Responsible Officer of the Parent certifying that the Parent intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of the Parent and its Restricted Subsidiaries (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) on or prior to the date that is 365 days after the receipt of such Net Cash Proceeds (or, if the Parent or such Restricted Subsidiary has entered into a binding commitment with respect to any such reinvestment within such 365-day period, the date, if later, that is 180 days after the date of such commitment), and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Borrowers shall not be required to make such prepayment to the extent of the amount intended to be so reinvested as set forth in such certificate; provided further any such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Loans promptly upon the expiration of such period.

(c) Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness (including Permitted Term Refinancing Debt, but excluding any other Indebtedness permitted to be incurred pursuant to Section 8.1), the Parent shall notify each Administrative Agent of such receipt and the Borrowers shall prepay the Term Loans and thereafter cash collateralize outstanding Revolving Letters of Credit and LC Facility Letters of Credit in an aggregate amount equal to such Net Cash Proceeds in accordance with Section 2.12(h).

(d) In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2018), the Borrowers shall, not later than March 31 of the following Fiscal Year, prepay the Term Loans and thereafter cash collateralize outstanding Revolving Letters of Credit and LC Facility Letters of Credit in accordance with Section 2.12(h) in an aggregate principal amount equal to (i) 75% (or (A) 50% if the Secured Leverage Ratio as of the end of such Fiscal Year shall have been equal to or less than 0.75:1.00 but greater than 0.50:1.00 or (B) 25% if the Secured Leverage Ratio as of the end of such Fiscal Year shall have been equal to or less than 0.50:1.00) of such Consolidated Excess Cash Flow; provided that at the option of the Parent, any voluntary prepayments of Term Loans (including prepayments at a discount to par offered to all Lenders under the Term Facility or under any Incremental Term Loan Facility, with credit given for the actual amount of the cash payment) made during such Fiscal Year or on or prior to March 31 of the following Fiscal Year (and without duplication in the next Fiscal Year) other than prepayments funded with the proceeds of incurrences of Long-Term Indebtedness, shall be credited against Consolidated Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (with the Secured Leverage Ratio for purposes of determining the applicable Consolidated Excess Cash Flow percentage above recalculated to give pro forma effect to any such cash pay down or reduction made during such time period); provided, further, that at the option of the Parent, any Capital Expenditures made during such Fiscal Year or on or prior to March 31 of the following Fiscal Year (and without duplication in the next Fiscal Year) shall reduce the calculation of Consolidated Excess Cash Flow for such Fiscal Year; provided, further, that any such Consolidated Excess Cash Flow prepayments shall be required only if the amount of prepayment exceeds $20,000,000.00.

(e) (i) If, at any time, the aggregate principal amount of LC Facility Outstandings exceeds the aggregate LC Facility Commitments at such time, the Borrowers shall within one Business Day provide cash collateral in respect of the LC Facility Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

(ii) (A) If, at any time, the aggregate principal amount of Revolving Outstandings exceeds the aggregate Revolving Commitments at such time, the Borrowers shall immediately repay the Revolving Loans and Revolving Letter of Credit Obligations then outstanding so that the amount of Revolving Outstandings does not exceed the Revolving Commitments at such time and (B) if, after giving effect to such repayment, the aggregate principal amount of Revolving Outstandings exceeds the aggregate Revolving Commitments at such time, the Borrowers shall within one Business Day provide cash collateral in respect of the Revolving Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

(f) If, at any time, the aggregate outstanding amount of all Revolving Financial Letters of Credit exceeds the Revolving Financial Letter of Credit Sublimit, the Borrowers shall within one Business Day provide cash collateral in respect of the Revolving Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

(g) Prior to or concurrently with any mandatory prepayment, cash collateralization or reduction pursuant to this Section 2.12, the Borrowers (i) shall notify each Administrative Agent of such prepayment, cash collateralization or reduction and (ii) shall deliver to each Administrative Agent a certificate of a Responsible Officer of the Parent setting forth the calculation of the amount of the applicable prepayment, cash collateralization or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or Reimbursement Obligation or portion thereof to be prepaid or cash collateralized (with such specification to be in accordance with Section 2.12(e)), or the effective date and the amount of any such reduction, as applicable, and shall be given in writing. Promptly following receipt of any such notice, the Term Loan Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Loans and Reimbursement Obligations under any Facility shall be allocated among the Lenders under such Facility in accordance with their applicable Ratable Portions.

(h) Any mandatory prepayment pursuant to clauses (b) through (d) of this Section 2.12 shall be applied (i) first, to the Term Loans to reduce the subsequent Installments to be made pursuant to Section 2.9 with respect to the Term Loans in direct order of maturity and (ii) second, to cash collateralize outstanding Revolving Letters of Credit and LC Facility Letters of Credit, on a pro rata basis, in the manner set forth in Section 9.3. Each holder of Term Loans may decline all or any portion of any prepayment allocable to it pursuant to the foregoing sentence.

(i) Notwithstanding any of the forgoing, mandatory prepayments of the Term Loans will not be required if and to the extent the Parent reasonably determines that any required repatriation of funds from the Parent’s Restricted Subsidiaries in order to effect such prepayments would have a material adverse Tax or cost consequence for itself or its beneficial owners (after taking into account any Tax credits or other benefits in connection therewith), contravene applicable law or give rise to a material risk of liability for the directors of such Subsidiaries; provided that, in any event, the Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to eliminate such Tax effects in their reasonable control in order to make such payment; provided, further, that if a repatriation of funds to which this Section 2.12(i) previously applied can be made on a later date without the relevant Tax consequence, cost consequence, contravention of applicable law, or risk of liability for directors, then Parent shall promptly cause such repatriation to occur and shall apply the repatriated funds to a mandatory prepayment of the Term Loans in accordance with the other terms and conditions of this Section 2.12.

(j) If at any time cash deposited in the Cash Secured LC Cash Collateral Account is released from the Cash Secured LC Cash Collateral Account, the Borrowers shall promptly prepay the Term Loans in an amount equal to the cash so released; provided that any prepayment pursuant to this clause (j) shall be applied to the Term Loans in accordance with Section 2.9(c); provided, further, that in no event shall the Borrowers be required pursuant to this clause (j) to prepay the Term Loans pursuant to this clause (j) in an aggregate principal amount in excess of the Specified Term Loan Amount.

Section 2.13	Interest

(a) Term Loan Rate of Interest. All Term Loans shall bear interest on the unpaid principal amount thereof from the date such Term Loans are made until paid in full, except as provided in clause (d) below, as follows:

(i) if a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) 4.00%; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) 5.00%.

(b) Other Facility Rate of Interest. All Revolving Loans and the outstanding amount of all other Obligations (other than Reimbursement Obligations in respect of Revolving Letters of Credit, which shall bear interest as set forth in Section 2.7(i)(ii), and Term Loans, which shall bear interest as set forth in Section 2.13(a)) shall bear interest, in the case of Revolving Loans, on the unpaid principal amount thereof from the date such Revolving Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (d) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin for Base Rate Loans; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) the Applicable Margin for Eurodollar Rate Loans.

(c) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last Business Day of each calendar quarter and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(d) Default Interest. Notwithstanding the rates of interest specified in clauses (a) and (b) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the interest rate otherwise in effect shall increase 2.00% per annum; provided that, the applicable rates of interest with respect to overdue amounts other than principal shall be the rate specified in clause (b)(i) above plus 2.00% per annum.

(e) Additional Reserve Requirements. The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to each Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

(f) If, as a result of any restatement of or other adjustment to the Financial Statements delivered pursuant to Section 6.1(a) or (b) (other than as a result of a change in GAAP), (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher Applicable Margin for such period, the Borrowers shall immediately be obligated to pay to the Applicable Administrative Agent for the account of the Lenders or Issuers, automatically and without further action by such Administrative Agent or any Lender or Issuer, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of any Administrative Agent, any Lender or any Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at a default rate pursuant to Section 2.13(c) or under Article IX. The Borrowers’ obligations under this paragraph shall survive the termination of this Agreement, the Commitments and the repayment of all other Obligations hereunder.

Section 2.14	Conversion/Continuation Option

(a) The Borrowers may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in an amount that is an integral multiple of $1,000,000.00. Each conversion or continuation shall be allocated among the Loans subject to such conversion or continuation of each Applicable Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Applicable Administrative Agent at least three Business Days’ prior written notice specifying, in each case, (A) the amount and Type of Loans being converted or continued, (B) whether the Loans being converted or continued are Revolving Loans or Term Loans, (C) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (D) in the case of a conversion, the date of conversion.

(b) The Applicable Administrative Agent shall promptly notify each Applicable Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time during which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.17. If, within the time period required under the terms of this Section 2.14, the Applicable Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrowers containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.15	Fees

(a) Revolving Commitment Fees. The Borrowers jointly and severally agree to pay to the Revolving and LC Administrative Agent for the account of each Lender (except for any Defaulting Lender) a commitment fee (the “Revolving Commitment Fee”), accruing at a rate per annum equal to 0.50% on the actual daily amount by which the Revolving Commitment of such Lender exceeds such Lender’s Revolving Exposure during the period from the Effective Date until the Revolving Termination Date, payable in arrears (i) no later than the fifth Business Day after the date on which the Borrowers receive an invoice for the amount of the Revolving Commitment Fees due and payable for the period, and (ii) on the Revolving Termination Date. Solely for purposes of the calculations of the Revolving Commitment Fees, Swing Loans will not be deemed a utilization of the Revolving Facility.

(b) LC Facility Commitment Fees. The Borrowers jointly and severally agree to pay to the Revolving and LC Administrative Agent for the account of each LC Lender (except for any Defaulting Lender) a commitment fee (the “LC Facility Commitment Fee”), accruing at a rate per annum equal to 0.50% on the actual daily amount by which the LC Facility Commitment of such LC Lender exceeds such LC Lender’s Ratable Portion of the outstanding amount of the LC Facility Letter of Credit Obligations during the period from the Effective Date until the LC Facility Termination Date, payable in arrears (i) no later than the fifth Business Day after the date on which the Borrowers receive an invoice for the amount of the LC Facility Commitment Fees due and payable for the period, and (ii) on the LC Facility Termination Date.

(c) Letter of Credit Fees. The Borrowers jointly and severally agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Revolving and LC Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee of 0.25% per annum (“Fronting Fees”) of the daily maximum amount available to be drawn under such Letter of Credit (in the case of Letters of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter), payable in arrears (A) no later than the fifth Business Day after the date on which the Borrowers receive an invoice for the amount of the Fronting Fees due and payable for the period and (B) on the Applicable Maturity Date;

(ii) to the Revolving and LC Administrative Agent for the account and ratable benefit of the Applicable Fronting Lenders (except for any Defaulting Lender that has not provided cash collateral satisfactory to the applicable Issuers pursuant to Section 2.7(n)), with respect to each Fronted Letter of Credit (but excluding that portion of any such Letter of Credit that has been cash collateralized by the Borrowers pursuant to Section 2.7(n) as a result of any Defaulting Lender), a fee (the “Letter of Credit Participation Fee”) accruing at a rate per annum equal to (A) the Applicable Margin for Eurodollar Rate Loans at such time if such Letter of Credit is a Financial Letter of Credit and (B) 50% of the Applicable Margin for Eurodollar Rate Loans at such time if such Letter of Credit is a Performance Letter of Credit, in each case on the daily maximum amount available to be drawn under such Letter of Credit (in any case, in the case of any Fronted Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter) payable in arrears (x) no later than the fifth Business Day after the date on which the Borrowers receive an invoice for the amount of the Letter of Credit Participation Fees due and payable for the period and (y) on the Applicable Maturity Date, as applicable; provided, however, that during the continuance of an Event of Default, such fee shall be increased by 2.00% per annum and shall be payable on demand, (I) with respect to Revolving Letters of Credit, upon the election of the Requisite Revolving Lenders and (II) with respect to LC Facility Letters of Credit, upon the election of the Requisite LC Lenders (except, in each case, if an Event of Default has occurred under Section 9.1(a) or (f), in which case such increase shall be immediate); and

(iii) to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

(d) [Reserved].

(e) Additional Fees. The Parent and the Borrowers have agreed to pay to the Agents, the Arrangers, the Bookrunners, the Co-Manager and the Lenders additional fees, the amount and dates of payment of which are embodied in certain fee letters executed and delivered by the Parent or any Borrowers in connection with this Agreement and as may otherwise have been separately agreed upon by the Parent or any Borrower in writing in connection herewith or therewith.

(f) Payment of Fees to Lenders. The Revolving and LC Administrative Agent hereby agrees to pay to each Applicable Fronting Lender such Applicable Fronting Lender’s Ratable Portion of the Commitment Fees and the Letter of Credit Participation Fee, as applicable, received by the Revolving and LC Administrative Agent in its capacity as such, promptly following receipt of each of the same from (and only to the extent each such fee is received from) the Borrowers or any other Loan Party; provided that (i) the Ratable Portion of any Commitment Fee shall be calculated without giving effect to the Commitment of any Defaulting Lender and (ii) any Letter of Credit Participation Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which neither such Defaulting Lender nor the Borrower has provided cash collateral satisfactory to the Issuer pursuant to Section 2.7(n) shall be payable, to the maximum extent permitted by applicable law, to the other Applicable Fronting Lenders in accordance with the upward adjustments in their respective Ratable Portions allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuer for its own account.

Section 2.16	Payments and Computations

(a) The Borrowers shall make each payment hereunder (including fees and expenses) not later than 3:00 p.m. (New York time) on the day when due, in Dollars, to the Applicable Administrative Agent at its address referred to in Section 11.8 in immediately available funds without set-off or counterclaim. The Applicable Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clauses (e) or (f) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.18, Section 2.19 or Section 2.17(c) or (d) shall be paid only to any affected Lender and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by any Administrative Agent after 3:00 p.m. (New York time) shall be deemed (in such Administrative Agent’s sole discretion) to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Applicable Administrative Agent on the basis of the actual number of days elapsed (in each case calculated to include the first day but exclude the last day) (i) over a year of 365 or 366 days, as the case may be, in the case of interest accruing at the Base Rate when the Base Rate is determined by reference to the Prime Rate, and (ii) over a year of 360 days at all other times. Each determination by the Applicable Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans under any Facility shall be applied as follows: first, to repay Loans under such Facility outstanding as Base Rate Loans and then, to repay Loans under such Facility outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(d) Unless an Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, such Administrative Agent may assume that the Borrowers have made such payment in full to such Administrative Agent on such date and such Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to such Administrative Agent, each applicable Lender shall repay to such Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first three Business Days, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to such Administrative Agent.

(e) Subject to the provisions of clause (f) below and the provisions of Section 2.12 with respect to the application of mandatory prepayments, all payments and any other amounts received by the Administrative Agents from or for the benefit of any Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans an Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which such Administrative Agent has not been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable, and third, as the Borrowers so designate. Payments in respect of Swing Loans received by an Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of other Loans received by any Administrative Agent shall, subject to Section 2.23, be distributed to each applicable Lender in accordance with such Lender’s Ratable Portion (calculated (i) in the case of principal payments, without giving effect to the Commitments of any Defaulting Lender that has not fully funded its share of the Loans being repaid and (ii) in the case of interest and fee payments, without giving effect to the Commitments of any Defaulting Lender for the amount of interest, LC Facility Commitment Fees, Revolving Commitment Fees or Letter of Credit Participation Fees payable in respect of Loans or Letter of Credit Obligations for which such Defaulting Lender has not fully funded its share of the Loan or Letter of Credit Obligations) and as adjusted in accordance with Section 2.15(e) and Section 2.23(a)(iv).

(f) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any net proceeds of Collateral after the occurrence and during the continuance of an Event of Default, whether from a Loan Party’s sale of Collateral or the Collateral Agent’s or any Secured Party’s receipt of proceeds from any exercise of remedies, and each Borrower and each Lender agrees that, during such time, each Administrative Agent and the Collateral Agent may, and upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 shall, apply all payments in respect of any Obligations and all other proceeds of Collateral, in the following order (subject to any adjustments under Section 2.23(a)(ii)):

first, to pay interest on and then principal of (i) the Loans that any Administrative Agent may have advanced on behalf of any Lender for which such Administrative Agent has not then been reimbursed by such Lender or the Borrowers and (ii) the Liquidity Reimbursement Obligations owed to any Liquidity Issuer for which such Issuer has not then been reimbursed by any Lender or the Borrowers;

second, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to any Administrative Agent or the Collateral Agent;

third, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Lenders and the Issuers;

fourth, to pay Obligations in respect of any fees then due to any Administrative Agent, the Collateral Agent, the Lenders and the Issuers;

fifth, to pay interest then due and payable in respect of the Loans (ratably to the aggregate principal amount of such Loans) and Liquidity Reimbursement Obligations; and

sixth, to pay or prepay the Loans, Liquidity Reimbursement Obligations and other Obligations including payment of amounts owed in respect of a Revolving Lender’s participation in any Swing Loans and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3, ratably to the aggregate amount of such Loans, Liquidity Reimbursement Obligations, other Obligations and Letter of Credit Undrawn Amounts;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first through sixth above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the interest of the Agent, Lender, Issuer or other Person holding such Obligations in the aggregate outstanding Obligations described in such clauses;

provided, further, that with respect to the Cash Secured LC Cash Collateral Account (and all amounts deposited therein or credited thereto), any amounts so received shall be applied:

first, on a pro rata basis, to the payment of all amounts due to each Cash Secured LC Issuer under any of the Loan Documents, excluding amounts payable in connection with any Cash Secured Reimbursement Obligations;

second, on a pro rata basis, to the payment of all amounts due to each Cash Secured LC Issuer in an amount equal to 100% of all Cash Secured Reimbursement Obligations;

third, on a pro rata basis, to any Secured Party which has theretofore advanced or paid any fees to a Cash Secured LC Issuer, other than any amounts covered by priority second, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not previously reimbursed; and

fourth, the balance, if any, after all of the relevant Cash Secured Reimbursement Obligations have been indefeasibly paid in full in cash, as set forth in the Collateral Agency and Intercreditor Agreement and any other applicable intercreditor agreement.

If any Secured Party collects or receives any amounts or obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Obligations to which it is not entitled under or in excess of the amount it would be entitled under this Section 2.16(f) if such payment had been received by an Administrative Agent or the Collateral Agent, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Collateral Agent, for the account of such Secured Parties, to be applied in accordance with this Section 2.16(f), in each case until the prior payment in full in cash of the applicable Obligations of such Secured Parties.

Section 2.17	Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Applicable Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” An Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrowers.

(b) Interest Rate Unascertainable, Inadequate or Unfair.

(i) If (A) an Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis) or (B) the Applicable Requisite Lenders notify the Applicable Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period or calendar quarter, such Administrative Agent shall forthwith so notify the Borrowers and the Applicable Lenders, whereupon each Eurodollar Rate Loan in respect of such Facility shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Applicable Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until such Administrative Agent shall notify the Borrowers that the Applicable Requisite Lenders have determined that the circumstances causing such suspension no longer exist, which notice shall be given promptly following such determination. Thereafter, the Borrowers’ right to request, and the Applicable Lenders’ obligations, if any, to make Eurodollar Rate Loans shall be restored.

(ii) If at any time an Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (b)(i)(A) or (b)(i)(B) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (b)(i)(A) or (b)(i)(B) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over such Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agents and the Borrowers shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agents shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment.

(c) Increased Costs. If at any time any Lender or an Issuer determines that any Change in Law (including any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) shall (i) have the effect of increasing the cost to such Lender or such Issuer of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan, or (ii) subject any Lender or any Issuer to any Tax (except for Taxes or Other Taxes indemnifiable pursuant to Section 2.19) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital and the result of any of the foregoing shall be to increase the cost to such Lender or Issuer of making, continuing or maintaining any Eurodollar Rate Loan or of maintaining its obligation to make any such Eurodollar Rate Loan, or to increase the cost to such Lender or Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuer hereunder with respect to a Eurodollar Rate Loan or Letter of Credit (whether of principal, interest or any other amount) then the Borrowers shall from time to time, upon demand by such Lender or such Issuer (with a copy of such demand to the Applicable Administrative Agent), pay to the Applicable Administrative Agent for the account of such Lender or such Issuer additional amounts sufficient to compensate such Lender or such Issuer for such additional cost incurred or reduction suffered. A certificate as to the amount of such increased cost shall be, together with supporting documents, submitted to the Borrowers and the Applicable Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in such certificate shall be retroactive, the Borrowers shall not be required to compensate a Lender or an Issuer pursuant to this clause (c) for any increased costs or reduction incurred more than 180 days prior to the date of such certificate. The Borrowers shall pay such Lender or such Issuer the amount shown as due on any such certificate within 30 days after its receipt of the same. Notwithstanding the foregoing, no Person shall be entitled to demand compensation for any additional cost or reduction pursuant to this Section 2.17(c) if it is not the general policy or practice of such Person to demand it in similar circumstances under comparable provisions of other credit agreements (as reasonably determined by such Person).

(d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Applicable Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrowers shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this Section 2.17(d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrowers and the Applicable Administrative Agent. The Borrowers’ right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs. In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.13, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loan to the Borrowers, but excluding any loss of the Applicable Margin or other profit on the relevant Loans) that such Lender may sustain (i) if for any reason a proposed Borrowing or continuation of, or conversion into, Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrowers or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.14, (ii) if for any reason any Eurodollar Rate Loan is prepaid by reason of an increase or a reduction in Commitments on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above, (iv) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans when required by the terms hereof, or (v) as a consequence of the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrowers pursuant to Section 2.20 or Section 11.1(c). The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

(f) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers under this Section 2.17 shall survive the termination of this Agreement, the Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Section 2.18	Capital Adequacy

If at any time any Lender or any Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s (or any Person controlling such Lender’s or such Issuer’s) capital as a consequence of its obligations hereunder, under or in respect of any Letter of Credit to a level below that which such Lender or such Issuer or Person could have achieved but for such Change in Law, then, upon demand from time to time by such Lender or such Issuer, the Borrowers shall pay to the Applicable Administrative Agent for the account of such Lender or such Issuer, from time to time as specified by such Lender or such Issuer, additional amounts sufficient to compensate such Lender or such Issuer for such reduction. A certificate as to such amounts setting forth in reasonable detail the basis for such demand and a calculation for such amount shall be submitted to the Borrowers and the Applicable Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes absent manifest error; provided that no such certificate need disclose any information that is sensitive, confidential or legally restricted. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in any such certificate shall be retroactive, the Borrowers shall not be required to compensate a Lender or such Issuer pursuant to this Section 2.18 for any reduction in rates of return with respect to any period prior to the date that is 180 days prior to the date of each such certificate. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers under this Section 2.18 shall survive the termination of this Agreement, the Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Section 2.19	Taxes

(a) All payments by or on account of any obligation of any Loan Party to or for the account of any Lender or Issuer or any Administrative Agent hereunder or under each Loan Document shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except pursuant to a Requirement of Law (which for purposes of this Section 2.19 shall include FATCA). If a Withholding Agent shall be required by law (as determined in the good faith discretion of such Withholding Agent) to deduct or withhold any Taxes from or in respect of any such payment to any Lender or the Applicable Administrative Agent then, (i) the applicable Withholding Agent shall be entitled to make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted by it to the relevant Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the applicable Withholding Agent shall furnish to such Administrative Agent (in case the applicable Withholding

Agent is a Loan Party) or to the Borrowers (in case the applicable Withholding Agent is the Applicable Administrative Agent) the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to such Administrative Agent or the Borrowers (as applicable) within 30 days after such payment is made. In addition, in the case of any Taxes or Other Taxes (as defined below) that are, in either case, (i) deducted or withheld by a Withholding Agent pursuant to the immediately preceding sentence and (ii) not an Excluded Tax, the sum payable by the Borrowers under the applicable Loan Document shall be increased as necessary so that after making all such required deductions or withholdings for such Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section 2.19) such Lender or such Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Borrowers shall timely pay to the relevant Government Authority any stamp, court or documentary, intangible, recording, filing or similar Taxes (including any interest, additions to Tax or penalties applicable thereto), in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20) (“Other Taxes”) or, at the option of the Applicable Administrative Agent, timely reimburse it for the payment of Other Taxes.

(c) The Borrowers hereby agree to indemnify, jointly and severally, each Administrative Agent, each Issuer and each Lender, for the full amount of Taxes (other than Excluded Taxes) imposed on or with respect to a payment made by or on account of an obligation of any Loan Party under any Loan Document or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.19(c)) deducted or withheld by the Borrowers or paid by the Applicable Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments due under this indemnification shall be made within 10 days of the date such Administrative Agent or such Lender makes demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or any Administrative Agent on its own behalf or on behalf of a Lender or any other Administrative Agent, shall be conclusive absent manifest error.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the parties contained in this Section 2.19 shall survive the resignation and/or replacement of any Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, the Commitments and the repayment, and the satisfaction or discharge of the Obligations.

(e) (i) Any Lender (including, solely for this purpose, each Administrative Agent and any Issuer) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver, to the Borrowers and the Applicable Administrative Agent, at the time or times reasonably requested by the Borrowers or the Applicable Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or such Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or such Administrative Agent as will enable the Borrowers or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clause (ii)(A), (B) or (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a “United States Person” as defined in Section 7701(a)(30) of the Code,

(A)	any Lender that is a United States Person shall deliver to the Borrowers and the Applicable Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or such Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)	any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Applicable Administrative Agent (in such number of copies as shall be requested by the applicable recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or such Administrative Agent), whichever of the following is applicable:

(1)

in the case of a non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)	properly completed and executed copies of IRS Form W-8ECI;

(3)	in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)	to the extent a non-U.S. Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. Lender is a partnership and one or more direct or indirect partners of such non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)	any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or such Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or such Administrative Agent to determine the withholding or deduction required to be made.

(D)	If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or such Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and such additional documentation reasonably requested by the Borrowers or such Administrative Agent as may be necessary for the Borrowers and such Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (D), “FATCA” shall include any amendments made to FATCA after the date of this agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Applicable Administrative Agent in writing of its legal inability to do so.

(f) If any Lender, Issuer or the Applicable Administrative Agent receives a refund (or a credit claimed in lieu of a refund) in respect of any Taxes or Other Taxes as to which it has received a payment from or has been indemnified by a Loan Party pursuant to this Section 2.19 or a similar provision of any Loan Document, which refund or credit in solely the good faith judgment of such Lender or Issuer or such Administrative Agent, as the case may be, is attributable to such payment or indemnification made by the Loan Party or the associated Tax or Other Tax, it shall notify the Borrowers of such receipt and shall, within 30 days after the later of the receipt of a written request by the Borrowers or the receipt or application of such refund or credit (unless such Lender reasonably expects that it shall be required to repay such refund or credit to the relevant Governmental Authority), pay the amount of such refund or credit to the Borrowers, net of all out-of-pocket expenses of such Lender and Taxes imposed on the Lender or Issuer or Administrative Agent with respect to such amounts, without interest thereon and subject to Section 11.6; provided, however, that the Borrowers jointly and severally agree to return such refund or credit paid by the Lender, Issuer or the Applicable Administrative Agent pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Issuer or such Administrative Agent within 30 days after receipt of written notice in the event that such Lender or Issuer or such Administrative Agent is required to repay such refund or credit to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender or Issuer or the Applicable Administrative Agent be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would place the Lender or Issuer or such Administrative Agent in a less favorable net after-Tax position than the Lender or Issuer or such Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing contained in this Section 2.19 shall require any Lender or the Applicable Administrative Agent to make available to any Loan Party any Tax Return or any other document containing information that it deems to be confidential.

Section 2.20	Substitution of Lenders

If (a)(i) any Lender makes a claim under Section 2.17(c) or 2.18, (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrowers pursuant to Section 2.17(d), (iii) the Borrowers are required to make any payment pursuant to Section 2.19 that is attributable to a particular Lender, or (iv) any Liquidity Lender becomes a Defaulting Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans exceeds the effective average rate of interest payable to the Applicable Requisite Lenders under this Agreement, and (c) in the case of clauses (a)(i) and (ii) above, (i) if such Lender is a Term Lender, Applicable Lenders holding at least 75% of the outstanding Term Loans are not subject to such increased costs or illegality, payment or proceedings and (ii) if such Lender is not a Term Lender, Applicable Lenders holding at least 75% of the Applicable Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrowers may, at Borrowers’ sole effort and expense, substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the notification to the Borrowers of any applicable event described in clauses (a)(i), (ii), (iii) or (iv) above) by the Borrowers to each Administrative Agent and the Affected Lender that the Borrowers intend to make such substitution. A substitute financial institution (x) must be an Eligible Assignee and (y) if not already a Lender in respect of such Facility, must be acceptable to each Administrative Agent and each Applicable Issuer (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrowers within 30 days of each other, then the Borrowers may substitute all, but not (except to the extent the Borrowers have already substituted one of such Affected Lenders before the Borrowers’ receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. If the proposed substitute financial institution or other entity meets the conditions set forth in clauses (x) and (y) above and the written notice was properly issued under this Section 2.20, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, at par plus accrued interest and Letter of Credit Participation Fees, all rights and claims of such Affected Lender under the Loan Documents and such substitute financial institution or other entity shall assume, and the Affected Lender shall be relieved of, its Applicable Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such Affected Lender, upon the effectiveness of such sale, purchase and assumption (that, in any event shall be conditioned upon the payment in full by the Borrowers in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date to such Affected Lender), the substitute financial institution or other entity shall become a “Lender” hereunder in respect of the applicable Facility for all purposes of this Agreement (x) having a Commitment in the amount of such Affected Lender’s Commitment assumed by it (if any) and such Commitment of the Affected Lender shall be terminated and (y) holding the amount of Applicable Loans and Reimbursement Obligations held by the Affected Lender; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender. Such Affected Lender shall execute and deliver to the Applicable Administrative Agent an Assignment and Acceptance to evidence such transfer; provided, however, that the failure of the Affected Lender to execute and deliver such Assignment and Acceptance shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed and delivered upon receipt by such Affected Lender of such payment in full.

Section 2.21	Mitigation

If any Lender requests compensation under Section 2.17(c), or requires the Borrowers to pay any Taxes or additional amounts to any Lender, any Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17(c) or 2.19, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.22	Cash Collateral

(a) Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, promptly (but in any event within five Business Days) after the request of any Administrative Agent or any Liquidity Issuer or the Swing Loan Lender, the Borrowers shall deliver to the Collateral Agent cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.23(a)(iv) and any cash collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at the Collateral Agent (including, in the case of cash collateral provided pursuant to Section 9.3, the Cash Collateral Account). To the extent provided by the Borrowers, the Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Collateral Agent, the Liquidity Issuers and the Liquidity Lenders, a security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, and to maintain such security interest as a first-priority security interest, all as security for the obligations to which such cash collateral may be applied pursuant to clause (c) below. If at any time the Collateral Agent determines that cash collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly (but in any event within 5 Business Days) after demand by the Collateral Agent, pay or provide to the Collateral Agent additional cash collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.22 or Section 2.3, Section 2.4, Section 2.5, Section 2.7, Section 2.12, Section 2.16, Section 2.23, or Section 9.3 in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Loans, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which such cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the Lender (or, as appropriate, its assignee following compliance with Section 11.2(b)(iv)) or (ii) the Collateral Agent’s good faith determination that there exists excess cash collateral; provided, however, that (x) cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Section 2.16(e) and (f), and (y) the Person providing cash collateral and the relevant Issuer or Swing Loan Lender, as applicable may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.23	Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Liquidity Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Each Lender hereby agrees that notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and each Lender hereby agrees that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lenders), except as provided in the last sentence of Section 11.1(a).

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by any Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.12 or otherwise, and including any amounts made available to such Administrative Agent by the Defaulting Lender pursuant to Section 11.6), shall be applied at such time or times as may be determined by such Administrative Agent as follows:

first, to the payment of any amounts owing by that Defaulting Lender to an Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to a Liquidity Issuer or Swing Loan Lender hereunder;

third, if so determined by the Revolving and LC Administrative Agent or requested by a Liquidity Issuer or the Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Liquidity Letter of Credit;

fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Revolving and LC Administrative Agent;

fifth, if so determined by the Revolving and LC Administrative Agent and the Borrowers, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement;

sixth, to the payment of any amounts owing to the other Liquidity Lenders or Liquidity Issuers or the Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Liquidity Lender or any Liquidity Issuer or the Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Liquidity Reimbursement Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Liquidity Reimbursement Obligations were made at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Liquidity Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Liquidity Reimbursement Obligations owed to, that Defaulting Lender.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (x) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) each Defaulting Lender shall be limited in its right to receive Letter of Credit Participation Fees as provided in Section 2.15(c)(ii).

(iv) Reallocation of Ratable Portions to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Liquidity Letters of Credit or Swing Loans pursuant to Section 2.7, the “Ratable Portion” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and, in the case of Revolving Lenders, Swing Loans shall not exceed the positive difference, if any, of (1) the Applicable Commitments of that Non-Defaulting Lender minus (2) the aggregate Applicable Outstandings of that Lender.

(b) Defaulting Lender Cure. If the Borrowers, the Revolving and LC Administrative Agent, the Swing Loan Lender and each Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Revolving and LC Administrative Agent will so notify the Borrowers, the Liquidity Lenders and the Liquidity Issuers, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans and Letter of Credit Obligations of the other Lenders and take such other actions as the Revolving and LC Administrative Agent may determine to be necessary to cause the Loans, Letter of Credit Obligations and participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Ratable Portions (without giving effect to clause (a)(iv) above), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender and no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Replacement of Defaulting Lenders. If any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Revolving and LC Administrative Agent, require such Lender to be replaced in accordance with Section 2.20.

Section 2.24	Incremental Facility Commitments

(a) From time to time, following the Effective Date and prior to the Applicable Maturity Date, the Borrowers may by written notice to the Applicable Administrative Agent request (i) one or more increases to the existing Revolving Commitments (any such increase, an “Incremental Revolving Facility” and, any additional Revolving Commitments provided pursuant to any Incremental Revolving Facility, a “New Revolving Commitment”) and (ii) to incur incremental commitments consisting of one or more increases to the Term Facility (an “Incremental Term Facility” and, any additional Term Commitment provided pursuant to any Incremental Term Facility, a “New Term Commitment”) and/or incremental term loan facilities under the Loan Documents (each such incurrence, together with each Incremental Term Facility, an “Incremental Term Loan Facility”) in an aggregate amount since the Effective Date not to exceed the Available Incremental Amount.

(b) From time to time, following the Effective Date and prior to the LC Facility Termination Date, the Borrowers may by written notice to the Revolving and LC Administrative Agent request to incur incremental commitments consisting of one or more increases to the LC Facility (each, an “Incremental LC Facility”, and any additional LC

Facility Commitment provided pursuant to any Incremental LC Facility, a “New LC Facility Commitment”) in an aggregate amount since the Effective Date not to exceed the Available Floating LC Amount.

(c) Each notice described in Section 2.24(a) or (b) shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the applicable Incremental Facility shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Applicable Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each such other Person, a “New Lender”) to whom the Borrowers propose any portion of such Incremental Facility be allocated and the amounts of such allocations; provided that such Administrative Agent may elect or decline to arrange such Incremental Facility in its sole discretion and any Lender approached to provide all or a portion of the Incremental Facility may elect or decline, in its sole discretion, to provide an additional Term Commitment or increase its existing Revolving Commitment, or LC Facility Commitment, as applicable, by providing a New Incremental Commitment.

(d) Such New Incremental Commitments shall become effective, as of such Increased Amount Date; provided that:

(i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Facility;

(ii) the representations and warranties set forth in Article IV and in the other Loan Documents that have no materiality or Material Adverse Effect qualification shall be true and correct in all material respects and the representations and warranties set forth in Article IV and in the other Loan Documents that have a materiality or Material Adverse Effect qualification shall be true and correct in all respects, in each case with the same effect as though made on and as of the Increased Amount Date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

(iii) the Borrower shall be in compliance with each of the covenants set forth in Article V on a pro forma basis on the date of incurrence and for the most recent determination period after giving effect to such Incremental Facility (assuming that all commitments under any Incremental Revolving Facility, as applicable, were fully drawn);

(iv) in the case of an Incremental Term Loan Facility:

(A)

the yield (as reasonably determined by the Term Loan Administrative Agent taking into account interest margins, minimum Eurodollar Rate, minimum Base Rate, upfront fees and original issue discount on such Term Loans with upfront fees and original issue discount equated to interest margins based on assumed four-year life-to-maturity but excluding customary arrangement, syndication and commitment fees that are not shared generally with the Lenders) applicable to such Incremental Term Loan Facility will not be more than 50 basis points above the yield for the Term Facility (as reasonably determined by the Term Loan Administrative Agent consistent with the above (but including only those upfront fees or original issue discount paid generally to all of the Lenders under the Term Facility at the time of the incurrence of the Term Facility)) unless the yield with respect to the Term Facility is increased by an amount equal to the difference between the yield with respect to such Incremental Term Loan Facility less 50 basis points and the yield for the Term Facility;

(B)	the maturity date applicable to such Incremental Term Loan Facility that is secured on a pari passu basis with the Term Facility will not be earlier than the latest maturity date of the Senior Credit Facilities at the time of incurrence of such Incremental Term Loan Facility;

(C)	if such Incremental Term Loan Facility is secured on junior basis or is unsecured, the maturity date applicable thereto will not be earlier than 91 days after the latest maturity date of the Senior Credit Facilities;

(D)	the weighted average life to maturity of such Incremental Term Loan Facility will not be shorter than the weighted average life to maturity of the Senior Credit Facilities at the time of incurrence of such Incremental Term Loan Facility;

(E)	if such Incremental Term Loan Facility is secured, it shall be secured on a pari passu or junior basis with the Senior Credit Facilities pursuant to an Intercreditor Agreement unless the obligations under such Incremental Term Facility constitute “Obligations” hereunder; and

(F)	all other terms of such Incremental Term Loan Facility, if not consistent with the terms of the Term Facility, will be as agreed upon between the Borrowers and the Lenders providing such Incremental Term Loan Facility and will be reasonably acceptable to the Term Loan Administrative Agent, except that such other terms may not be more restrictive to the Parent and the other Loan Parties, taken as a whole, than those applicable to the Term Facility, unless such more restrictive terms (1) are also added for the benefit of the corresponding existing Lenders, (2) are applicable only after the latest maturity date of the Senior Credit Facilities or (3) are otherwise reasonably satisfactory in all respects to the Term Loan Administrative Agent;

(v) each New Revolving Commitment and each New LC Facility Commitment shall be effected pursuant to an increase and joinder agreement (an “Increase and Joinder Agreement”) in form and substance acceptable to the Applicable Administrative Agent and the applicable Issuer in its reasonable discretion, which Increase and Joinder Agreement may provide for an increase in the Applicable Margin applicable to all relevant Obligations, executed and delivered by the Borrowers, any existing Lender providing a New Incremental Commitment, any New Lender providing a New Incremental Commitment and such Administrative Agent (and, to the extent required, each applicable Issuer), and which shall be recorded in the Register, and each New Lender shall be subject to the requirements set forth in Section 2.17(e) and (f);

(vi) each New Term Commitment and each Incremental Term Loan Facility shall be effected pursuant to an Increase and Joinder Agreement in form and substance acceptable to the Applicable Administrative Agent in its reasonable discretion, which Increase and Joinder Agreement may provide for an increase in the rate of interest applicable to all Term Loans, executed and delivered by the Borrowers, any existing Lender providing a New Incremental Commitment, any New Lender providing a New Incremental Commitment and such Administrative Agent, and which shall be recorded in the Register, and each New Lender shall be subject to the requirements set forth in Section 2.17(e) and (f);

(vii) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by either Administrative Agent in connection with any such Incremental Facility or Letter of Credit Commitment Increase; and

(viii) the Borrowers shall make any payments required pursuant to and in accordance with Section 2.16(e) in connection with the New Incremental Commitments.

Notwithstanding anything herein to the contrary, each applicable Issuer shall have approved the Incremental Revolving Facility allocated to each existing Lender and the New Incremental Commitments allocated to each New Lender (such approval not to be unreasonably withheld, delayed or conditioned).

(e) On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans and Letter of Credit Obligations outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and Letter of Credit Obligations will be held by existing Lenders and New Lenders ratably in accordance with their applicable Commitments after giving effect to the applicable Incremental Facility or Incremental LC Facility, as applicable, (ii) each New Incremental Commitment and New LC Facility Commitment shall be deemed for all purposes a Commitment, (iii) each New Lender shall become a Lender with respect to its New Incremental Commitment or New LC Facility Commitment, as applicable, and all matters relating thereto and all other matters under this Agreement, and (iv) the Applicable Administrative Agent shall notify the Lenders (including any New Lenders) of the effectiveness of the applicable Incremental Facility or Incremental LC Facility, as applicable, and each Lender’s interests in the outstanding Loans and Letter of Credit Obligations after giving effect to the assignments contemplated by this Section 2.24.

(f) Except as expressly contemplated in this Section 2.24, the terms and provisions of the New Incremental Commitments shall be identical to the existing Applicable Commitments.

(g) Each Increase and Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Applicable Administrative Agent to effect the provision of this Section 2.24.

Section 2.25	Extension Offers

(a) The Borrowers may on one or more occasions, by written notice to the Administrative Agents, make one or more offers (each, an “Extension Offer”) to all the Lenders in respect of a Facility, on the same terms and conditions to each such Lender, to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Applicable Administrative Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Applicable Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Parent, each Borrower, each applicable Extending Lender and the Applicable Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) the conditions set forth in Section 3.3(b) shall have been satisfied or waived with respect to such Extension Permitted Amendment before and after giving effect to such Extension Permitted Amendment and (ii) the Parent and the Borrowers shall have delivered to the Administrative Agents such legal opinions, board resolutions, officer’s certificates and other documents as shall reasonably be requested by either Administrative Agent in connection therewith. The Applicable Administrative Agent shall promptly notify each Applicable Lender as to the effectiveness of each Extension Agreement. Each Extension

Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agents, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1	Conditions Precedent to Execution

The effectiveness of this Agreement and the occurrence of the Execution Date shall occur on the date on which the Administrative Agents shall have received this Agreement (other than any Schedule referenced in Section 3.2(q)), executed and delivered by each of the parties hereto, other than the Term Lenders and the Term Loan Administrative Agent (such date, the “Execution Date”).

Section 3.2	Conditions Precedent to Effectiveness

The obligation of the Lenders to make the Loans and the obligation of each Issuer to Issue Letters of Credit shall not become effective until the date on or after the Execution Date and on or before June 18, 2018 (the “Outside Date”) which all of the following conditions precedent are satisfied or duly waived by the Lenders, the Issuers and the Agents (such date, the “Effective Date”):

(a) Deliveries at Effective Date. The Administrative Agents shall have received (i) if requested by any Lender, promissory notes substantially in the form of Exhibit B, each executed and delivered by a Responsible Officer of each Borrower, (ii) the Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agents, executed and delivered by a Responsible Officer of each Person listed on Schedule V hereto and (iii) each of the other documents listed on Part I of Schedule 3.2 hereto, each in form and substance reasonably satisfactory to each Administrative Agent, executed and delivered by a Responsible Officer of the Loan Parties party thereto.

(b) Financial Statements. Each Administrative Agent shall have received, for delivery to the Applicable Lenders, (i) the Closing Date Financial Statements and (ii) the Pro Forma Financials.

(c) Legal Opinions. Each Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the Issuers, favorable written opinions, each in form and substance reasonably satisfactory to each Administrative Agent, of (a) Baker Botts L.L.P., counsel to the Loan Parties on the Effective Date, (b) John M. Freeman, General Counsel of the Parent, (c) Arias Fabrega & Fabrega, special Panamanian counsel to certain of the Loan Parties, (d) NautaDutilh New York P.C., special Dutch counsel to certain of the Loan Parties and (e) each other special and local counsel set forth on Part II of Schedule 3.2, in each case dated as of the Effective Date and addressed to each Administrative Agent, the Collateral Agent, the Lenders and the Issuers and addressing such other matters any Administrative Agent may reasonably request.

(d) Certificates. Each Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Person listed on Schedule V hereto, certified, in the case of Loan Parties incorporated in the United States, as of a recent date by the appropriate governmental authority of the jurisdiction of its organization, and a certificate as to the good standing (if applicable in such jurisdiction) of each Loan Party from such governmental authority; (ii) a certificate of an Authorized Officer, the Secretary or the Assistant Secretary of such Loan Party and with respect to a Dutch Loan Party, by an authorized representative of such Dutch Loan Party, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or similar document of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (iii) a certificate of another officer as to the incumbency and specimen signature of the Authorized Officer, or authorized representative in the case of a Dutch Loan Party, executing the certificate pursuant to clause (ii) above.

(e) No CBI Material Adverse Effect. Except (i) as set forth in the Comet Disclosure Letter (as defined in the Business Combination Agreement) and making reference to the particular subsection of the Business Combination Agreement to which exception is being taken, subject to Section 10.13 of the Business Combination Agreement or (ii) as disclosed in the Comet Reports (as defined in the Business Combination Agreement), filed with the Securities & Exchange Commission after December 31, 2016 and prior to December 18, 2017 (excluding any disclosures in such Comet Reports in any risk factors section or in any section related to forward-looking statements, since December 31, 2016 there shall not have been any CBI Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a CBI Material Adverse Effect; provided that notwithstanding the foregoing, in no event shall any change, event or occurrence, state of facts or development that occurs due to the proposed consummation of the Transactions or the identity of the Parent constitute a CBI Material Adverse Effect.

(f) Existing Parent Credit Agreement. All indebtedness of, and letters of credit issued on behalf of, the Parent under (A) the Existing Parent Credit Agreement and (B) the Indenture, dated April 16, 2014, between the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which the Parent issued $500 million in aggregate principal amount of 8.00% Senior Secured Notes due 2021, shall, upon the initial Borrowings under the Senior Credit Facilities have been, or will be substantially simultaneously, repaid, redeemed, defeased, discharged or (in the case of outstanding letters of credit) replaced, backstopped or cash collateralized in a manner satisfactory to the issuer thereof, and any liens securing such indebtedness released (or, in the case of non-U.S. Liens, arrangements satisfactory to the Administrative Agents have been made), and the Parent shall have delivered to the Administrative Agents an executed payoff letter evidencing the termination and payoff on the Effective Date of each of the foregoing.

(g) Existing CBI Credit Agreements. All indebtedness of, and letters of credit issued on behalf of, CBI under the (A) Amended and Restated Revolving Credit Agreement, dated as of July 8, 2015, by and among CBI, certain subsidiaries from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, (B) Credit Agreement, dated as of October 28, 2013, by and among CBI, certain subsidiaries from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, (C) Term Loan Agreement, dated as of July 8, 2015, among CBI, certain subsidiaries from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, (D) Note Purchase and Guarantee Agreement, dated as of July 22, 2015, among CBI, its Delaware obligor, and the purchasers party thereto, and (E) Note Purchase and Guarantee Agreement, dated as of December 27, 2012, among CBI, its Delaware obligor and the purchasers party thereto, in each case as amended, amended and restated, supplemented or otherwise modified from time to time shall, upon the initial Borrowings under the Senior Credit Facilities, have been, or will be substantially simultaneously, repaid, redeemed, defeased, discharged or (in the case of outstanding letters of credit) replaced, backstopped or cash collateralized in a manner satisfactory to the issuer thereof, and any Liens securing such Indebtedness released (or, in the case of non-U.S. Liens, arrangements satisfactory to the Administrative Agents have been made), and the Parent shall have delivered to the Administrative Agents an executed payoff letter evidencing the termination and payoff on the Effective Date of each of the foregoing.

(h) Collateral Documents. Each Administrative Agent shall have received the results of a recent customary Lien search in each relevant jurisdiction in the United States with respect to the Parent, the Borrowers and those of Persons that shall be Guarantors as of the Effective Date (whether as a condition to the Effective Date or subsequent to the occurrence thereof). The Pledge and Security Agreement and the other Collateral Documents listed on Part I of Schedule 3.2 shall be in full force and effect on the Effective Date, and each document (including each Uniform Commercial Code financing statement and documentation relating to the Mortgaged Vessels) shall have been delivered to the Collateral Agent. The Pledged Stock and the Pledged Notes shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Secured Parties (subject to the last paragraph of this Section 3.2), and certificates representing such pledged Collateral (if any), accompanied by instruments of transfer and stock powers endorsed in blank, shall have been delivered to the Collateral Agent.

(i) Solvency. Each Administrative Agent shall have received (a) a certificate of a Responsible Officer of the Parent in the form of Exhibit I hereto stating that the Borrowers and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the Transactions and (b) a certificate of a Responsible Officer of the Parent and each Borrower to the effect that the conditions set forth in Sections 3.2(l), 3.2(m) and 3.2(n) have been satisfied.

(j) USA Patriot Act. To the extent requested at least ten days prior to the Effective Date, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act at least five days prior to the Effective Date.

(k) Fees and Expenses. There shall have been paid to each Administrative Agent, for the account of each Administrative Agent and the Lenders, as applicable, and to each Arranger, Bookrunner and Co-Manager, for its own account, all fees and expenses (including reasonable fees and expenses of counsel to each Administrative Agent to the extent the Borrowers receive invoices therefor at least one Business Day prior to the Effective Date) due and payable in connection with this Agreement on or before the Effective Date, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Senior Credit Facilities).

(l) Business Combination. The Business Combination shall have been consummated or will be consummated substantially concurrently with the initial funding under the Senior Credit Facilities in accordance with the Business Combination Agreement. No conditions precedent to the consummation of the Business Combination or other provision of the Business Combination Agreement as in effect on December 18, 2017 shall have been waived, modified, supplemented or amended (and no consent granted), in any case by the Parent or any of its affiliates in a manner materially adverse to the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers, not to be unreasonably withheld or delayed (provided that any modification, amendment, waiver or consent in respect of the definition of “Comet Material Adverse Effect” shall be deemed to be materially adverse to the Lenders).

(m) Specified Representations. The Specified Business Combination Agreement Representations shall be true and correct to the extent required in the definition thereof. The Specified Representations will shall true and correct in all material respects (except that in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and that any such representation qualified by materiality or material adverse effect will be true and correct in all respects).

(n) Letters of Credit. At least $350,000,000.00 of letters of credit, bank guarantees or similar obligations shall be outstanding on the Effective Date for the account of the Parent, the Borrowers and/or their respective Subsidiaries (after giving effect to the Business Combination) under bilateral lines of credit under or as replacements of letters of credit, bank guarantees and similar obligations as of December 18, 2017.

(o) Lloyds Facility. The conditions precedent to the effectiveness of the Lloyds Facility as set forth therein shall have been, or shall be substantially concurrently with the Effective Date, satisfied or waived in accordance with the terms thereof.

(p) Each Administrative Agent shall have received executed counterparts of this Agreement from each of the Term Lenders and the Term Loan Administrative Agent.

(q) The Parent shall have delivered to each Administrative Agent Schedule II(A), Schedule II(B), Schedule II(C), Schedule V, Schedule VI(A), Schedule VI(B), Schedule VI(C), Schedule VII, Schedule 3.2, Schedule 4.3, and Schedule 7.14 in form and substance reasonably satisfactory to each Administrative Agent and, in the case of any of Schedule VI(A), Schedule VI(B) and Schedule VI(C), in form and substance acceptable to each Issuer.

For the avoidance of doubt, if the conditions set forth in this Section 3.2 do not occur by the Outside Date, the obligation of the Lenders to make Loans and the obligation of each Issuer to Issue Letters of Credit shall not become effective and this Agreement shall automatically terminate without further action by any party hereto. In addition, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, to the extent that any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement under the Uniform Commercial Code, (y) intellectual property filings with the United States Patent or Trademark Office or the United States Copyright Office or (z) the delivery of certificated Pledged Stock constituting Collateral, except that certificated Pledged Stock of CBI’s subsidiaries, together with any stock power or similar endorsement in blank for the relevant certificate (to the extent required by the applicable Collateral Document) shall only be required to be delivered on the Effective Date to the extent received from CBI after the Parent’s use of commercially reasonable efforts to obtain the same) is not or cannot be provided and/or perfected on the Effective Date after the Parent’s use of commercially reasonable efforts to do so (without undue burden or cost), the provision and/or perfection of such security interest will not constitute a condition precedent to the availability of any Borrowing under the Senior Credit Facilities on the Effective Date.

Section 3.3	Conditions Precedent to Each Loan and Letter of Credit

The obligation of the Lenders to make any Loan and of each Issuer on any date to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent, other than in respect of any Loan to be made or Letter of Credit to be issued or deemed issued on the Effective Date, in which case such Loans and Letters of Credit (other than in respect of any Existing Letters of Credit, which shall be subject to no conditions contained in this Section 3.3 other than occurrence of the Effective Date) shall be subject solely to the satisfaction of the condition contained in clause (a) below:

(a) Request for Borrowing of Loans or Issuance of Letter of Credit. With respect to any Loan, the Applicable Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Issuer and the Revolving and LC Administrative Agent shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loans or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article IV and in the other Loan Documents that have no materiality or Material Adverse Effect qualification shall be true and correct in all material respects and the representations and warranties set forth in Article IV and in the other Loan Documents that have a materiality or Material Adverse Effect qualification shall be true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such Loan or Issuance or from the application of proceeds thereof.

(c) Alternative Currencies. Immediately after giving effect to any proposed Issuance of a Letter of Credit denominated in an Alternative Currency, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would not exceed the Alternative Currency Cap as a result of such proposed Issuance.

(d) Cash Secured LC Facility Utilization Requirement. With respect to any proposed Issuance of a Revolving Letter of Credit, there shall be insufficient capacity to issue a Cash Secured Letter of Credit assuming that such Revolving Letter of Credit was Issued as a Cash Secured Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and each Administrative Agent to enter into this Agreement, the Parent and each Borrower represents and warrants each of the following to the Lenders, the Issuers and each Administrative Agent, on and as of the Effective Date and on and as of each date as required by Section 3.3(b)(i).

Section 4.1	Corporate Existence; Compliance with Law

Each of the Parent, each Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, in good standing, to the extent applicable, under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing, to the extent applicable, under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate or other organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all Requirements of Law, including the Investment Company Act of 1940, as amended, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, each of the Parent, each Borrower and the Parent’s Subsidiaries are in compliance in all material respects; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure of which to obtain or make could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2	Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the Transactions:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii) have been or, at the time of delivery thereof pursuant to this Agreement will have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Loan Party’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, other than any violation of any Requirement of Law relating to (I) any Excepted Consent having not been obtained at the time such representation is made or (II) any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority outside the control of the Parent or its Restricted Subsidiaries that each Administrative Agent agrees, in its sole discretion, to be obtained, delivered or filed after the date on which the representation in this clause (iii) is made, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any lawful Contractual Obligation of such Loan Party or any of its Restricted Subsidiaries, other than in the case of this clause (C) any such conflict, breach, default, termination or acceleration that could not reasonably be expected to have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) those that have been obtained or made and are in full force and effect, (B) resolutions of the board of directors or other similar authority of each Loan Party that have been (or such later date upon which such Person becomes a Guarantor), obtained or made, (C) the Excepted Consents, (D) any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority outside the control of the Parent or its Restricted Subsidiaries that each Administrative Agent agrees, in its sole discretion, to be obtained, delivered or filed after the date on which the representation in this clause (iv) is made, and (E) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party who is a party thereto. This Agreement is, and the other Loan Documents will be, when delivered, the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3	Ownership of Borrowers; Subsidiaries

(a) All of the outstanding capital stock of the Parent and each Borrower is validly issued, fully paid and non-assessable.

(b) Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Parent and, as to each such Subsidiary, its correct legal name, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Parent. Except as set forth on Schedule 4.3, as of the Effective Date no Stock of any Restricted Subsidiary of the Parent is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. Except as set forth on Schedule 4.3, all of the outstanding Stock of each Restricted Subsidiary of the Parent owned (directly or indirectly) by the Parent has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Parent or a Subsidiary of the Parent, free and clear of all Liens, options, warrants, rights of conversion or purchase or any similar rights. As of the Effective Date, except as set forth on Schedule 4.3, neither the Parent nor any such

Restricted Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and, with respect to any Subsidiary that is not a Wholly-Owned Subsidiary, the governing documents of such Subsidiary.

Section 4.4	Financial Statements

(a) The Closing Date Financial Statements, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Persons covered thereby as at such dates and the consolidated results of the operations of the Persons covered thereby for the period ended on such dates, all in conformity with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments in the case of the Closing Date Financial Statements referenced in clause (b) of the definition thereof).

(b) The Projections have been prepared by the Parent taking into consideration past operations of its business, and reflect in all material respects as of the Effective Date, projections for the period beginning approximately January 1, 2017 and ending approximately December 31, 2022 on a Fiscal Year by Fiscal Year basis. The Projections are based upon estimates and assumptions stated therein, all of which the Parent believes in all material respects as of the Effective Date, to be reasonable in light of current conditions and current facts known to the Parent (other than any necessary adjustments due to fees payable in accordance herewith) and, as of the Effective Date, reflect the Parent’s good faith estimates of the future financial performance of the Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, no assurance can be given that any projections may be realized, and actual results may differ from the Projections and such differences may be material).

(c) Neither the Parent nor any of its Subsidiaries has, as of the Effective Date, any material obligation, contingent liability or liability for Taxes, long-term leases (other than operating leases) or unusual forward or long-term commitment that is not reflected in the financial statements referred to in clause (a) above and not otherwise permitted by this Agreement.

(d) The combined pro forma balance sheet, income statements and statements of cash flow of the Parent and its Subsidiaries set forth in the Parent Registration Statement present in all material respects on a pro forma basis the financial condition of the Parent and its Subsidiaries for the periods covered thereby.

(e) The consolidated balance sheets and the related statements of income and cash flow delivered following the Execution Date pursuant to Section 6.1, copies of which shall be furnished to each Lender, shall fairly present in all material respects the consolidated financial condition of the Persons covered thereby as at such dates and the consolidated results of the operations of the Persons covered thereby for the period ended on such dates, all in conformity with GAAP.

Section 4.5	Material Adverse Effect

Since December 31, 2017, there has been no event or development that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.6	Solvency

Both before and after giving effect to the Transactions, the Parent and its consolidated Subsidiaries, taken as a whole, are Solvent.

Section 4.7	Litigation

Except as set forth on Schedule 4.7, there are no pending or, to the knowledge of the Parent or Borrowers, threatened actions, investigations or proceedings against the Parent, any Borrower, or any of the Parent’s other Restricted Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.7 lists all litigation pending against any Loan Party as of the Effective Date that, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

Section 4.8	Taxes

All federal income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Parent or a Borrower or any other Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof (whether or not shown on any Tax Return) except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Parent, the Borrowers or such Tax Affiliate in conformity with GAAP. The Parent, each Borrower and each other Tax Affiliate have deducted and withheld and timely paid to the respective Governmental Authorities all material amounts required to be deducted and withheld.

Section 4.9	Full Disclosure

The Information Memorandum and any other information prepared or furnished by or on behalf of any Loan Party and delivered to the Lenders in writing in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (in each case, taken as a whole), other than any information of a general economic or industry specific nature, does not, as of the time of delivery of such information (with respect to the Information Memorandum, as of the Effective Date only), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading, other than information of a general economic or industry nature; provided, however, that, to the extent any such information was based upon, or constituted, a forecast or projection, such Loan Party represents only, in respect of such projection or forecast, that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

Section 4.10	Margin Regulations

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, (i) directly or indirectly in connection with the consummation of the Business Combination or (ii) in all other cases, in contravention of Regulation T, U or X of the Federal Reserve Board. Margin stock constitutes less than 25% of the value of those assets of the Parent and its Subsidiaries, taken as a group, which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 4.11	No Burdensome Restrictions; No Defaults

(a) Neither the Parent, any Borrower, nor any other Restricted Subsidiary of the Parent (i) is a party to any Contractual Obligation (x) the compliance with which could reasonably be expected to have a Material Adverse Effect or (y) the performance of which by any thereof would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the property or assets of any thereof or (ii) is subject to any charter restriction that could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Parent, any Borrower, nor any other Restricted Subsidiary of the Parent is in default under or with respect to any Contractual Obligation owed by it, other than, in either case, those defaults that could not reasonably be expected to have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

Section 4.12	Statutory Indebtedness Restrictions

Neither the Parent, any Borrower, nor any other Restricted Subsidiary of the Parent is (a) an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act.

Section 4.13	Use of Proceeds

(a) The proceeds of the Term Loans are being used solely by the Borrowers to finance in part the Business Combination (including the repayment of all existing Indebtedness for borrowed money of CBI and the cash collateralization of certain existing financial and performance letters of credit issued under any revolving or letter of credit facility of CBI), the repayment of all existing Indebtedness for borrowed money of the Parent, including Indebtedness under the Existing Parent Credit Agreement and the cash collateralization of the certain letters of credit thereunder, to fund the Cash Secured LC Cash Collateral Account pursuant to Section 2.6(b) to support the issuance of Cash Secured Letters of Credit and the payment of fees and expenses in connection with the Transactions.

(b) The proceeds of the Revolving Loans are being used solely by the Borrowers for working capital needs and for general corporate purposes of the Parent and its Subsidiaries (including, without limitation, Capital Expenditures, Investments not prohibited by this Agreement and Permitted Acquisitions); provided, however, that (i) the aggregate amount of Borrowings of Revolving Loans used to fund working capital needs shall not exceed $75,000,000.00 until the first day following the Effective Date.

(c) Letters of Credit are being used solely by the Borrowers to (i) support warranties, bid bonds, payment or performance obligations and for other general corporate purposes by the Borrowers, the Parent, the Parent’s Subsidiaries, Joint Ventures and Affiliates and (ii) migrate, backstop or replace Existing Letters of Credit.

(d) The Borrowers will not request any Borrowing or Letter of Credit, and the Parent and each Borrower shall not use, and shall procure that the Parent’s Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in either case in violation of any Sanctions applicable to such Borrower and its Subsidiaries, or (iii) in any manner that would result in the violation of any Sanctions applicable to any Loan Party or, to the knowledge of the Parent or either Borrower, any other party hereto.

Section 4.14	Insurance

All material policies of insurance of any kind or nature currently maintained by the Parent, a Borrower or any other Restricted Subsidiary, including policies of fire, theft, property damage, other commercial general liability, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 4.15	Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Parent and each Borrower, threatened against or involving the Parent or any of its Restricted Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to the knowledge of the Parent and each Borrower, threatened, against or involving the Parent or any of its Restricted Subsidiaries, nor, to the knowledge of the Parent and each Borrower, are there any unfair labor practices, arbitrations or grievances threatened involving the Parent or any of its Restricted Subsidiaries, other than those that if resolved adversely to the Parent or any of its Restricted Subsidiaries, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15, as of the Effective Date, there is no collective bargaining agreement covering any employee of the Parent, the Borrowers or any other Restricted Subsidiary. Except as set forth on Schedule 4.15, with respect to employees of the Parent, the Borrowers or any other Restricted Subsidiary not already covered by a collective bargaining agreement set forth on Schedule 4.15, as of the Effective Date no union representation question exists with respect to such employees and, to the knowledge of the Parent and each Borrower, no union organization activity is taking place as of the Effective Date.

Section 4.16	ERISA

(a) Each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status and any trust created under any Employee Benefit Plan is exempt from Tax under the provisions of Section 501 of the Code, except where such failures could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent, each Borrower and each other Restricted Subsidiary, each Guarantor and each of their respective ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA, the Code and applicable Employee Benefit Plan provisions with respect to each Employee Benefit Plan except for non-compliances that could not reasonably be expected to have a Material Adverse Effect.

(c) With respect to each Title IV Plan and each Multiemployer Plan, the Parent, each Borrower and each other Restricted Subsidiary, and each of their respective ERISA Affiliates has made all contributions required under ERISA and the Code and, in respect of each Title IV Plan, are in material compliance with the minimum funding standard of Section 412 of the Code (in each case, whether or not waived in accordance with Section 412(c) of the Code).

(d) Except as set forth on Schedule 4.16(d) to this Agreement, there has not been, nor is there reasonably expected to occur, any ERISA Event other than those that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) Except (i) to the extent required under Section 4980B of the Code or similar state laws, and (ii) with respect to which the aggregate liability, calculated on a FAS 106 basis as of December 31, 2017, does not exceed $65,000,000.00, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Parent, any Borrower or any other Restricted Subsidiary of the Parent, or any of their respective ERISA Affiliates.

(f) Except as set forth on Schedule 4.16(d) to this Agreement, none of the Parent, any Borrower or any other Restricted Subsidiary of the Parent, or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability with respect to any Multiemployer Plan. The Parent, each Borrower and each other Restricted Subsidiary of the Parent and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(g) The Loan Parties are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to repay the Loans, the Letters of Credit or the Commitments.

Section 4.17	Environmental Matters

Environmental Representations. Except as disclosed on Schedule 4.17 to this Agreement:

(a) The operations of the Parent, each Borrower and each other Restricted Subsidiary have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Parent, any Borrower or any other Restricted Subsidiary or any Real Property currently or, to the knowledge of the Parent or any Borrower, previously owned, operated or leased by or for the Parent, a Borrower or any other Restricted Subsidiary is subject to any pending or, to the knowledge of the Parent or any Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those claims, orders, agreements, notices, proceedings or investigations that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) To the knowledge of the Parent or any Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Parent or any of its Restricted Subsidiaries or of Real Property owned, operated or leased by the Parent or any of its Restricted Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.18	Intellectual Property

Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, the Parent, the Borrowers and the other Restricted Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Parent, the Borrowers or any other Restricted Subsidiary infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.19	Title; Real Property

(a) Each of the Parent, each Borrower and the other Restricted Subsidiaries has good and marketable title (or the applicable jurisdictional equivalent of good and marketable title) to, or valid leasehold interests in, or other valid contractual occupancy or use right in, all of its material properties and assets (including each Mortgaged Property) and good title to, or valid leasehold interests in, all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Parent, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. The information provided by the Parent to the Administrative Agents, the Collateral Agent and the Lenders with respect to each Mortgaged Property is true and correct in all material respects; provided that any information provided by or on behalf of the Loan Parties in response to flood due diligence and flood insurance compliance inquiries shall be true and correct in all respects.

(b) Set forth on Schedule 4.19 is a complete and accurate list, as of the Effective Date and after giving effect to the Business Combination, of all (a) owned Real Property of the Loan Parties (i) located in the United States with a reasonably estimated Fair Market Value in excess of $10,000,000.00 showing, as of the Effective Date, the street address, county and the record owner thereof and (ii) located outside of the United States with a reasonably estimated Fair Market Value in excess of $5,000,000.00 showing, as of the Effective Date, the street address, jurisdiction and the record owner thereof and (b) leased Real Property of the Loan Parties (i) located in the United States with net annual lease payments in excess of $10,000,000.00 showing, as of the Effective Date, the street address (or other readily identifiable description) and county thereof and (ii) located outside of the United States with net annual lease payments in excess of $5,000,000.00 showing, as of the Effective Date, the street address (or other readily identifiable description) and jurisdiction thereof.

(c) No portion of any Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition other than those that could not reasonably be expected to have a Material Adverse Effect.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party has obtained and holds all Permits required in respect of its Real Property and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) [reserved], (e) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, and that any additional Permits that may be required of such Person will be timely obtained and complied with, and (f) neither the Parent, nor either Borrower has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

(e) None of the Parent, any Borrower or any other Restricted Subsidiary has received any notice, or has any knowledge, of any pending condemnation proceeding, or of any condemnation proceeding threatened in writing, affecting any material Real Property or any part thereof, except those that could not reasonably be expected to have a Material Adverse Effect.

(f) Each of the Loan Parties, and, to the knowledge of the Parent and each Borrower, each other party thereto, has complied with all material obligations under all leases of material Real Property to which it is a party other than those the failure with which to comply could not reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Parent and each Borrower, all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms other than those the failure of which to so comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. No landlord Lien has been filed of record, and, to the knowledge of the Parent and each Borrower, no claim is being asserted, with respect to any lease payment under any lease of Real Property other than those that could not reasonably be expected to have a Material Adverse Effect.

(g) There are no pending or, to the knowledge of the Parent and each Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments, other than those that could not reasonably be expected to have a Material Adverse Effect.

Section 4.20	Mortgaged Vessels

Each Mortgaged Vessel (a) is owned and operated by a Subsidiary Guarantor, (b) that is operated, is operated in all material respects in compliance with all Requirements of Law applicable to it (including, in the case of each Mortgaged Vessel that is in class on the Effective Date, compliance in all material respects with all requirements of such classification as required by the relevant classification society for such Mortgaged Vessel) and (c) is maintained in all material respects in accordance with all requirements set forth in the Collateral Documents. Each Mortgaged Vessel is covered by all such insurance as is required by the respective Mortgage with respect to such Mortgaged Vessel.

Section 4.21	Anti-Corruption Laws and Sanctions

The Parent has implemented, maintains in effect and enforces policies and procedures intended to ensure compliance by the Parent, each Borrower, the other Subsidiaries of the Parent and their respective directors, officers, employees and agents (in their respective activities on behalf of the Parent, each Borrower and the other Subsidiaries of the Parent) with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Parent, each Borrower and the other Restricted Subsidiaries of the Parent, its and their respective officers and directors and, to the knowledge of the Parent and each Borrower, employees and agents (in their respective activities on behalf of the Parent, each Borrower and the other Restricted Subsidiaries of the Parent), are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, in each case in all material respects. None of the Parent, any Borrower, any other Restricted Subsidiary of the Parent, any of their respective directors or officers or, to the knowledge of the Parent, any Borrower or such Subsidiary, any of their respective employees or any of their agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, (a) is a Sanctioned Person with whom the Parent, the Borrowers or such Restricted Subsidiary, as applicable, is prohibited from transacting business pursuant to any applicable Sanction or (b) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Country, in each case in violation of applicable Sanctions.

Section 4.22	EEA Financial Institution

No Loan Party is an EEA Financial Institution.

Section 4.23	Security Instruments

Subject to the Security Principles, the security interests created in favor of the Collateral Agent for the benefit of the Secured Parties under the Collateral Documents constitute first priority perfected security interests (subject to Liens permitted by Section 8.2) in the Collateral referred to therein to the extent that the creation, perfection or priority, as applicable, is governed by the laws of the United States, any State thereof or any other jurisdiction under whose laws the Collateral Agent has reasonably requested action to be taken under Section 7.11(c). Except for filings and actions contemplated hereby and by the

Collateral Documents and other filings and actions not required to be made pursuant to Security Principles, no consents, filings or recordings are required under the laws of the United States, any State thereof or any other jurisdiction under whose laws the Collateral Agent has reasonably requested action to be taken under Section 7.11(c) in order to perfect, and/or maintain the perfection and priority of, the security interests purported to be created by the Collateral Documents.

Section 4.24	Regulation H

No Mortgaged Property located in the United States is a Flood Hazard Property unless the Collateral Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Collateral Agent and (b) copies of insurance policies or customary certificates of insurance of the applicable Loan Party evidencing flood insurance and naming the Collateral Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

Section 4.25	USA Patriot Act

Each of the Loan Parties and their respective Subsidiaries are in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA Patriot Act.

ARTICLE V

FINANCIAL COVENANTS

From and after the Effective Date, the Borrowers (i) agree with the Revolving Lenders, the LC Lenders and the Revolving and LC Administrative Agent to each of the following, as long as any Revolving Letter of Credit Obligation, LC Facility Letter of Credit Obligation or any Revolving Commitment or LC Facility Commitment remains outstanding and (ii) solely with respect to Section 5.2, agree with the Term Lenders and the Term Loan Administrative Agent as long as any Term Loan remains outstanding:

Section 5.1	Fixed Charge Coverage Ratio

Beginning with the first full Fiscal Quarter ending after the Effective Date, the Parent and each Borrower shall maintain a minimum Fixed Charge Coverage Ratio of at least 1.50:1.00 at the end of each Fiscal Quarter.

Section 5.2	Leverage Ratio

Beginning with the first full Fiscal Quarter ending after the Effective Date, the Parent and each Borrower shall maintain, as of the last day of any Fiscal Quarter, a maximum Leverage Ratio not to exceed 4.25:1.00 through the Fiscal Quarter ending September 30, 2019; 4.00:1.00 for the Fiscal Quarter ending December 31, 2019; 3.75:1.00 through the Fiscal Quarter ending December 31, 2020; 3.50:100 through the Fiscal Quarter ending December 31, 2021; and 3.25:1.00 for each Fiscal Quarter ending thereafter.

Section 5.3	Minimum Liquidity

Beginning with the first full Fiscal Quarter ending after the Effective Date, the Parent and each Borrower shall maintain minimum Liquidity as of the last day of any Fiscal Quarter of not less than $200,000,000.00.

ARTICLE VI

REPORTING COVENANTS

From and after the Effective Date, the Parent and each Borrower jointly and severally agree with the Lenders, the Issuers and each Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1	Financial Statements

The Parent and each Borrower shall furnish each of the following to each Administrative Agent, for delivery to the Applicable Lenders:

(a) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines, in which case such deadline will be extended to the earlier of (x) the end of such period and (y) 60 days after the end of such Fiscal Quarter), consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Parent as fairly presenting in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and accompanied by customary management discussion and analysis.

(b) Annual Reports. Within 75 days after the end of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines, in which case such deadline will be extended to the earlier of (x) the end of such period and (y) 120 days after the end of such Fiscal Year, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal

Year and related statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and accompanied by customary management discussion and analysis and an audit opinion from Parent’s Accountants and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Parent being a going concern by the Parent’s Accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Parent’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Parent’s Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(c) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Parent substantially in the form of Exhibit H-1 for delivery to the LC Lenders and Revolving Lenders only and Exhibit H-2 for delivery to the Term Lenders only (each, a “Compliance Certificate”) (i) in the case of Exhibit H-1, (A) demonstrating compliance with each of the financial covenants contained in Section 5.1, Section 5.2 and Section 5.3 in reasonable detail and (B) setting forth a reasonably detailed description of any savings under clause (xi) of the definition of EBITDA, (ii) identifying any Asset Sale permitted by clauses (g), (h), and (i) of Section 8.4 during the Fiscal Quarter as to which such Compliance Certificate relates (or, in the case of any Compliance Certificate delivered in connection with the financial statements delivered pursuant to clause (b) above, in the last Fiscal Quarter of such Fiscal Year to which such Compliance Certificate relates) and identifying the aggregate consideration received in connection with each such identified Asset Sale if the aggregate consideration received for such Asset Sale exceeds $10,000,000.00, (iii) setting forth each Person that is a Material Wholly-Owned Subsidiary of the Parent that is not a Loan Party on the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant clause (a) or (b) above, as applicable and (iv) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Parent has taken or proposes to take with respect thereto.

(d) Budget. Not later than 90 days after the end of each Fiscal Year, the annual budget of the Parent for the Fiscal Year next succeeding such Fiscal Year then ended, in reasonable detail, as determined by the Administrative Agents (with the understanding that any annual budget in substantially the same form, scope and substance as the annual budget of the Parent most recently prepared prior to the Effective Date is in reasonable detail), and reviewed by the board of directors of the Parent, including a projected year-end consolidated balance sheet and income statement and statement of cash flows.

(e) Lender Calls. The Parent shall conduct a conference call that Lenders may attend to discuss the financial condition and results of operations of the Parent and its Restricted Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Sections 6.1(a) and (b) (beginning with the fiscal period of the Parent ending June 30, 2018), at a date and time to be determined by the Parent with reasonable advance notice to the Administrative Agents.

(f) Changes in Ratings. Promptly and in any event within five Business Days after a Responsible Officer of the Parent or any Borrower obtains actual knowledge of the existence thereof, the Parent or such Borrower, as applicable, shall give each Administrative Agent notice of any announcement by Moody’s or S&P of any change in a corporate rating or corporate family rating with respect to the Parent or a Borrower or with respect to the Loans under this Agreement that has not been publicly announced or is not otherwise publicly available.

The Parent, each Borrower and each Lender acknowledge that certain of the Lenders may be Public-Side Lenders and, if documents or notices required to be delivered pursuant to this Section 6.1 or otherwise are being distributed through IntraLinks, Debtdomain, SnydTrak, Donnelley Financial Solutions Venue or a similar service, any document or notice that the Parent or any Borrower has indicated contains MNPI shall not be posted on the portion of such service that is designated for Public-Side Lenders. The Parent and each of the Borrowers jointly and severally agree to clearly identify, in writing on the face of such information, all information provided to each Administrative Agent by or on behalf of any Loan Party that is suitable to make available to Public-Side Lenders. If neither the Parent nor any Borrower has indicated that a document, notice or other information contains MNPI, each Administrative Agent reserves the right, but shall have no obligation, to post such document or notice solely on the portion of IntraLinks that is designated for Lenders that wish to receive MNPI.

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by any Administrative Agent on IntraLinks, Debtdomain, SnydTrak, Donnelley Financial Solutions Venue or a similar service or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Parent (provided, in each case, that the Parent has notified the Administrative Agents that such information is available on such website and, if requested by an Administrative Agent, shall have provided hard copies to such Administrative Agent). Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communications pursuant to procedures approved by each Administrative Agent.

Section 6.2	Collateral Reporting Requirements

The Parent and each Borrower shall furnish to each Administrative Agent or the Collateral Agent, as applicable, for delivery to the Applicable Lenders, each of the following:

(a) Updated Corporate Chart. If requested by an Administrative Agent, together with each delivery of any financial statement pursuant to Section 6.1(b), (i) a corporate organizational chart or other equivalent list, current as of the date of delivery, in form and substance reasonably acceptable to such Administrative Agent, setting forth, for each of the Loan Parties, all Persons subject to Section 7.11(c), all Subsidiaries of any of them and any Joint Ventures entered into by any of the foregoing, and (ii) a schedule setting forth, in respect of each such Person, (A) its full legal name, (B) its jurisdiction of organization and organizational number (if any) and (C) the number of shares of each class of its Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Parent.

(b) Additional Information. From time to time, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all as an Administrative Agent or Collateral Agent may reasonably request, and in reasonable detail.

(c) Additional Filings. At any time and from time to time, upon the reasonable request of the Collateral Agent, and at the sole expense of the Loan Parties, duly executed, delivered and recorded instruments and documents for the purpose of obtaining or preserving the full benefits of this Agreement, the Pledge and Security Agreement and each other Loan Document and of the rights and powers herein and therein granted (and each Loan Party shall take such further action as the Collateral Agent may reasonably request for such purpose), including the filing of any financing or continuation statement under the UCC or other similar Requirement of Law in effect in any domestic jurisdiction with respect to the security interest created by the Pledge and Security Agreement.

(d) Mortgaged Vessels. If requested by an Administrative Agent or the Collateral Agent, an operating report for the Mortgaged Vessels showing the current customers of such vessels and the current locations of such vessels. In addition, if requested by an Administrative Agent or the Collateral Agent, the Parent shall give such Administrative Agent or the Collateral Agent written notice of (i) any Mortgaged Vessel commencing a new contract or moving to a work site outside the U.S. Gulf of Mexico and (ii) any bareboat charters of any Mortgaged Vessel and copies of such charter.

(e) Appraisals. (i) No more than once in any twelve month period, within 90 days of a request of an Administrative Agent therefor, updated appraisals for each Mortgaged Vessel performed by an Approved Appraiser and (ii) following the Effective Date, no more than once in any twenty-four month period, and within 90 days of a request of the Collateral Agent or a Liquidity Lender, updated appraisals for any Mortgaged Property located in the United States of America; provided that such appraisals of Mortgaged Property shall first be delivered by June 30, 2019.

The reporting requirements set forth in this Section 6.2 are in addition to, and shall not modify and are not in replacement of, any rights and other obligation set forth in any Loan Document (including notice and reporting requirements) and satisfaction of the reporting obligations in this Section 6.2 shall not, by itself, operate as an update of any Schedule or any schedule of any other Loan Document and shall not cure, or otherwise affect in any way, any Default or Event of Default, including any failure of any representation or warranty of any Loan Document to be correct in any respect when made.

Section 6.3	Default Notices

(a) Promptly and in any event within five Business Days after a Responsible Officer of the Parent or any Borrower obtains actual knowledge of the existence thereof, the Parent or such Borrower, as applicable, shall give each Administrative Agent, for delivery to the Applicable Lenders, notice of any Default or Event of Default specifying the details of the occurrence referred to therein, describing with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, the anticipated effect thereof, and stating what action such Borrower has taken and proposes to take with respect thereto.

(b) Each notice delivered pursuant to this Section 6.3, if given by telephone, shall be promptly confirmed in writing on or before the next Business Day.

Section 6.4	Litigation

Promptly after a Responsible Officer of the Parent or any Borrower obtains actual knowledge of the commencement thereof, the Parent shall give each Administrative Agent, for delivery to the Applicable Lenders, written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, regarding the Parent, any Borrower, any of their respective Subsidiaries or any Joint Venture that (i) seeks injunctive or similar relief that, in the reasonable judgment of any Borrower, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) in the reasonable judgment of the Parent could expose a Borrower, the Parent, any Subsidiary or any Joint Venture to liability in an amount aggregating $45,000,000.00 or more or that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 6.5	Labor Relations

Promptly after a Responsible Officer of the Parent or a Borrower has actual knowledge of the same, the Parent shall give each Administrative Agent, for delivery to the Applicable Lenders, written notice of (a) any material labor dispute to which the Parent, a Borrower or any of their respective Subsidiaries is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, provided that such dispute, strike or lockout involves a work stoppage exceeding 30 days, (b) any material Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person affecting 300 or more employees of the Parent, the Borrowers and their respective Subsidiaries and (c) any material union organization activity with respect to employees of the Parent, the Borrowers or any of their respective Subsidiaries not covered by a collective bargaining agreement as of the Effective Date.

Section 6.6	Tax Returns

Upon the request of any Lender through an Administrative Agent, the Parent and each Borrower shall provide copies of all Tax Returns and reports filed by the Parent, a Borrower, any of their respective Subsidiaries or any Joint Venture in respect of Taxes measured by income (excluding sales, use and like Taxes).

Section 6.7	Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Parent shall furnish each Administrative Agent, for delivery to the Applicable Lenders, with a report in form and substance reasonably satisfactory to each Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Parent and its Restricted Subsidiaries and the duration of such coverage.

Section 6.8	ERISA Matters

The Parent shall furnish each Administrative Agent, for delivery to the Applicable Lenders, with each of the following:

(a) promptly and in any event within 30 days after a Responsible Officer of the Parent or a Borrower knows, or has reason to know, that any ERISA Event (except for those events set forth on Schedule 4.16(d) to this Agreement) has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Parent, a Borrower, any Restricted Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $50,000,000.00, written notice describing the nature thereof, what action the Parent, a Borrower, any Subsidiary, any Guarantor or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known by such Responsible Officer, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect to such event;

(b) promptly and in any event within 10 days after a Responsible Officer of the Parent or a Borrower knows, or has reason to know, that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a written statement of an Authorized Officer of the Parent describing such waiver request and the action, if any, the Parent, a Borrower, their respective Subsidiaries and their respective ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c) simultaneously with the date that the Parent, a Borrower, any Subsidiary or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

(d) promptly, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent, a Borrower, any Subsidiary, any

Guarantor or any of their respective ERISA Affiliates with the IRS with respect to each Title IV Plan; (ii) all notices received by the Parent, a Borrower, any Subsidiary, any Guarantor or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Parent, a Borrower, any Restricted Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $50,000,000.00; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Administrative Agent shall reasonably request.

Section 6.9	Environmental Matters

The Parent shall provide each Administrative Agent, for delivery to the Applicable Lenders, promptly, and in any event in the case of clauses (a) through (c) within 20 Business Days after any Responsible Officer of the Parent or any Borrower obtains actual knowledge of any of the following, written notice of each of the following:

(a) that any Loan Party or any Mortgaged Vessel is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $35,000,000.00 or more;

(b) the receipt by any Loan Party of notification that any material real or personal property or any Mortgaged Vessel of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by a Responsible Officer of the Parent or a Borrower that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, could not reasonably be expected to subject the Loan Parties collectively to Environmental Liabilities and Costs of $35,000,000.00 or more; and

(d) promptly following reasonable written request by any Lender through an Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Section 6.9.

Section 6.10	Patriot Act Information

Each Lender, each Issuer, the Collateral Agent and each Administrative Agent (each for itself and not on behalf of any other Person) hereby notifies the Parent and the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Parent and the Borrowers, which information includes the name and address of the Parent and the Borrowers and other information that will allow such Lender, such Issuer or such Administrative Agent, as applicable, to identify the Parent and the Borrowers in accordance with the USA Patriot Act. The Parent and the Borrowers shall promptly, following a request by any Agent, any Issuer or any Lender, provide all documentation and other information that such Agent, such Issuer or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Section 6.11	Other Information

The Parent and each Borrower shall promptly provide each Administrative Agent, any Lender or any Issuer with any information reasonably requested by any Administrative Agent, such Lender or such Issuer through an Administrative Agent respecting the business, properties, condition, financial or otherwise, or operations of the Parent, a Borrower, any Subsidiary or any Joint Venture, including any information requested by the Revolving and LC Administrative Agent or any Liquidity Lender concerning the calculation of EBITDA in any Compliance Certificate delivered to the Liquidity Lenders pursuant to Section 6.1(c) in a form acceptable to the Revolving and LC Administrative Agent. The Revolving and LC Administrative Agent shall provide copies of any written information provided to it pursuant to this Article VI to any Revolving Lender or LC Lender requesting the same and the Term Loan Administrative Agent shall provide copies of any written information provided to it pursuant to this Article VI to any Term Lender requesting the same.

ARTICLE VII

AFFIRMATIVE COVENANTS

From and after the Effective Date, the Parent and each Borrower jointly and severally agree with the Lenders, the Issuers and each Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1	Preservation of Corporate Existence, Etc.

The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4, 8.5 and 8.6 and except if, in the reasonable business judgment of the Parent or the Borrowers, it is in the business interest of the Parent, a Borrower or such Restricted Subsidiary not to preserve and maintain such legal existence (except with respect to the Borrowers), rights (charter and statutory) and franchises, and such failure to preserve the same could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to materially affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 7.2	Compliance with Laws, Etc.

(a) The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent and the Borrowers shall at all times maintain in effect and enforce policies and procedures intended to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 7.3	Conduct of Business

The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, (a) conduct its business in the ordinary course (except for non-material changes in the nature or conduct of its business as carried on as of the Effective Date) and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, suppliers and others having business relations with the Parent, the Borrowers, or any of its Restricted Subsidiaries, except where the failure to comply with the covenants in each of clauses (a) and (b) above could not reasonably be expected to have a Material Adverse Effect.

Section 7.4	Payment of Taxes, Etc.

The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, Taxes, assessments, charges and levies, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Parent, the Borrowers or the appropriate Restricted Subsidiary in conformity with GAAP or (b) the failure to so pay and discharge could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5	Maintenance of Insurance

The Parent and the Borrowers shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as, in the reasonable determination of the Parent, is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates; provided that, with respect to the Mortgaged Vessels, the Parent shall be required to provide or cause to be provided only such insurance as is required by the Collateral Documents, (b) the Parent, the Borrowers and each other applicable Loan Party shall, without limiting the foregoing, at all times, (i) maintain, if available, fully paid flood hazard insurance with respect to each Mortgaged Property containing a Building (as defined in Section 208.25 of Regulation H of the FRB) that is located in a special flood hazard area, as designated by the Federal Emergency Management Agency of the United States

Department of Homeland Security (“FEMA”), on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Collateral Agent, (ii) upon request, furnish to the Collateral Agent, for delivery to the Applicable Lenders, evidence of the renewal of all such policies, and (iii) furnish to the Collateral Agent, for delivery to the Lenders, written notice of any redesignation by FEMA of any such Building into or out of a special flood hazard area promptly upon obtaining knowledge of such redesignation. Additionally, the Parent and the Borrowers shall deliver to the Collateral Agent, for delivery to the Lenders, (x) standard flood hazard determination forms and (y) if any Mortgaged Property is located in a special flood hazard area (A) notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Collateral Agent, and (c) cause all property and general liability insurance policies (i) to name the Collateral Agent on behalf of the Secured Parties as additional insured with respect to liability policies or lender’s loss payee with respect to property policies (or a loss payee for any property policy the insurance provider for which will not agree to provide a lender’s loss payee endorsement), as appropriate, and (ii) to provide that no cancellation shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof (and the Borrowers jointly and severally agree to provide to each Administrative Agent prompt written notice of any material change in amount or material change in coverage). Subject to Section 2.12(b), so long as an Event of Default is not then continuing, the Collateral Agent, on behalf of the Secured Parties, agrees to promptly release, endorse and turn over to the Parent or the applicable Subsidiary any insurance proceeds received by the Collateral Agent.

Section 7.6	Access

The Parent and the Borrowers shall from time to time during normal business hours permit any Administrative Agent, the Collateral Agent, the Lenders, the Issuers, or any agents or representatives thereof within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Parent, the Borrowers and each of their respective Subsidiaries, (b) visit the properties of the Parent, the Borrowers and each of their respective Subsidiaries, (c) discuss the affairs, finances and accounts of the Parent, the Borrowers and each of their respective Subsidiaries with any of their respective officers or directors (subject to their availability, taking into account business travel and vacations) and (d) examine their respective financial and accounting records and other material data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability); provided that the Parent will not be required to permit any examination or visit as set forth in clauses (a) and (b) above with respect to each of the Administrative Agents and the Lenders (or any agents or representatives thereof) unless such visit is coordinated through an Administrative Agent.

Section 7.7	Keeping of Books

The Parent and the Borrowers shall, and shall cause each of their respective Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of the financial transactions and assets and business of the Parent, the Borrowers and each of their respective Subsidiaries; provided that the consolidated books of the Parent, the Borrowers and each of their respective Subsidiaries shall be in conformity with GAAP on a consolidated basis.

Section 7.8	Maintenance of Properties, Etc.

(a) The Parent and the Borrowers shall, and shall cause each of their respective Subsidiaries to, maintain and preserve (i) in good working order and condition (ordinary wear and tear excepted) all of its properties necessary in the conduct of its business, (ii) all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business and (iii) all Material Intellectual Property (such term as used in this Section 7.8(a) only shall have the meaning assigned to it in the Pledge and Security Agreement), except where failure to so maintain and preserve the items set forth in clauses (i), (ii) and (iii) above could not reasonably be expected to have a Material Adverse Effect; provided that, with respect to the Mortgaged Vessels, the Parent and the Borrowers will, or will cause the Mortgaged Vessel Owning Subsidiaries to, maintain and keep such Mortgaged Vessels in such condition, repair and working order as is required by the Collateral Documents.

(b) The Parent and the Borrowers shall cause all Material Intellectual Property to be owned by a Loan Party.

Section 7.9	Application of Proceeds

The Borrowers shall use the entire amount of the proceeds of the Loans as provided in Section 4.13.

Section 7.10	Environmental

(a) The Parent and the Borrowers shall, and shall cause each of its Restricted Subsidiaries to, exercise reasonable due diligence in order to comply in all material respects with all Environmental Laws.

(b) The Parent agrees that each Administrative Agent may, from time to time, retain, at the expense of the Parent, an independent professional consultant reasonably acceptable to the Parent to review any report relating to Contaminants prepared by or for the Parent or the Borrowers and to conduct its own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any property currently owned, leased, operated or used by the Parent, the Borrowers or any of their respective Restricted Subsidiaries, if (x) a Default or an Event of Default shall have occurred and be continuing, or (y) such Administrative Agent reasonably believes (1) that an occurrence relating to such property is likely to give rise to any Environmental

Liabilities and Costs in excess of $35,000,000.00 or (2) that a violation of an Environmental Law on or around such property has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in Environmental Liabilities and Costs in excess of $35,000,000.00, provided that, unless an Event of Default shall have occurred and be continuing, such consultant shall not drill on any property of the Parent or any of its Restricted Subsidiaries without the Parent’s prior written consent. The Parent and the Borrowers shall use their reasonable efforts to obtain for each Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice to Parent, to enter into or on to the facilities or Mortgaged Vessels currently owned, leased, operated or used by the Parent, a Borrower or any of their respective Restricted Subsidiaries to perform such tests on such property as are necessary to conduct such a review and/or investigation. Any such investigation of any property shall be conducted, unless otherwise agreed to by the Parent and the Applicable Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at any such property or Mortgaged Vessel or to cause any damage or loss at such property or Mortgaged Vessel. The Parent, the Borrowers and each Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of any Administrative Agent pursuant to this subsection will be obtained and shall be used by such Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor the Loans and Letter of Credit Obligations and to protect the Lenders’ security interests created by the Loan Documents, and each Administrative Agent and the Lenders hereby acknowledge and agree any such report will be kept confidential by them to the extent permitted by law except as provided in the following sentence. Each Administrative Agent agrees to deliver a copy of any such report to the Parent with the understanding that the Parent acknowledges and agrees that (i) it will indemnify and hold harmless each Administrative Agent and each Lender from any costs, losses or liabilities relating to the Parent’s use of or reliance on such report, (ii) no Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to the Parent, no Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

(c) Promptly after a Responsible Officer of the Parent or any Borrower obtains actual knowledge thereof, the Parent or such Borrower shall advise each Administrative Agent, for delivery to the Applicable Lenders, in writing and in reasonable detail of (i) any Release or threatened Release of any Contaminants required to be reported by the Parent or its Restricted Subsidiaries, to any Governmental Authorities under any applicable Environmental Laws and which could reasonably be expected to have Environmental Liabilities and Costs in excess of $35,000,000.00, (ii) any and all written communications with respect to any pending or threatened claims under Environmental Law in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $35,000,000.00, (iii) any Remedial Action performed by the Parent or any other Person in response to (x) any Contaminants on, under or about any property, the existence of which has a reasonable possibility of resulting in Environmental Liabilities and Costs in excess of $35,000,000.00, or (y) any other Environmental Liabilities and Costs that could reasonably be expected to result in Environmental Liabilities and Costs in excess of $35,000,000.00, (iv) discovery by the Parent or its Restricted Subsidiaries of any occurrence or condition on any material property that could cause the Parent’s or its Restricted Subsidiaries’ interest in any such property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws or Environmental Liens other than those that could not reasonably be expected to result in a Material Adverse Effect, and (v) any written request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether the Parent or any of its Restricted Subsidiaries may be potentially responsible for a Release or threatened Release of Contaminants which has a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $35,000,000.00.

(d) The Parent shall promptly notify each Administrative Agent, for delivery to the Applicable Lenders, of (i) any proposed acquisition of Stock, assets, or property by the Parent or any of its Restricted Subsidiaries that could reasonably be expected to expose the Parent or any of its Restricted Subsidiaries to, or result in, Environmental Liabilities and Costs in excess of $35,000,000.00 and (ii) any proposed action to be taken by the Parent or any of its Restricted Subsidiaries to commence manufacturing, industrial or other similar operations that could reasonably be expected to subject the Parent or any of its Restricted Subsidiaries to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of the Parent or any of its Subsidiaries as of the Effective Date.

(e) The Parent shall, at its own expense, provide copies of such documents or information as an Administrative Agent or Lender may reasonably request in relation to any matters disclosed pursuant to this Section 7.10.

(f) To the extent required by Environmental Laws or Governmental Authorities under applicable Environmental Laws, the Parent shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all necessary Remedial Action in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants on, under or affecting any property in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorities under applicable Environmental Laws. In the event the Parent or any of its Restricted Subsidiaries undertakes any Remedial Action with respect to the presence, Release or threatened Release of any Contaminants on or affecting any property, the Parent or any of its Subsidiaries shall conduct and complete such Remedial Action in material compliance with all applicable Environmental Laws, and in material accordance with the applicable policies, orders and directives of all relevant Governmental Authorities except when, and only to the extent that, the Parent or any such Subsidiaries’ liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants is being contested in good faith by Parent or any of such Subsidiaries. In the event the Parent fails to take required actions to address such Release or threatened Release of Contaminants or to address a violation of or liability under Environmental Law, any Administrative Agent may, upon providing the Parent with 20 Business Days’ prior written notice, enter the property and, at the Parent’s sole expense, perform whatever action such Administrative Agent reasonably deems prudent to rectify the situation.

Section 7.11	Additional Collateral and Guaranties

To the extent not delivered to each Administrative Agent or Collateral Agent, as applicable, on or before the Effective Date, the Parent and the Borrowers jointly and severally agree to do promptly each of the following (in each case subject to the Security Principles):

(a) execute and deliver and cause each Guarantor to execute and deliver to each Administrative Agent such amendments to the Collateral Documents or enter into such new Collateral Documents as are necessary, or deemed by an Administrative Agent or the Collateral Agent to be reasonably advisable, in order to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Stock and Stock Equivalents and other debt Securities of any Subsidiary (other than Excluded Assets (as defined in the Pledge and Security Agreement) that are owned by the Parent, a Borrower or any other Guarantor and to perfect such Lien as a first-priority Lien (it being understood that such actions shall be required in the United States of America and, at the reasonable request of any Administrative Agent, any other jurisdiction);

(b) deliver and cause each Guarantor to deliver to the Collateral Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (A) in the case of such certificated Stock and Stock Equivalents, undated stock powers or other instruments of transfer endorsed in blank and (B) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the Parent, a Borrower or other Guarantor, as the case may be;

(c) in the case of any Material Wholly-Owned Subsidiary, cause such Subsidiary (x) in the case of any direct holder of equity interests in a Borrower, concurrently with such Person acquiring such equity interests in a Borrower and (y) otherwise, not later than 30 days (or such later date permitted by each Administrative Agent in its sole discretion) after the earlier of the date of delivery of any Compliance Certificate or the deadline for delivery of such Compliance Certificate, (A) to become a Guarantor, (B) to become a party to the Pledge and Security Agreement (or another security instrument executed and delivered by such Material Wholly-Owned Subsidiary in form and substance satisfactory to each Administrative Agent, pursuant to which such Material Wholly-Owned Subsidiary grants a Lien to the Collateral Agent) and the applicable Collateral Documents and (C) to take such actions necessary or advisable to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest, and to perfect such security interest, in the Collateral described in the Collateral Documents with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by any Administrative Agent or the Collateral Agent (it being understood that such actions shall be required in the United States of America and, at the reasonable request of an Administrative Agent or the Collateral Agent, any other jurisdiction); provided that if any non-U.S. Subsidiary is an Excluded Subsidiary solely as a result of such Subsidiary’s

Guarantee having been prohibited by (A) any Governmental Authority with authority over such Subsidiary or (B) applicable law, or such Subsidiary’s Guarantee would result in a substantial risk to the officers or directors of such Subsidiary or a civil or criminal liability, at the reasonable request of an Administrative Agent or the Collateral Agent, the Parent shall diligently pursue any relevant governmental or third party consents or other authority to permit such Subsidiary to create or perfect a security interest in such Collateral or to mitigate such risk of liability.

(d) if any Loan Party owns or acquires any marine vessel other than an Excluded Vessel with a Fair Market Value in excess of $10,000,000.00, then such Loan Party shall execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to any permitted Liens specified in the applicable Mortgage) within 20 Business Days of such Person becoming a Loan Party or such acquisition, as applicable;

(e) if the Fair Market Value of any marine vessel owned by any Loan Party (other than an Excluded Vessel) increases to an amount in excess of $10,000,000.00 because of improvements to such marine vessel, then such Loan Party shall, within 20 Business Days of a Responsible Officer of the Parent learning of such increase in Fair Market Value, execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to any permitted Liens specified in the applicable Mortgage);

(f) if requested by any Administrative Agent or Collateral Agent, deliver to each Administrative Agent, the Collateral Agent and the other Secured Parties customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to such Agent.

Section 7.12	Real Property

With respect to any (a) fee interest in any Real Property located in the United States with a reasonably estimated Fair Market Value of $10,000,000.00 or more, or, upon the request of the Collateral Agent, any leasehold interest in any Real Property (other than in respect of any leasehold interest in any Real Property used primarily for offices of the Parent or any of its Subsidiaries) with net lease payments of more than $10,000,000.00 annually and (b) any fee interest in any Real Property located outside of the United States with a reasonably estimated Fair Market Value of $5,000,000.00 or more, or, upon the request of the Collateral Agent, any leasehold interest in any Real Property (other than in respect of any leasehold interest in any Real Property used primarily for offices of the Parent or any of its Subsidiaries) with net lease payments of more than $5,000,000.00 annually, in each case acquired or leased after the Effective Date by the Parent, a Borrower or any other Loan Party (other than any such Real Property acquired with Indebtedness permitted by Section 8.1(d), or (m)), the Parent or the applicable Loan Party shall promptly (and, in any event, within 60 days following the date of such acquisition or such later date permitted by the Collateral Agent in its sole discretion) (i) execute and deliver a first priority Mortgage (subject only to Liens permitted by this Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property and complying with the provisions herein and in the Collateral Documents, and shall take such further action and deliver or cause to be delivered such further documents as the Collateral Agent may reasonably request to effect the transactions contemplated by the provisions herein and in the Collateral Documents; provided that no delivery of a Mortgage under this clause (i) shall occur on or before the Effective Date, (ii) if reasonably requested by the Collateral Agent and available in such jurisdiction, (1) provide the Secured Parties with title reports and title insurance policies (with endorsements) in an amount at least equal to the purchase price of such Real Property (or such other amount as the Collateral Agent shall reasonably specify), and if applicable, (2) lease estoppel certificates, (3) provide the Secured Parties with evidence of zoning compliance, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other customary similar information and related affidavits and certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Collateral Agent from time to time, and (4) provide the Secured Parties with evidence that the casualty and other insurance (including, without limitation, flood insurance) required pursuant to the Loan Documents is in full force and effect; provided that with respect to any Real Property being added as Collateral, the Parent shall give at least 60 days’ prior written notice to the Collateral Agent and each Administrative Agent (for delivery to the Applicable Lenders) prior to pledging such Real Property to the Collateral Agent, and, upon confirmation from the Collateral Agent and each Lender that all flood insurance due diligence and flood insurance compliance verification with the Flood Disaster Protection Act and regulations promulgated pursuant thereto has been completed (it being understand that a Lender shall be deemed to have confirmed completion unless it shall object thereto by written notice to the Collateral Agent within such 60-day period), such Real Property may be pledged, all in form and substance reasonably satisfactory to the Collateral Agent; provided further, however, that notwithstanding anything to the contrary in any of the foregoing, no Mortgage described in this Section 7.12 shall be completed prior to the receipt by each Lender of each item requested in clause (ii) above and any other information as needed for each Lender to conduct its flood due diligence, and any applicable time periods for any Loan Party to deliver such Mortgage pursuant to the Loan Documents will be automatically and with no further action extended to a reasonable period of time after such receipt (it being understand that a Lender shall be deemed to have confirmed receipt unless it shall advise otherwise by written notice to the Collateral Agent within such 60-day period), and (iii) if reasonably requested by an Administrative Agent or the Collateral Agent, deliver to each Administrative Agent, the Collateral Agent and the other Secured Parties legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to each Administrative Agent and the Collateral Agent requesting the same.

Section 7.13	Undertaking with Respect to NO 105

Within 45 days (or such longer period permitted by each Administrative Agent in its sole discretion) following the repayment in full of the NO 105 Indebtedness, the Parent or the applicable Subsidiary of the Parent shall execute and deliver such mortgages and other security instruments as shall be necessary to cause the NO 105 to become a Mortgaged Vessel subject to a perfected first-priority security interest (other than permitted Liens specified in the applicable Mortgage, but in each case, which vessel shall not be subject to any other Liens securing Indebtedness for borrowed money).

Section 7.14	Additional Undertakings

The Borrowers shall (a) deliver to each Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 7.14, each in form and substance reasonably satisfactory to each Administrative Agent and (b) perform each of the actions described on Schedule 7.14, in each case by the date set forth opposite each such item or action on Schedule 7.14 or such later date permitted by each Administrative Agent in its sole discretion.

Section 7.15	Maintenance of Rating

The Parent will at all times from and after the Effective Date use commercially reasonable efforts to maintain public ratings with S&P and Moody’s with respect to a Borrower and the Parent, as applicable, and the Term Loans and will use commercially reasonable efforts to cause such rating to be updated on an annual basis. The Parent or the applicable Borrower will provide each Administrative Agent with a copy of any such credit rating promptly following receipt thereof.

ARTICLE VIII

NEGATIVE COVENANTS

From and after the Effective Date, the Parent and each Borrower jointly and severally agree with the Lenders, the Issuers and each Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1	Indebtedness

None of the Parent or any Borrower shall (x) and shall not permit any Captive Insurance Subsidiary or any of the Parent’s Restricted Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or (y) issue Disqualified Stock except for the following:

(a) the Obligations;

(b) Indebtedness existing on the Effective Date and disclosed on Schedule 8.1;

(c) Guaranty Obligations incurred by any Loan Party in respect of Indebtedness of any Loan Party that is permitted by this Section 8.1;

(d) (i) secured Indebtedness of the Parent or any Restricted Subsidiary including Capital Lease Obligations and purchase money Indebtedness incurred by the

Parent or a Restricted Subsidiary of the Parent to finance (concurrently with or within 90 days after) the acquisition of tangible property (including marine vessels) and Indebtedness in respect of sale and leaseback transactions permitted under Section 8.13 and (ii) unsecured Indebtedness of the Parent or any Restricted Subsidiary, not to exceed an aggregate outstanding principal amount of $10,000,000.00 at any time; for all of the foregoing Indebtedness described in clauses (i) and (ii) above not to exceed an aggregate outstanding principal amount of $400,000,000.00 at any time;

(e) Refinancing Indebtedness in respect of Indebtedness permitted by clause (b) above (other than the NO 105 Indebtedness), clauses (m) and (r) below or this clause (e);

(f) Indebtedness arising from intercompany loans that are Investments permitted under, or not prohibited by, Section 8.5 (i) from any Loan Party to any other Loan Party; (ii) from any Subsidiary of the Parent to any Loan Party; (iii) from any Subsidiary of the Parent that is not a Loan Party to any Restricted Subsidiary of the Parent that is not a Loan Party; or (iv) from any Loan Party to any Restricted Subsidiary of the Parent that is not a Loan Party; provided, however, that

(A)	all such Indebtedness of the types described in clauses (i), (ii) and (iv) above is evidenced by the Global Intercompany Note, subject to a first priority Lien pursuant to the Pledge and Security Agreement or another Collateral Document if the payee is a Loan Party,

(B)	all such Indebtedness of the type described in clause (ii) above may not be paid when an Event of Default exists, unless such payment is being made to a Loan Party, and

(C)	any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to the Borrowers or to any of the other Loan Parties for whose benefit such payment is made;

(g) Permitted Term Refinancing Debt;

(h) Indebtedness under or in respect of Hedging Contracts that are not speculative in nature;

(i) Indebtedness in respect of Treasury Management Arrangements;

(j) Indebtedness in respect of any insurance premium financing for insurance being acquired by the Parent or any Restricted Subsidiary under customary terms and conditions and not in connection with the borrowing of money;

(k) Alternate Program Indebtedness in an aggregate principal amount not to exceed $400,000,000.00 at any time outstanding;

(l) Amazon Permitted Debt (including any unsecured Guaranty Obligations in respect thereof) in an aggregate principal amount not to exceed $285,000,000.00 at any time outstanding;

(m) Indebtedness assumed in connection with (but not in anticipation of) an Acquisition permitted under Section 8.3;

(n) Indebtedness in respect of matured or drawn Performance Guarantees, provided that such Indebtedness is reimbursed or extinguished within 5 Business Days of being matured or drawn;

(o) Indebtedness in respect of letters of credit, bank guarantees and other similar obligations in an aggregate outstanding amount not to exceed $400,000,000.00 at any time;

(p) Indebtedness owed to Horton CBI, Limited in an aggregate outstanding principal amount not to exceed $100,000,000.00 at any time; provided, that such Indebtedness shall be expressly subordinate to the payment in full in cash of the Obligations on terms satisfactory to each Administrative Agent;

(q) Indebtedness evidenced by letters of credit, bank guarantees or other similar instruments in an aggregate face amount not to exceed at any time $150,000,000.00 issued in the ordinary course of business to secure obligations of the Parent and its Restricted Subsidiaries under workers’ compensation and other social security programs, and Contingent Obligations with respect to any such permitted letters of credit, bank guarantees or other similar instruments;

(r) (i) Indebtedness in respect of the Senior Notes and/or the Bridge Loans and the guarantees of the Loan Parties in respect of such Indebtedness and (ii) other unsecured Junior Priority Indebtedness issued by the Parent or one or both U.S. Borrowers and any Guaranty Obligations of a Loan Party in respect thereof in an unlimited principal amount so long as the Leverage Ratio does not exceed 3.00:1.00 on a pro forma basis after giving effect to the incurrence of such Junior Priority Indebtedness and the use of proceeds thereof; provided that in respect of this clause (ii), no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof;

(s) unsecured Indebtedness incurred by any Borrower or any other Subsidiary Guarantor and owing to a Joint Venture in which any Borrower or any other Subsidiary Guarantor owns any interest in an aggregate outstanding amount not to exceed $750,000,000.00 at any time;

(t) Indebtedness in respect of Other Specified Permitted Sale/Leasebacks at any time;

(u) Indebtedness under the Exchangeable Notes; and

(v) Investments permitted under Section 8.5 constituting Indebtedness.

Section 8.2	Liens, Etc.

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents securing the Obligations;

(b) Liens existing on the Effective Date and disclosed on Schedule 8.2;

(c) Customary Permitted Liens;

(d) Liens securing Indebtedness permitted under Section 8.1(d) or (m):

(i) in assets that are not Collateral (other than equipment);

(ii) in property subject to and acquired, constructed or improved with the proceeds of a Capital Lease or purchase money Indebtedness (including any sale and leaseback transaction permitted under Section 8.13), in each case if (A) the Indebtedness secured thereby is incurred within 90 days after the date of such acquisition, construction or improvement of such property and does not exceed the lesser of the cost or Fair Market Value of such property at the time of such acquisition, construction or improvement and (B) such Liens do not apply to any other property (other than proceeds of such acquired, constructed or improved property) or assets of the Parent or any of its Restricted Subsidiaries; or

(iii) to which any property is subject at the time of the Parent’s or a Restricted Subsidiary’s acquisition thereof on or after the Effective Date in accordance with this Agreement if such Liens do not apply to any other property (other than proceeds of such acquired property) of the Parent or any of its Restricted Subsidiaries;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness (other than the NO 105 Indebtedness) secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any material change in the assets subject to such Lien;

(f) Liens in favor of lessors securing operating leases not prohibited hereunder;

(g) Liens arising out of judgments or awards and not constituting an Event of Default under Section 9.1(g);

(h) Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities (other than Indebtedness) to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

(i) Liens on pledged cash of the Parent and its Restricted Subsidiaries required for notional cash pooling arrangements in the ordinary course of business;

(j) Liens with respect to foreign exchange netting arrangements and other treasury or cash management arrangements to the extent incurred in the ordinary course of business and consistent with past business practices; provided that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $50,000,000.00 at any time;

(k) Liens securing insurance premium financing permitted under Section 8.1(j) under customary terms and conditions; provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(l) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of the Parent or any Restricted Subsidiary of the Parent; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed the greater of (x) $200,000,000.00 and (y) 2.5% of Total Assets at any time;

(m) Liens on the Amazon and the Amazon Equipment securing Amazon Permitted Debt;

(n) Liens securing reimbursement obligations in respect of Extended Letters of Credit;

(o) Liens on receivables and related rights sold or purported to be sold pursuant to any Alternate Program in accordance with Section 8.4(k) (or any document executed by the Parent or any Restricted Subsidiary of the Parent in connection therewith);

(p) Liens on Collateral securing Permitted Term Refinancing Debt and are subject to an Intercreditor Agreement;

(q) Liens on Collateral securing (i) reimbursement or other obligations in an aggregate amount not to exceed at any time the Additional LC Capacity with regard to unmatured or undrawn, as applicable, Performance Guarantees or (ii) for up to 120 days after the Effective Date, obligations in respect of Hedging Contracts; provided that such Liens are subject to the Collateral Agency and Intercreditor Agreement;

(r) Liens on assets not constituting Collateral securing Indebtedness permitted under Section 8.1(t); and

(s) Liens on cash, bank accounts and accounts receivable securing Indebtedness described in Section 8.1(h) and Section 8.1(o) and reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees; provided that the aggregate amount of cash, bank accounts and accounts receivable securing Indebtedness described in Section 8.1(h) shall not exceed $50,000,000.00 at any time and the aggregate amount of cash, bank accounts and accounts receivable securing Performance Guarantees shall not exceed $300,000,000.00 at any time.

Without limiting the foregoing limitations, (x) unless the NO 105 is a Mortgaged Vessel, the Parent and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to (i) create or suffer to exist any Lien upon or with respect to the NO 105 or (ii) assign any right to receive income with respect to the NO 105, in either case to secure Indebtedness for borrowed money other than NO 105 Indebtedness and (y) the Parent and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to (i) create or suffer to exist any Lien upon or with respect to the Altamira Yard or (ii) assign any right to receive income with respect to the Altamira Yard, in either case to secure Indebtedness for borrowed money other than hereunder.

Section 8.3	Acquisitions

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, make any Acquisitions except any non-hostile Acquisition subject to the satisfaction of each of the following conditions:

(a) if the aggregate consideration in respect of any such Acquisition exceeds $100,000,000.00, each Administrative Agent shall receive prior written notice of such Acquisition, which notice shall include, without limitation, a description of such Acquisition with such detail as such Administrative Agent shall reasonably require;

(b) immediately after giving effect to such Acquisition, Liquidity shall not be less than $200,000,000.00;

(c) within the applicable time periods required pursuant to Section 7.11 and Section 7.12, after the closing of such Acquisition, the Parent, the Borrowers (or the Restricted Subsidiary making such Acquisition) and the target of such Acquisition (unless it is a Subsidiary that is not a Material Wholly-Owned Subsidiary) shall have executed such documents and taken such actions as may be required under Section 7.11 and Section 7.12;

(d) if such Acquisition involves the acquisition of one or more marine vessels, in each case having a Fair Market Value in excess of $10,000,000.00, such vessel or vessels, except in the case where acquired using Indebtedness permitted by Section 8.1(m) that is the subject of a Lien permitted under Section 8.2 existing at the time of (but not incurred in anticipation of) any such acquisition, shall within the applicable time periods required pursuant to Section 7.11, become Collateral pursuant to arrangements substantially similar to those made with respect to similar Mortgaged Vessels on the Effective Date; and

(e) at the time of such Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the statement set forth in Section 3.3(b)(i) shall be true and (iii) the Borrowers would be in pro forma compliance with Article V for the most recent four quarter period for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

Section 8.4	Sale of Assets

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of their respective assets or any interest therein (including the sale or factoring of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Stock or Stock Equivalent (any such disposition being an “Asset Sale”), except for the following:

(a) the sale or disposition of inventory (including fabricated projects for customers, such as offshore production platforms and related components) in the ordinary course of business;

(b) transfers resulting from any taking or condemnation of any property of the Parent or any of its Restricted Subsidiaries (or, as long as no Default or Event of Default has occurred and is continuing or would result therefrom, deed in lieu thereof);

(c) as long as no Default or Event of Default is continuing or would result therefrom, the sale or disposition of equipment that the Parent reasonably determines is no longer useful in its or its Subsidiaries’ business, has become obsolete, damaged or surplus or is replaced in the ordinary course of business;

(d) as long as no Default or Event of Default is continuing or would result therefrom, the lease or sublease or chartering of property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement or the other Loan Documents;

(e) as long as no Default or Event of Default is continuing or would result therefrom, discounts, adjustments, settlements and compromises of Accounts and contract claims in the ordinary course of business;

(f) any Asset Sale (i) to the Parent, a Borrower or any Loan Party Wholly-Owned by a Borrower or (ii) by any Restricted Subsidiary that is not a Loan Party to the Parent, a Borrower or another Restricted Subsidiary;

(g) as long as no Default or Event of Default is continuing or would result therefrom, and subject to Section 2.12(a), any other Asset Sale (other than an Asset

Sale in respect of a Mortgaged Vessel or Stock in a Mortgaged Vessel Owning Subsidiary) for Fair Market Value, at least 75% of which is payable in cash, Cash Equivalents or Specified Other Consideration upon such sale. For purposes of this clause (g), “Specified Other Consideration” shall mean, with respect to any Asset Sale, (i) Non-cash Consideration identified by the Parent to each Administrative Agent in writing as being “Specified Other Consideration” for such Asset Sale and the amount thereof; provided that the amount of such Non-cash Consideration, together with the amount of Specified Other Consideration described in this clause (g) for all other Asset Sales after the Effective Date does not exceed $75,000,000.00; and (ii) in connection with any assets or property directly related to the Amazon, the amount of any liabilities or other obligations of the Parent, a Borrower or any other Restricted Subsidiary that is expressly assumed by the transferee of any such assets or property;

(h) any Asset Sale of one or more Mortgaged Properties or Mortgaged Vessels or Stock in a Mortgaged Vessel Owning Subsidiary or a Subsidiary which directly or indirectly owns a Mortgaged Vessel Owning Subsidiary, subject to Section 2.12(a), and so long as (i) no Default or Event of Default is continuing or would result therefrom, (ii) the Asset Sale is for Fair Market Value, (iii) except to the extent that a Loan Party receives one or more marine vessels from another Person in trade or exchange for such assets so disposed of, at least 75% of the consideration for such Asset Sale consists of cash or Cash Equivalents received at closing of such Asset Sale, and (iv) any marine vessel received from another Person in trade or exchange for such assets so disposed of shall concurrently with its acquisition be added to the Collateral;

(i) as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale of the Stock of any Captive Insurance Subsidiary for Fair Market Value, at least 75% of which is payable in cash or Cash Equivalents upon such sale;

(j) Asset Sales permitted by Section 8.13;

(k) dispositions of any receivables and related rights pursuant to any Alternate Program permitted hereunder;

(l) as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale by the Parent, the Borrowers or any of their respective Subsidiaries of any equity interests in any Restricted Subsidiaries and the issuance by any such Restricted Subsidiary of any equity interests;

(m) as long as no Default or Event of Default is continuing or would result therefrom, non-exclusive assignments and licenses of intellectual property of the Parent and its Restricted Subsidiaries in the ordinary course of business;

(n) any Asset Sale (other than an Asset Sale of a Mortgaged Vessel) pursuant to a single transaction or series of related transactions in which the Parent or its Restricted Subsidiaries receive aggregate consideration of $10,000,000.00 or less;

(o) the sale or disposition of equipment in the ordinary course of business to Joint Ventures and Restricted Subsidiaries that are not Loan Parties in an aggregate amount since the Effective Date not to exceed $50,000,000.00; and

(p) the sale or disposition of the Beaumont Facility.

Section 8.5	Restricted Payments

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay or make any sum for any Restricted Payment except for:

(a) Restricted Payments by the Parent to any other Loan Party;

(b) Restricted Payments by (i) any Restricted Subsidiary of the Parent to any Loan Party or (ii) any Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(c) Restricted Payments by any Restricted Subsidiary that is not a Wholly-Owned Subsidiary to any Loan Party and to holders of equity interests in such Restricted Subsidiary to the extent (i) such Restricted Payments are made pro rata among the holders of the equity interests in such Restricted Subsidiary or (ii) pursuant to the terms of the joint venture, charter, bylaws or other distribution agreement for such Restricted Subsidiary in form and substance expressly approved by each Administrative Agent (such approval not to be unreasonably withheld or delayed);

(d) (i) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Parent or any of its Restricted Subsidiaries (x) made solely with the proceeds received from the exercise of any warrant, option or other similar instrument or (y) that is deemed to occur upon the cashless exercise of stock options, warrants or other similar instruments and (ii) the repurchase, redemption or other acquisition or retirement for value of any Stock or Stock Equivalents of the Parent or any Restricted Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement (including pursuant to the “Chicago Bridge & Iron 2008 Long-Term Incentive Plan, as Amended”) in an aggregate amount not to exceed (a) $15,000,000.00 for any Fiscal Year plus (b) unused amounts from preceding Fiscal Years; provided that amounts under this clause (d)(ii) shall not exceed $45,000,000.00 in the aggregate after the Effective Date;

(e) [Reserved];

(f) Investments existing on the Effective Date and disclosed on Schedule 8.5, and any refinancings of such Investments to the extent constituting Indebtedness otherwise permitted under Section 8.1(b), provided such refinancing complies with the provisions of Section 8.1(e);

(g) Investments in cash and Cash Equivalents;

(h) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of the Parent and its Restricted Subsidiaries;

(i) Investments received in settlement of amounts due to the Parent or any Restricted Subsidiary of the Parent effected in the ordinary course of business;

(j) Investments by (i) any Loan Party in any other Loan Party or (ii) a Restricted Subsidiary of the Parent that is not a Loan Party in the Parent or any other Restricted Subsidiary of the Parent;

(k) loans or advances to employees of the Borrower or any of its Restricted Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Borrower or any of its Restricted Subsidiaries) in the ordinary course of business in an aggregate outstanding principal amount not to exceed $1,000,000.00 at any time;

(l) Guaranty Obligations permitted by Section 8.1;

(m) other direct or indirect Investments, including Letters of Credit and other credit support obligations, in Subsidiaries that are not Guarantors or Joint Ventures that are not Guarantors and that are in each case engaged in an Eligible Line of Business if the aggregate amount thereof does not exceed $500,000,000.00 at any time; provided that after giving effect to such Investments, all Material Intellectual Property shall be owned by a Loan Party;

(n) Investments constituting Acquisitions permitted by Section 8.3;

(o) Restricted Payments expressly set forth in the Parent Registration Statement as of the Execution Date;

(p) [Reserved];

(q) (i) contributions to Joint Ventures and Restricted Subsidiaries that are not Loan Parties of assets not constituting Collateral and not required to be Collateral (other than assets that are not Collateral or required to be Collateral under clause (i) of the definition of “Excluded Asset” in the Pledge and Security Agreement) and (ii) Hedging Contracts (and payments thereunder) that are not speculative in nature entered into on behalf of Joint Ventures and Subsidiaries, so long as any payment by the Parent or any Restricted Subsidiary under any such Hedging Contract is reimbursed by the applicable Joint Venture or Subsidiary in the ordinary course of business;

(r) other than those disclosed on Schedule 8.5, direct or indirect Investments, including Letters of Credit and other credit support obligations, in Restricted Subsidiaries that are not Guarantors or Joint Ventures that are not Guarantors, but in each case are engaged in an Eligible Line of Business, in an aggregate amount not to exceed at any time the lesser of (i) the Net Cash Proceeds received by the Parent and its Restricted Subsidiaries of Indebtedness permitted to be incurred hereunder and (ii) $200,000,000.00; provided that such Investments do not involve Material Intellectual Property;

(s) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount since the Effective Date not to exceed the sum of (i) $100,000,000.00 and (ii) so long as immediately after giving effect thereto, the Leverage Ratio at such time on a pro forma basis on immediately after giving effect to such Restricted Payment and for the most recent determination period is at least 0.75:1.00 less than the Closing Leverage Ratio, Restricted Payments in an aggregate amount since the Effective Date not to exceed (A) the Available Amount less (B) the amount of payments of Junior Priority Indebtedness made pursuant to Section 8.20(c)(y);

(t) Investments resulting from any non-cash consideration received in an Asset Sale permitted by Section 8.4; and

(u) repurchases, redemptions or other acquisitions or retirements for value of Stock of the Parent made in lieu of withholding Taxes in connection with any vesting of restricted Stock or any exercise, vesting or exchange of stock options, warrants or other similar rights.

Section 8.6	Restriction on Fundamental Changes

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to:

(a) merge or consolidate with any Person (provided that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly-Owned Restricted Subsidiary (other than a Borrower) may merge into a Borrower so long as such Borrower is the surviving company, (ii) any Wholly-Owned Restricted Subsidiary (other than a Borrower) may merge into or consolidate with any other Wholly-Owned Restricted Subsidiary (other than a Borrower) in a transaction in which the surviving entity is a Wholly-Owned Restricted Subsidiary and no Person other than a Borrower or a Wholly-Owned Restricted Subsidiary of a Borrower receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iii) any Restricted Subsidiary of the Parent (other than a Borrower) may merge with another Person in a transaction constituting an Asset Sale permitted hereunder, and (iv) any Person (other than the Parent or a Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Borrower, is a Borrower and otherwise, if any party to such merger or consolidation is a Guarantor, is a Guarantor)); or

(b) acquire or create any Subsidiary unless, after giving effect to such acquisition or creation, (i) the Parent and each Borrower is in compliance with Section 7.11 and (ii) the Investment in such Subsidiary is permitted under Section 8.5.

Section 8.7	Change in Nature of Business

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Eligible Line of Business.

Section 8.8	Transactions with Affiliates

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent, such Borrower or such Restricted Subsidiary as would be obtainable by the Parent, such Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate except (a) transactions among the Parent and its Restricted Subsidiaries, (b) Restricted Payments otherwise permitted by this Agreement, (c) the payment of the operating expenses and capital expenditures of a Subsidiary of the Parent, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof, (d) transactions in accordance with the agreements listed on Schedule 8.8 hereto as the same may be amended with the prior consent of each Administrative Agent, (e) the Transactions, and (f) transactions between the Parent or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director or member of such Person is also director of the Parent or a direct or indirect parent of the Parent.

Section 8.9	Restrictions on Subsidiary Distributions; No New Negative Pledge

Other than (a) pursuant to the Loan Documents or (b) pursuant to any secured Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d), (e), (m) or (r) so long as any prohibition or limitation is only effective against the assets securing such Indebtedness, the Parent and the Borrowers shall not, and shall not permit any Restricted Subsidiaries to, (i) other than for Joint Ventures and Subsidiaries that are not required to be Guarantors hereunder, agree to, enter into or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Parent, a Borrower or any other Restricted Subsidiary of the Parent or (ii) other than customary non-assignment provisions in contracts entered into in the ordinary course of business or in any lease, license, contract, property right (including, without limitation, interests in Inventory (as defined in the Pledge and Security Agreement)) or agreement to which any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Laws or principles of equity), enter into or permit to exist or become effective any enforceable agreement prohibiting or limiting the ability of the Parent, a Borrower or any other Restricted Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.10	Modification of Documents

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries amend its Constituent Documents except those that do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 8.11	Accounting Changes; Fiscal Year

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, (a) make any material change in its accounting treatment and reporting practices or Tax reporting practices, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and each Administrative Agent or (b) change its Fiscal Year.

Section 8.12	Margin Regulations

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) (i) directly or indirectly in connection with the Business Combination or (ii) in all other cases in contravention of any applicable legal and regulatory requirements including, without limitation, Regulations T, U and X, the Securities Act of 1933, and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

Section 8.13	Sale/Leasebacks

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any sale and leaseback transaction after the Effective Date other than (a) any sale and leaseback occurring within 90 days after the acquisition of the property subject of such sale and leaseback, (b) any sale and leaseback in respect of the Amazon and the Amazon Equipment and (c) Other Specified Permitted Sale/Leasebacks, unless (i) the proceeds of such transaction received by the Loan Parties equal the Fair Market Value of the properties subject to such transaction, (ii) such transaction does not involve a Mortgaged Vessel and (iii) after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered at any one time by all sale and leaseback transactions occurring after the Effective Date during any Fiscal Year and permitted hereunder does not exceed $10,000,000.00 in such Fiscal Year. For the avoidance of doubt, no sale and leaseback transaction shall include the sale and licensing back of Material Intellectual Property.

Section 8.14	Capital Expenditures

The Parent and the Borrowers shall not make or incur, or permit any of their respective Restricted Subsidiaries to make or incur, Capital Expenditures (other than acquisitions of any marine vessel or a Subsidiary that owns a marine vessel) during any Fiscal Year beginning with the Fiscal Year ending 2018 and ending with the Fiscal Year ending 2023 except that the Parent, the Borrowers and their respective Restricted Subsidiaries may make or incur Capital Expenditures during any Fiscal Year in an aggregate amount not in excess of (a) $300,000,000.00 for such Fiscal Year plus (b) the amount by which $300,000,000.00 exceeds the amount of Capital Expenditures made or incurred by the Parent, the Borrowers and their respective Restricted Subsidiaries in such immediately preceding Fiscal Year.

Section 8.15	Cancellation of Indebtedness Owed to It

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, cancel any material claim or Indebtedness owed to any of them except (a) in the ordinary course of business, or (b) if such Indebtedness is owed by a Guarantor to a Loan Party (other than the Parent), and such Indebtedness is either (i) cancelled in exchange for Stock of such Guarantor, (ii) converted into Stock of such Guarantor or (iii) converted such that it increases the paid-in-capital of such Loan Party in such Guarantor.

Section 8.16	No Speculative Transactions

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, engage in any material speculative transaction or in any material transaction involving the entry into of Hedging Contracts by such Person except for the sole purpose of hedging in the ordinary course of business.

Section 8.17	Post-Termination Benefits

Except to the extent required under Section 4980B of the Code or similar state laws, the Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, adopt any new employee benefit plan that provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Parent or any of its Subsidiaries, which plan, when combined with any existing post-retirement benefit plan of the Parent or the Borrowers or any of their Restricted Subsidiaries would reasonably be expected to result in aggregate liability, calculated on a FAS 106 basis as of the end of any fiscal year, in excess of $65,000,000.00.

Section 8.18	Activities in Panama

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, invest the proceeds of any Loan in any activity within the territory of the Republic of Panama if such activity will (i) generate taxable income under

Panamanian Tax laws that will have to be paid by the Parent or any of its Subsidiaries to a Panamanian Governmental Authority; or (ii) cause any payment to a Lender or any Administrative Agent to be subject to Panamanian Tax, including withholding Tax.

Section 8.19	Vessel Flags

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, change the flag under which any Mortgaged Vessel is registered or register a Mortgaged Vessel under any flag unless (a) the Parent shall have provided at least 10 Business Days’ (or such shorter period permitted by each Administrative Agent in its sole discretion) advance notice to each Administrative Agent, (b) the flag under which such Mortgaged Vessel is to be registered is listed on Schedule 8.19 or is otherwise acceptable to each Administrative Agent in its sole discretion and (c) each Borrower:

(i) immediately after the occurrence of such transfer, causes the applicable Restricted Subsidiary to execute and deliver such new mortgages, recorded as required by the laws of the new flag state, new deeds of covenants, as applicable, all substantially similar to the existing mortgages and deeds of covenants for Mortgaged Vessels under such flag (“New Mortgage”), and other security instruments and other documents as shall be necessary to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a valid, legal and perfected first-priority Lien on, and security interest in, such vessel such that such vessel is a Mortgaged Vessel under the jurisdiction under which such vessel is to be flagged (subject to any liens expressly permitted by this Agreement and the Lien of the New Mortgage);

(ii) substantially simultaneously with such transfer, if requested by any Administrative Agent, provides to each Administrative Agent an opinion of counsel that the New Mortgage, upon recording, has been perfected under the laws of the new flag state and that it constitutes a valid, enforceable and first priority ship mortgage on the Mortgaged Vessel (other than liens expressly permitted by this Agreement and the Lien of the New Mortgage), or as any Administrative Agent may otherwise reasonably request; and

(iii) promptly after recording the New Mortgage, provides to each Administrative Agent with respect to the Mortgaged Vessel: to the extent applicable to such Mortgaged Vessel, corresponding certificates of financial responsibility; an abstract of title or, at its discretion, a certificate of ownership or other similar document that reveals no Liens on the Vessel other than Liens expressly permitted by this Agreement and the Lien of the New Mortgage; copies of certificates of registries documentation and a copy of a confirmation of class certificate issued by the American Bureau of Shipping, DNV GL, Lloyd’s Register or another classification society acceptable to each Administrative Agent showing no conditions affecting class.

Section 8.20	Payments of Junior Priority Indebtedness

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, make any payment or prepayment (including any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment) on account of principal of any Junior Priority Indebtedness, except (a) regularly scheduled principal payments as and when due in respect of any Junior Priority Indebtedness, (b) refinancings of Junior Priority Indebtedness with the proceeds of other Indebtedness permitted under Section 8.1 and (c) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, prepayments since the Effective Date in an aggregate principal amount not to exceed the sum of (x) $100,000,000.00 and (y) so long as immediately after giving effect thereto, the Leverage Ratio at such time on a pro forma basis immediately after giving effect to such prepayment and for the most recent determination period is at least 0.75:1.00 less than the Closing Leverage Ratio, an amount not to exceed the (A) Available Amount less (B) the amount of Restricted Payments made pursuant to Section 8.5(s)(ii). For purposes of calculating the amount of payments or prepayments under this Section 8.20, the amount of such payment or prepayment shall be the aggregate amount of cash paid by the Parent and its Restricted Subsidiaries. The prepayment of NO 105 Indebtedness shall not be restricted by this Section 8.20.

Section 8.21	Use of Proceeds

(a) The Parent and the Borrowers shall not use, whether directly or indirectly, the proceeds of any Borrowing or Letter of Credit, (i) in any manner that would constitute a violation of Sanctions by any party hereto or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of any Anti-Corruption Law applicable to the Parent, the Borrowers or their applicable Subsidiaries.

(b) The Borrowers shall not, directly or indirectly, fund all or part of any repayment or reimbursement of the Obligations out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Country, in each case in violation of Sanctions applicable to the Borrowers or its applicable Subsidiaries.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1	Events of Default

Each of the following events shall be an “Event of Default”:

(a) the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrowers shall fail to pay when due and payable any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.3, Section 7.1, Section 7.6, Section 7.13 or Article VIII; provided that, (x) in the case of any failure to perform or observe the covenants set forth in Section 5.1 or 5.3 (each a “Specified Liquidity Facility Event of Default”), such Specified Liquidity Facility Event of Default shall not constitute an Event of Default with respect to the Term Loans unless and until the Requisite LC Lenders and Requisite Revolving Lenders have declared all LC Facility Obligations and the Revolver Obligations, respectively, to be immediately due and payable and all outstanding LC Facility Commitments and Revolving Commitments, respectively, to be immediately terminated, in each case in accordance with this Agreement and such declaration has not been rescinded on or before such date, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Parent or a Borrower obtains actual knowledge of such failure and (B) the date on which written notice thereof shall have been given to the Parent or a Borrower by any Administrative Agent or any Lender; or

(e) (i) the Parent, a Borrower or any of the Parent’s Material Subsidiaries shall fail to make any payment on any Indebtedness of the Borrowers or any such Material Subsidiary (other than (x) the Obligations and (y) Non-Recourse Indebtedness) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $75,000,000.00 or more when the same becomes due and payable, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that clauses (ii) and (iii) above shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f) (i) the Parent, a Borrower or any of the Parent’s Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Parent, a Borrower or any of the Parent’s Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Parent, a Borrower or any of the Parent’s Material Subsidiaries (but not instituted by the Parent or any of its Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or an order or decree approving or ordering any of the foregoing shall be entered, or (iii) the Parent, a Borrower or any of the Parent’s Material Subsidiaries shall take any corporate action to authorize any action set forth in clause (i) or (ii) above; or

(g) one or more judgments, injunctions or orders (or other similar process) involving, in the case of a money judgment, an amount in excess of $75,000,000.00 in the aggregate (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be rendered against one or more of the Parent, a Borrower and the Parent’s Material Subsidiaries and shall remain unpaid and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment, injunction or order or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, injunction or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i) one or more ERISA Events (except for those events set forth on Schedule 4.16(d) to this Agreement) shall occur and the amount of all liabilities and deficiencies resulting therefrom imposed on or which could reasonably be expected to be imposed directly on the Parent, a Borrower, any of their respective Restricted Subsidiaries or any Guarantor, whether or not assessed, when taken together with amounts of all such liabilities and deficiencies for all other such ERISA Events exceeds $75,000,000.00 in the aggregate, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430 of the Code or under ERISA; or

(i) any provision of any Collateral Document or any other Loan Document (including this Agreement) shall for any reason, except as permitted by the Loan Documents, cease to be valid and binding on, or enforceable against, any Loan Party which is a party thereto, or any Loan Party shall so state in writing; or

(j) any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral with an aggregate value of $15,000,000.00 or more purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing;

(k) there shall occur any Change of Control; or

(l) there shall occur any “Event of Default” under and as defined in the Lloyds Facility.

Section 9.2	Remedies

During the continuance of any Event of Default,

(a) The Revolving and LC Administrative Agent (i) may, and, at the request of the Requisite Revolving Lenders, shall, by notice to the Borrowers declare that all or any portion of the Revolving Commitments be terminated, whereupon the obligation of each Revolving Lender to make any Revolving Loan and each Revolving Issuer to Issue any Revolving Letter of Credit shall immediately terminate and (ii) may and, at the request of the Requisite Revolving Lenders, shall, by notice to the Borrowers, declare the Revolving Loans, all interest thereon and all other Revolving Obligations to be forthwith due and payable, whereupon the Revolving Loans, all such interest and all such other Revolving Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of any Event of Default specified in Section 9.1(f), (x) the Revolving Commitments of each Revolving Lender to make Revolving Loans and the commitments of each Revolving Lender and Revolving Issuer to Issue or participate in Revolving Letters of Credit shall each automatically be terminated and (y) the Revolving Loans, all such interest and all such other Revolving Letter of Credit Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

(b) The Revolving and LC Administrative Agent (i) may, and, at the request of the Requisite LC Lenders, shall, by notice to the Borrowers declare that all or any portion of the LC Facility Commitments be terminated, whereupon the obligation of each LC Facility Issuer to Issue any LC Facility Letter of Credit shall immediately terminate and (ii) may and, at the request of the Requisite LC Lenders, shall, by notice to the Borrowers, declare the LC Facility Obligations to be forthwith due and payable, whereupon the LC Facility Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of any Event of Default specified in Section 9.1(f), (w) the LC Facility Commitments of each LC Lender and the commitments of each LC Lender and LC Facility Issuer to Issue or participate in LC Facility Letters of Credit shall each automatically be terminated, (x) the LC Facility Letter of Credit Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers, (y) the commitments of each Cash Secured LC Issuer to Issue Cash Secured Letters of Credit shall each automatically be terminated and (z) the obligations in respect of the Cash Secured Letters of Credit shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

(c) The Term Loan Administrative Agent may and, at the request of the Requisite Term Lenders, shall, by notice to the Borrowers, declare the Term Loans and all interest thereon to be forthwith due and payable, whereupon the Term Loans and all such interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of any Event of Default specified in Section 9.1(f), (x) the Term Commitments of each Term Lender to make Term Loans and (y) the Term Loans and all such interest shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

Notwithstanding the foregoing, no Term Lender shall have any right to exercise, or direct any Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of an Event of Default if the only such Event of Default that shall have occurred and be continuing is a Specified Liquidity Facility Event of Default and neither (x) the Requisite LC Lenders have declared all LC Facility Obligations to be immediately due and payable and all outstanding LC Facility Commitments to be immediately terminated nor (y) the Requisite Revolving Lenders have declared all Revolving Facility Obligations to be immediately due and payable and all Revolving Facility Commitments to be immediately terminated (and the Requisite Revolving Lenders shall be entitled to declare all Revolving Obligations hereunder to be immediately due and payable, terminate all outstanding Revolving Commitments and direct the Revolving and LC Administrative Agent to exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law and the Requisite LC Lenders shall be entitled to declare all LC Facility Obligations hereunder to be immediately due and payable, terminate all outstanding LC Facility Commitments and direct the Revolving and LC Administrative Agent to exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law, in each case upon the occurrence and during the continuance of a Specified Liquidity Facility Event of Default). For the avoidance of doubt, nothing in this paragraph shall in any way limit or restrict the rights or remedies of the Term Lenders in connection with any Default or Event of Default other than a Specified Liquidity Facility Event of Default (whether arising before or after the occurrence of such Specified Liquidity Facility Event of Default).

In addition to the remedies set forth above, the Administrative Agents and the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3	Actions in Respect of Letters of Credit

Upon the Revolving Termination Date and as required by Section 2.12, the Borrowers shall pay to the Revolving and LC Administrative Agent in immediately available funds at the Revolving and LC Administrative Agent’s office referred to in Section 11.8, for deposit in the Revolver Cash Collateral Account in accordance with Section 2.22(b), an amount equal to 105% of the sum of all outstanding Revolving Letter of Credit Obligations (or such lesser amount as is required to cash collateralize Revolving Letter of Credit Obligations under Section 2.12, as applicable). The Revolving and LC Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account with respect to Letters of Credit (and while an Event of Default has occurred and is continuing or after the acceleration of the Loans), apply funds then held in such Cash Collateral Account to the payment of any amounts as shall have become or shall become due and payable by the Borrowers to the Revolving Issuers or Revolving Lenders in respect of the Revolving Letter of Credit Obligations. The Revolving and LC Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Upon the LC Facility Termination Date and as required by Section 2.12, the Borrowers shall pay to the Revolving and LC Administrative Agent in immediately available funds at the Revolving and LC Administrative Agent’s office referred to in Section 11.8, for deposit in the LC Facility Cash Collateral Account in accordance with Section 2.22(b), an amount equal to 105% of the sum of all outstanding LC Facility Letter of Credit Obligations (or such lesser amount as is required to cash collateralize LC Facility Letter of Credit Obligations under Section 2.12, as applicable). The Revolving and LC Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account with respect to Letters of Credit (and while an Event of Default has occurred and is continuing or after the acceleration of the Loans), apply funds then held in such Cash Collateral Account to the payment of any amounts as shall have become or shall become due and payable by the Borrowers to the LC Facility Issuers or LC Facility Lenders in respect of the LC Facility Letter of Credit Obligations. The Revolving and LC Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE X

THE ADMINISTRATIVE AGENTS AND OTHER AGENTS

Section 10.1	Authorization and Action

(a) Appointment and Authority. (i) Each of the Revolving Lenders, each Revolving Issuer, each of the LC Lenders, each LC Facility Issuer and each Cash Secured LC Issuer hereby irrevocably appoints CA CIB to act on its behalf as the Revolving and LC Administrative Agent hereunder and under the other Loan Documents and authorizes the Revolving and LC Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Revolving and LC Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, (ii) each of the Lenders, the Issuers and the other Secured Parties irrevocably authorizes and directs each Administrative Agent to enter into the Collateral Agency and Intercreditor Agreement pursuant to which each Administrative Agent, on behalf of the Secured Parties, will irrevocably appoint CA CIB to act on its behalf as the Collateral Agent hereunder and under the Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (iii) each of the Term Lenders hereby irrevocably appoints Barclays to act on its behalf as the Term Loan

Administrative Agent hereunder and under the other Loan Documents and authorizes the Term Loan Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Term Loan Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of each Administrative Agent, the Collateral Agent, the Lenders and the Issuers, and neither the Parent, the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions or any obligations with respect thereto.

(b) Exculpatory Provisions. Neither any Administrative Agent or the Collateral Agent shall have any duties or obligations except those expressly set forth herein, in the other Loan Documents and in the Collateral Agency and Intercreditor Agreement. Without limiting the generality of the foregoing, neither any Administrative Agent or the Collateral Agent: (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Applicable Requisite Lenders (or such other number or percentage of the Lenders, Term Lenders, LC Lenders or Revolving Lenders, as applicable, as shall be expressly provided for herein or in the other Loan Documents), provided that no Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Parent, the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as any Administrative Agent, the Collateral Agent or any Affiliates of the foregoing in any capacity.

Neither any Administrative Agent or the Collateral Agent shall be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (B) in the absence of its own gross negligence or willful misconduct. Each Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to each Administrative Agent or the Collateral Agent, as applicable, by the Parent, the Borrowers, a Lender or an Issuer.

Neither any Administrative Agent or the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (y) the value or the sufficiency of any Collateral, or (z) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered such Administrative Agent or the Collateral Agent, as applicable.

(c) Delegation of Duties. Each Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Administrative Agent or the Collateral Agent, as applicable. Each Administrative Agent, the Collateral Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of any Administrative Agent, the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

Section 10.2	Administrative Agent’s Reliance, Etc.

Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuer, each Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuer unless such Administrative Agent shall have received notice to the contrary from such Lender or the Issuer prior to the making of such Loan or the Issuance of such Letter of Credit. Each Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.3	The Agents Individually

The Person serving as each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in such Person’s individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.4	Lender Credit Decision

Each Lender and each Issuer acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.5	Indemnification

(a) Each Lender agrees to indemnify each Administrative Agent, the Collateral Agent and each Issuer (in such capacities) and each of their respective Affiliates, and each of their respective Related Parties (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion (determined at the time such indemnity is made) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, an Administrative Agent, the Collateral Agent or such Issuer or any of their respective Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by an Administrative Agent, the Collateral Agent, or such Issuer under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Administrative Agent’s, Collateral Agent’s or such Issuer’s or such Related Party’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Administrative Agent, the Collateral Agent, or each Issuer, as applicable, promptly upon demand for its Ratable Portion (determined at the time such reimbursement is made) of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Administrative Agent, the Collateral Agent, or such Issuer, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Administrative Agent, the Collateral Agent, or such Issuer, as applicable, is not reimbursed for such expenses by the Borrowers or another Loan Party.

(b) To the extent required by any applicable law, each Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that any Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify such Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if an Administrative Agent determines that it otherwise did not withhold an applicable Tax from amounts paid to or for the account of any Lender, such Lender shall indemnify such Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent in respect of Tax or otherwise, including any penalties and interest and together with any all costs and expenses (including legal expenses, and any out of pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.

Section 10.6	Successor Agents

Each Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrowers. Upon receipt of any such notice of resignation, (x) with respect to the Revolving Facility and the LC Facility, the Requisite Liquidity Lenders and (y) with respect to the Term Facility, the Requisite Term Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank (other than a Defaulting Lender) with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no successor shall have been so appointed by the Applicable Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if such Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Administrative Agent on behalf of or for the benefit of the Lenders or the Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security and the rights and obligations under the Parallel Debt until such time as a successor Administrative Agent is appointed and all rights and obligations of the retiring Administrative Agent under the Parallel Debt have been assigned and assumed by such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through such Administrative Agent (other than, for the avoidance of doubt, with respect to the Parallel Debt) shall instead be made by or to each applicable Lender and each applicable Issuer directly, until such time as the Applicable Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties (including all rights and obligations with respect to the Parallel Debt) of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). Each party to the Collateral Documents governed by Dutch law shall enter into any documents as reasonably necessary or reasonably requested by the successor Collateral Agent to ensure that the successor Collateral Agent shall have substantially the same rights and obligations under the Collateral Documents governed by Dutch law as it would have had if such successor had been an original party thereto. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7	Concerning the Collateral and the Collateral Documents

(a) Each Lender and each Issuer agrees that any action taken by an Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a different proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents or the Collateral Agency and Intercreditor Agreement, and the exercise by an Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where so required, such other proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and shall be binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing:

(i) the Revolving and LC Administrative Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Revolving Lenders, the LC Lenders, the Revolving Issuers, the Cash Secured LC Issuers and the LC Facility Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (B) execute and deliver the Collateral Agency and Intercreditor Agreement, and (C) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Administrative Agent, the Revolving Lenders, the LC Lenders, the Revolving Issuers, the Cash Secured LC Issuers and the LC Facility Issuers with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise;

(ii) the Term Loan Administrative Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Term Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (B) execute and deliver the Collateral Agency and Intercreditor Agreement, and (C) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Administrative Agent, the Term Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise; and

(iii) the Collateral Agent shall, in accordance with the Collateral Agency and Intercreditor Agreement, have the sole and exclusive authority to (A) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, (B) manage, supervise and otherwise deal with the Collateral, (C) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (D) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to the Collateral Agent’s release (or, in the case of clause (ii) below, release or subordination) of any Lien held by the Collateral Agent for the benefit of the Secured Parties against any of the following:

(i) all of the Collateral, upon termination or expiration of the Commitments and payment in full of all Loans, Liquidity Reimbursement Obligations and all other Obligations, including the cash collateralization or other required arrangements in respect of any obligations in respect of Letters of Credit to the extent required under this Agreement (other than contingent indemnification obligations for which no claims has been asserted, any Treasury Management Obligations and any Hedging Obligations) that the Collateral Agent has been notified in writing are then due and payable (and, in respect of Contingent Obligations in respect of Letters of Credit, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Applicable Administrative Agent and the applicable Issuers);

(ii) any assets that are subject to a Lien permitted by Section 8.2(b), (d)(ii), (d)(iii) or (l) or any refinancings thereof permitted under Section 8.2(e);

(iii) if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), any Collateral sold or disposed of by a Loan Party and/or the guaranty of any Subsidiary Guarantor which has been voluntarily sold or disposed of by a Loan Party or otherwise ceases to be a Subsidiary of the Parent as a result of a transaction permitted by this Agreement; and

(iv) to the extent certified in writing by the Parent, any other Collateral that is no longer required to be subject to a Lien pursuant to the Loan Documents.

Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to each Administrative Agent’s release any Guarantor from its Guarantee or its obligations under the Pledge and Security Agreement and any other Collateral Document if such release is permitted by Section 11.1(a)(ix). Each of the Lenders and the Issuers hereby irrevocably consents to the Collateral Agent’s execution, delivery and filing of such termination and partial release statements and such other things as are necessary to release Liens and guaranties to be released pursuant to this Section 10.7 promptly upon the effectiveness of any such release.

(c) Each Administrative Agent and the Collateral Agent are hereby authorized to enter into (i) the Collateral Agency and Intercreditor Agreement and (ii) intercreditor arrangements with holders of any Permitted Term Refinancing Debt to be secured by Liens on the Collateral that are (A) pari passu in priority to the Liens on the Collateral securing the Obligations pursuant to the Collateral Agency and Intercreditor Agreement or (B) junior in priority to the Liens on the Collateral securing the Obligations substantially in the form attached hereto as Exhibit K (a “Junior Intercreditor Agreement”) or in such other form as may be approved by the Applicable Requisite Lenders. A copy of any documents evidencing such intercreditor arrangements will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder) acknowledges and agrees to the terms of such intercreditor arrangements and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns as if it were a party thereto.

Section 10.8	Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligation that is otherwise owed to Persons other than any Administrative Agent, the Collateral Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral Documents and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Collateral Documents, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by each Administrative Agent, the Collateral Agent and the Applicable Requisite Lenders (or such other group of the Lenders as shall be expressly provided for herein or in the other Loan Documents), each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitment and its own interest in the Loans, Letter of Credit Obligations and other Obligations arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, and (d) no holder of Related Obligations and no other Secured Party (except any Administrative Agent, the Collateral Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents. Without limiting the provisions of Section 10.7(b) and notwithstanding any other provision of any Loan Document to the contrary, no Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Hedging Contracts.

Section 10.9	Other Agents

Anything herein to the contrary notwithstanding, none of the Syndication Agents, the Documentation Agents, the Arrangers, Bookrunners or Co-Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, the Collateral Agent, a Lender or an Issuer hereunder.

Section 10.10	Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agents, Arrangers or any of their respective Affiliates are a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agents under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to an Administrative Agent, Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agents and Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

MISCELLANEOUS

Section 11.1	Amendments, Waivers, Etc.

(a) Except as provided in Sections 2.24 and 2.25 no amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Applicable Administrative Agents with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, notwithstanding the foregoing, each Loan Document may be amended in accordance with its express terms; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Lender or Issuer directly affected thereby (or the Administrative Agents with the consent thereof), do any of the following:

(i) waive the condition specified in Section 3.2(g);

(ii) waive any condition specified in Section 3.3(b), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Liquidity Lenders;

(iii) increase the Commitment of such Lender (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a Commitment increase under this clause (iii));

(iv) extend the scheduled final maturity of any Loan owing to such Lender or any Reimbursement Obligation payable to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan or Reimbursement Obligation or for the reduction of such Lender’s Commitment (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension, waiver, reduction or postponement under this clause (iv));

(v) reduce the principal amount of any Loan owing to such Lender or any Reimbursement Obligation payable to such Lender (in each case, other than by the payment or prepayment thereof) (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a reduction in the principal amount of any Loan under this clause (v));

(vi) reduce the rate or amount of interest on any Loan outstanding to such Lender or any Reimbursement Obligations outstanding or any fee payable hereunder to such Lender; provided, however, that only the consent of the Requisite Lenders shall be necessary to waive any obligation of the Borrowers to pay interest or Letter of Credit Participation Fees at the default rate set forth in Section 2.7(i), 2.13(d) and Section 2.15(c)(ii), respectively;

(vii) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a postponement under this clause (vii));

(viii) (x) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or (y) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(ix) (x) release all or substantially all of the Collateral except as provided in Section 10.7(b)(i) or (y) release a Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or (z) release any Guarantor from its Guarantee or its obligations under the Pledge and Security Agreement except (I) in connection with the sale or other disposition of such Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) and (II) in connection with any other transaction permitted pursuant to this Agreement in which such Subsidiary Guarantor ceases to be a Guarantor (including, without limitation, in connection with any transaction permitted pursuant to Section 8.6 and in connection with the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with this Agreement); provided, however, that notwithstanding the foregoing clause (z), each of the following may be released: (x) any Immaterial Guarantor with the consent of each Administrative Agent, (y) any other Guarantor that ceases to be a Subsidiary of the Parent as the result of a transaction permitted hereunder and (z) with the consent of each Administrative Agent, any Guarantor that, as a result of its status as a Guarantor, would be required to take any action that at such time (I) is prohibited by (A) any Governmental Authority with authority over such Guarantor or (B) applicable law, (II) requires the consent of a Governmental Authority that has not been obtained or (III) is not within such Guarantor’s legal capacity or authority; or

(x) amend Section 2.16(e) or (f), Section 10.7(b), this Section 11.1, the sharing provisions of Section 11.7 or the definitions of the terms “Requisite Lenders”, “Requisite Revolving Lenders”, “Requisite LC Facility Lenders”, “Requisite Term Lenders”, or “Ratable Portion”; and

provided, further, that notwithstanding the foregoing: (s) any modification or amendment to any Collateral Document or the Guaranty Agreement to modify or amend the form, scope or content of any such Collateral Document or the Guaranty Agreement to conform or comply with local law requirements or custom shall only require the consent of each Administrative Agent and the Collateral Agent, (t) any modification or amendment to the covenant levels, calculations or formulations described in Section 5.1 or Section 5.3 or any change to any of the following definitions: “Fixed Charge Coverage Ratio”, “Leverage Ratio”, “Secured Leverage Ratio” and “Liquidity” (as such definitions are used solely for purposes of Section 5.1 or Section 5.3) and the waiver of any default arising as a result of any violation under Section 5.1 or Section 5.3 or of any defaults arising as a result of any such default shall only require the consent of the Requisite Liquidity Lenders, (u) no consent shall be required in order to add more restrictive terms for the benefit of the existing Term Loan Facilities pursuant to Section 2.24(d)(iv)(F), (v) no amendment shall be made to this clause (a) without the prior written consent of each Lender, (w) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(g), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (x) (i) no amendment, waiver or consent shall, unless in writing and signed by the Applicable Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Administrative Agent under this Agreement or the other Loan Documents and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Collateral Agent under this Agreement or the other Loan Documents, (y) no amendment, waiver or consent shall, unless in writing and signed by such Issuer, affect the rights or duties of any Issuer under this Agreement or the other Loan Documents, (z) each fee letter entered into by a Loan Party in connection with this Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (aa) only the consent of each Administrative Agent shall be required for the amendments contemplated by Section 2.17(b)(ii) and (bb) any modification or amendment to Section 2.23, the definition of “Defaulting Lender” or Section 3.3 shall only require the consent of the Requisite Liquidity Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lender), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the principal amount of any Loan owing to a Defaulting Lender or any Reimbursement Obligation payable to such Defaulting Lender may not be reduced without the consent of such Lender (in each case, other than by the payment or prepayment thereof) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b) Each Administrative Agent may, but shall have no obligation to, with the concurrence of any Applicable Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on a Borrower in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1(c) being referred to as a “Non-Consenting Lender”), then, at the Borrowers’ request, the Administrative Agents or an Eligible Assignee reasonably acceptable to the Administrative Agents (provided that any Lender, Affiliate of a Lender or an Approved Fund shall be acceptable) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such request and acceptance, sell and assign to such Lender, Affiliate of a Lender, Approved Fund or Eligible Assignee, all of the Applicable Commitments and Applicable Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Applicable Loans and other applicable Obligations held by the Non-Consenting Lender and all accrued interest and fees with respect thereto and other amounts due and payable hereunder through the date of sale, such purchase and sale to be consummated pursuant to an Assignment and Acceptance delivered to the Applicable Administrative Agent, and the Eligible Assignee shall pay any processing and recordation fee (which fee may be waived or reduced in the sole discretion of the Applicable Administrative Agent); provided, however, that the failure to execute and deliver such Assignment and Acceptance by the Non-Consenting Lender shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed and delivered upon receipt by such Non-Consenting Lender of the proceeds of such sale and acceptance.

(d) Notwithstanding anything herein to the contrary, the Loan Documents may be amended to adjust the borrowing mechanics related to the Swing Loans with only the written consent of the Revolving and LC Facilities Administrative Agent, the applicable Swing Loan Lender (or Swing Loan Lenders) and the Parent so long as the obligations of the Revolver Lenders and, if applicable, any other Swing Loan Lender are not affected thereby.

Section 11.2	Assignments and Participations

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agents and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Collateral Agent, the Arrangers, the Bookrunners, the Co-Manager the Syndication Agents, the Documentation Agent, the Lenders, and the Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its LC Facility Commitment, Revolving Commitment, Term Commitment, the Loans and the Reimbursement Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)	Revolving and LC Facilities. (1) In the case of an assignment of the entire remaining amount of the assigning Lender’s LC Facility Commitment or Revolving Commitment, the Revolving Loans and the Reimbursement Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (2) in any case not described in clause (1) above, the aggregate amount of the LC Facility Commitment (which for this purpose includes LC Facility Letter of Credit Obligations outstanding thereunder) or, the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Letter of Credit Obligations outstanding thereunder) or, if the Revolving Commitment or LC Facility Commitment, as applicable, is not then in effect, the principal outstanding balance of the Revolving Loans or LC Facility Reimbursement Obligations, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Revolving and LC Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000.00 unless the Revolving and LC Administrative Agent and, so long as no Event of Default under Section 9.1(a), (b) or (f) has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(B)

Term Loan Facility. (1) In the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and the Term Loans at the time owing to it, no minimum amount need be assigned; and (2) in any case not described in clause (1) above, the aggregate amount of the Term Commitment or, if the Term Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Term Loan Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000.00 unless the Term Loan Administrative Agent and, so long as no Event of

Default under Sections 9.1(a), (b) or (f) has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of (A) with respect to the Revolving Facility, the assigning Revolving Lender’s rights and obligations under this Agreement with respect to the Revolving Facility, (B) with respect to the LC Facility, the assigning LC Lender’s rights and obligations under this Agreement with respect to the LC Facility and (C) with respect to the Term Facility, the assigning Term Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment, as applicable.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clauses (b)(i)(A)(2) and (b)(i)(B)(2) above and, in addition, (x) in the case of assignments of LC Facility Commitments, Revolving Commitments, LC Facility Letter of Credit Obligations and Revolving Letter of Credit Obligations only: (A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default under Section 9.1(a), (b) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to an LC Lender or Revolving Lender, an Affiliate of an LC Lender or Revolving Lender or an Approved Fund with regard to an LC Lender or a Revolving Lender, as applicable; provided that a Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Revolving and LC Administrative Agent within 5 Business Days after having received notice thereof; (B) the consent of the Revolving and LC Administrative Agent and each Revolving Issuer or LC Facility Issuer, as applicable (such consents not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not an LC Lender or Revolving Lender, an Affiliate of such LC Lender or Revolving Lender or an Approved Fund with respect to such LC Lender or Revolving Lender; (C) the consent of each Revolving Issuer or LC Facility Issuer, as applicable (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and (D) the consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required in the case of assignments of Revolving Commitments and Revolving Letter of Credit Obligations and (y) in the case of assignments of Term Loans: (A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default under Section 9.1(a), (b) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with regard to a Lender, as applicable; provided that a Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Term Loan Administrative Agent within 5 Business Days after having received notice thereof and (B) the consent of the Term Loan Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not an Term Lender, an Affiliate of such Term Lender or an Approved Fund with respect to such Term Lender.

(iv) Assignment and Acceptance. The parties to each assignment (A) under the Revolving Facility or the LC Facility shall execute and deliver to the Revolving and LC Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Revolving Lender or LC Lender, shall deliver to the Revolving and LC Administrative Agent an Administrative Questionnaire and (B) under the Term Facility shall execute and deliver to the Term Loan Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Term Lender, shall deliver to the Term Loan Administrative Agent an Administrative Questionnaire.

(v) [Reserved].

(vi) No Assignment to Borrowers. No such assignment under the Revolving Facility or the LC Facility shall be made to the Parent, the Borrowers or any of the Parent’s Affiliates or Subsidiaries.

(vii) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(viii) No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons.

(ix) No Assignment to Disqualified Lenders. No assignment shall be made to any Disqualified Lender. Upon any Lender’s written request to the Applicable Administrative Agent, the Applicable Administrative Agent shall make available to such Lender the list of the Disqualified Lenders.

(x) No Assignment Prior to Effective Date. No assignment of any Commitment shall be made in any respects during the period after the Execution Date but on or prior to the Effective Date.

(xi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Revolving and LC Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Revolving and LC Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Revolving and LC Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans (in the case of a Revolving Lender) in accordance with its Ratable Portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Applicable Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c)	Register.

(i) The Revolving and LC Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders or LC Lenders, as applicable, and Revolving Issuers, Cash Secured LC Issuers or LC Facility Issuers, as applicable, and the Revolving Commitments or LC Facility Commitments, as applicable, of, and principal amounts of (and stated interest on) the Revolving Loans and Reimbursement Obligations owing to, each Revolving Lender or LC Lender, as applicable, and Revolving Issuer, LC Facility Issuer or Cash Secured LC Issuer, as applicable, pursuant to the terms hereof from time to time (the “Revolving and LC Register”). The entries in the Revolving and LC Register shall be conclusive absent manifest error, and the Borrowers, the Revolving and LC Administrative Agent, Revolving Lenders, LC Lenders, Revolving Issuers, the Cash Secured LC Issuers and LC Facility Issuers, shall treat each Person whose name is recorded in the Revolving and LC Register pursuant to the terms hereof as a Revolving Lender or LC Lender, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Revolving and LC Administrative Agent shall maintain on the Revolving and LC Register information regarding the designation, and revocation of designation, of any Revolving Lender or LC Lender as a Defaulting Lender. The Revolving and LC Register shall be available for inspection by the Borrowers, the Revolving Issuers, the Cash Secured LC Issuers or LC Facility Issuers, as applicable, and any Revolving Lender or LC Lender, as applicable, at any reasonable time and from time to time upon reasonable prior notice.

(ii) The Term Loan Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Term Lenders and the Term Commitments of, and principal amounts of (and stated interest on) the Term Loans of each Term Lender pursuant to the terms hereof from time to time (the “Term Register”). The entries in the Term Register shall be conclusive absent manifest error, and the Borrowers, the Term Loan Administrative Agent and Term Lenders, shall treat each Person whose name is recorded in the Term Register pursuant to the terms hereof as a Term Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Term Register shall be available for inspection by the Borrowers and any Term Lender (solely with respect to its own commitments), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time after (i) the Effective Date, with respect to any Term Lender and (ii) the Execution Date, with respect to any Revolving Lender or LC Lender, without the consent of, or notice to, the Borrowers or any Administrative Agent, sell participations to any Person (other than a Disqualified Lender, a natural person, a Defaulting Lender, the Parent, any Borrower, or any of the Parent’s other Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment, Revolving Commitment, LC Facility Commitment and/or the Loans and Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, each Administrative Agent, the Lenders, the Issuers and the Swing Loan Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Administrative Agent (in its capacity as Administrative Agent) shall have any responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would (x) reduce the amount, or postpone any date fixed for any amount (whether of principal, interest or fees) payable to such Participant under the Loan Documents, to which such Participant would otherwise be entitled under such participation, (y) increase the commitment applicable to such Participant or (z) result in the release of all or substantially all of the Collateral or the release of all or substantially all of the Guarantees. Subject to clause (e) below, each Borrower jointly and severally agrees that each Participant shall be entitled to the benefits of Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender, provided such Participant agrees to be subject to Section 11.7 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.17(c), 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent, except to the extent such entitlement to receive a greater payment results from a change in applicable Requirement of Law that occurs after the Participant acquired the applicable participation. A Participant shall be entitled to the benefits of Section 2.19 as if it were a Lender which received its interest pursuant to an assignment pursuant to paragraph (b) of this Section, but only if each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.19, 2.20 and 2.21 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) In addition to the other assignment rights provided in this Section 11.2, at any time after the Effective Date, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans) to (y) any trustee for the benefit of the holders of such Lender’s Securities or any other holder of a Lender’s debt obligations or representative of such holder or (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above, in each case without notice to or consent of the Borrowers or any Administrative Agent; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above, and the Loan Parties shall continue to deal directly with the Lender and the Lender shall retain the sole right to enforce the Loan Documents and to approve of any consents, amendments or other modifications thereto. Each Lender agrees that neither the grant to any Special Purpose Vehicle nor the exercise by any Special Purpose Vehicle shall increase the costs or expenses or otherwise change the obligations of the Loan Parties under this Agreement. The parties hereto acknowledge and agree that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, it will not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (g) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations and the termination of this Agreement).

(h) Any Issuer may, with, unless an Event of Default under Section 9.1(a), (b) or (f) has occurred and is continuing, the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed) at any time assign its rights and obligations hereunder to any other Revolving Lender (with respect to the Revolving Facility) or LC Lender (with respect to the LC Facility) that is not a Defaulting Lender by an instrument in form and substance satisfactory to the Borrowers, the Revolving and LC Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2(h), then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 or Section 2.5, as applicable, shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(i) Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 11.2 or any other provision of this Agreement, the Borrowers may repurchase outstanding Term Loans, and each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans to the Borrowers, in each case, on a non-pro rata basis (I) through open-market purchases; provided that (1) at the time of the commencement and conclusion of each open-market purchase, no Event of Default shall have occurred and be continuing, (2) the Revolving Facility may not be utilized to consummate such repurchase, (3) any cancellation of Indebtedness income arising from such repurchase will not increase the calculation under this Agreement of consolidated EBITDA and (4) all such repurchased Term Loans will be automatically cancelled upon such repurchase, or (II) on the following basis:

(i) Term Loan Repurchase Auctions. The Borrowers may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that (1) each Borrower delivers a notice of such Auction to the Auction Manager and the Term Loan Administrative Agent (for distribution to the Term Lenders) no later than 2:00 p.m. (New York time) at least five Business Days in advance of a proposed commencement date of such Auction, which notice shall specify (x) the dates on which such Auction will commence and conclude, (y) the maximum principal amount of the Term Loans that such Borrower desires to repurchase in such Auction and (z) the range of discounts to par at which such Borrower would be willing to repurchase the applicable Term Loans, (2) the maximum dollar amount of such Auction shall be no less than an aggregate $10,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof, (3) such Auction shall be open for at least two Business Days after the date of the commencement thereof, (4) such Auction shall be open for participation by all the applicable Term Lenders on a ratable basis, (5) an applicable Term Lender that elects to participate in such Auction will be permitted to tender for repurchase all or a portion of such Term Lender’s Term Loans, (6) each repurchase of Term Loans shall be of a uniform, and not varying, percentage of all rights of the assigning Term Lender hereunder with respect thereto, (7) at the time of the commencement and conclusion of such Auction, no Event of Default shall have occurred and be continuing, (8) such Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, so long as such procedures are consistent with this Section 11.2(i) and are reasonably acceptable to the Term Loan Administrative Agent and the Borrowers, (9) the Revolving Facility may not be utilized to consummate such repurchase, (10) any cancellation of Indebtedness income arising from such repurchase will not increase the calculation under this Agreement of consolidated EBITDA and (11) all such repurchased Term Loans will be automatically cancelled upon such repurchase. In connection with any Auction, the Auction Manager and the Term Loan Administrative Agent may request one or more certificates of a Responsible Officer of the Parent and the Borrowers as to the satisfaction of the conditions set forth in clause (7) above and in Section 11.2(i)(ii).

(ii) [Reserved].

(iii) Concerning the Repurchased Term Loans. Repurchases by the Borrowers of Term Loans pursuant to this Section 11.2(i) shall not constitute voluntary prepayments for purposes of Sections 2.6 or 2.9. Upon the repurchase by the Borrowers pursuant to this Section 11.2(i) of any Term Loans, such Term Loans shall, without further action by any Person, be deemed cancelled and no longer outstanding (and may not be resold by the Borrowers) for all purposes of this Agreement and the other Loan Documents, including with respect to (1) the making of, or the application of, any payments to the Term Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. The Term Loan Administrative Agent is authorized to make appropriate entries in the Term Register to reflect any cancellation of the Term Loans repurchased and cancelled pursuant to this Section 11.2(i). Any payment made by the Borrowers in connection with a repurchase permitted by this Section 11.2(i) shall not be subject to the provisions of Section 2.15, Section 2.16(e) or Section 11.7. Failure by the Borrowers to make any payment to a Term Lender required to be made in consideration of a repurchase of Term Loans permitted by this Section 11.2(i) shall not constitute a Default or an Event of Default under Section 9.1(a). Each Term Lender shall, to the extent that its Term Loans shall have been repurchased and assigned to the Borrowers pursuant to this Section 11.2(i), relinquish its rights in respect thereof. Except as otherwise set forth in this Section 11.2(i), the provisions of this Section 11.2 shall not apply to any repurchase of Term Loans pursuant to this Section 11.2(i).

Section 11.3	Costs and Expenses

(a) The Parent and the Borrowers jointly and severally agree upon demand to pay, or reimburse each Administrative Agent and the Collateral Agent for all of such Agent’s reasonable external audit, valuation, filing, document duplication and reproduction and investigation expenses and all reasonable and documented out-of-pocket legal expenses (limited to the reasonable and documented fees, expenses and disbursements of the Collateral Agent and Revolving and LC Administrative Agent’s counsel, Bracewell LLP, the Term Loan Administrative Agent’s counsel, Latham & Watkins LLP and one firm of local legal counsel in each relevant jurisdiction) and for all of such Agent’s other reasonable and documented out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable and documented fees, expenses and disbursements of auditors, accountants, printers, insurance and environmental advisors, and other consultants and agents, including any third party consultant engaged by any Administrative Agent or the Collateral Agent to evaluate the Parent and its Subsidiaries) reasonably incurred by any Agent (without duplication) in connection with any of the following: (i) any Administrative Agent’s audit and investigation of the Parent and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or, if an Event of Default has occurred and is continuing, any Administrative Agent’s periodic audits of the Parent or any of its

Subsidiaries (which audit expenses shall be reimbursed only if conducted when an Event of Default has occurred and is continuing), as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III, any Loan Document or any proposal letter or engagement letter issued in connection therewith, or the making of the Loans hereunder), (iii) the creation, perfection or protection of the Liens under any Loan Document, (iv) the ongoing administration of this Agreement and the Loans and Letters of Credit, including consultation with attorneys in connection therewith and with respect to any Administrative Agent’s and the Collateral Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, this Agreement or any other Loan Document, or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same; provided, however, that the Borrowers shall not have any obligation under clauses (vi) and (vii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable). The Borrowers also agree upon demand to pay all reasonable and documented out-of-pocket expenses incurred by an Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. Notwithstanding anything to the contrary herein, unless an Event of Default exists, the Borrowers shall not be responsible for any fees and expenses under this clause (a) for any advisors, consultants or other third party service providers engaged by any of the Administrative Agents, the Collateral Agent, the Arrangers, the Bookrunners, the Co-Manager, the Issuers and the Swingline Lenders or any of their respective Affiliates unless the Borrowers shall have approved such engagement of such advisor, consultant or other third party advisor in writing prior to such engagement (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that the Borrowers shall not have any obligation under clause (vi) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable).

(b) The Parent and the Borrowers further jointly and severally agree to pay or reimburse each Agent and each of the Lenders and Issuers upon demand for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees (including allocated costs of settlement, but excluding in-house counsel and limited to the reasonable and documented fees, expenses and disbursements of the Collateral Agent and Revolving and LC Administrative Agent’s counsel, Bracewell LLP, the Term Loan Administrative Agent’s counsel, Latham & Watkins LLP and one firm of local legal counsel in each relevant jurisdiction), incurred by such Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) following the occurrence and during the existence of an Event of Default, in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Parent’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above; provided, however, that the Borrower shall not have any obligation under clause (iii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable).

(c) Without prejudice to the survival of any other agreement of the Parent and the Borrowers hereunder, the agreements and obligations of the Parent and the Borrowers contained in this Section 11.3 shall survive the resignation and/or replacement of any Administrative Agent or Collateral Agent, any assignment of rights by, or the replacement of, a Lender or an Issuer, the termination of this Agreement, the Revolving Commitments, LC Facility Commitments or Term Commitments and the repayment, and the satisfaction or discharge of the Obligations

Section 11.4	Indemnities

(a) The Parent and the Borrowers jointly and severally agree to and hereby do indemnify and hold harmless each Administrative Agent, the Collateral Agent, Arranger, Bookrunner, Co-Manager, Issuers, Swingline Lender and Lender (together with their respective Affiliates (and controlling persons) and the respective officers, directors, employees, agents, members (and successors and assigns) of each of the foregoing, each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable, documented and customary fees, disbursements and expenses of financial and legal advisors to any such Indemnitee, provided that legal advisors shall be limited to the reasonable and documented fees, disbursements and expenses of (x) one firm of counsel for all Agents, Lenders and Issuers, (y) one firm of local counsel in each relevant jurisdiction, and (z) in the case of an actual or perceived conflict of interest where the person affected by such conflict retains its own counsel, of another firm of counsel for such affected person in each relevant jurisdiction) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrowers or any of its Affiliates, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, the Business Combination or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 11.4 to an Indemnitee with respect to (i) any Indemnified Matter caused by or resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or order of an arbitral tribunal, (ii) a material breach of the Loan Documents by such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or order of an arbitral tribunal and (iii) any action brought by one Indemnitee against another Indemnitee (except in its capacity as an Agent) which does not involve an act or omission by the Parent or any of its Affiliates or (iv) any settlement entered into by such Indemnitee without the Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the foregoing indemnity will apply to any such settlement in the event that the Parent was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume; provided, further, that if there is a final and non-appealable judgment by a court of competent jurisdiction, the Parent agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 11.4. Without limiting the foregoing, but subject to the express limitations of the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Parent, the Borrowers, or any of their respective Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Parent, the Borrowers, or any of their respective Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Parent or any of its Subsidiaries, or the owner, lessee or operator of any property of the Parent or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure (or deed in lieu thereof) by any Administrative Agent, any Lender or any Issuer, or any Administrative Agent, the Collateral Agent, any Lender or any Issuer having become the successor in interest to the Parent, the Borrowers, or any of their respective Subsidiaries and (y) attributable solely to acts of such Administrative Agent, such Lender or such Issuer or any agent on behalf of such Administrative Agent, such Lender or such Issuer. This Section 11.4(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b) The Parent and each Borrower shall and does hereby jointly and severally indemnify each Agent, each Lender and each Issuer for, and hold each Agent,

each Lender and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against any Agent, any Lender and any Issuer for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) Promptly after receipt by an Indemnitee of service of any complaint or the commencement of any action or proceeding with respect to an Indemnified Matter, such Indemnitee will notify the Parent in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify the Parent will relieve the Parent or the Borrowers from the obligation to indemnify such Indemnitee only if and only to the extent that such failure results in the forfeiture by the Parent or the Borrowers of substantial rights and defenses that actually and materially prejudice the Parent or the Borrowers, and will not in any event relieve the Parent or the Borrowers from any other obligation or liability that the Parent or the Borrowers may have to any Indemnitee otherwise than in accordance with the provisions hereof. If the Parent or any Borrower so elects following its acknowledgment of its obligation to indemnify the Indemnitee, or if requested by such Indemnitee, the Parent or such Borrower will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include an Indemnitee and the Parent or the Borrowers and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Parent or the Borrowers, or if the Parent or the Borrowers fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Parent and the Borrowers will pay the reasonable and customary fees and disbursements of such counsel; provided, however, that the Parent and the Borrowers will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for such Indemnitee in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Parent or the Borrowers assume, the Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

(d) The Parent and the Borrowers jointly and severally agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive the termination of this Agreement and the payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5	Limitation of Liability

The Parent and the Borrowers jointly and severally agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan

Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct. The Parent and each Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.6	Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, each Liquidity Lender and each Affiliate of any of them is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of their respective Affiliates to or for the credit or the account of the Parent or any Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Parent or such Borrower after any such set-off and application made by such Lender or its respective Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. In the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Revolving and LC Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Revolving and LC Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Revolving and LC Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7	Sharing of Payments, Etc.

Subject to Section 2.16(f):

(a) (i) (A) if any Term Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Term Loans owing to it, any interest thereon, fees in respect thereof or other Obligations in respect of the Term Loans hereunder (other than payments pursuant to Section 2.17, 2.18 or 2.19) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Term Lenders, except as a result of a refinancing of such Obligations or the repurchase of Term Loans pursuant to Section 11.2(i), such Term Lender (each, a “Purchasing Term Lender”)

shall forthwith purchase from the other Term Lenders (each, a “Selling Term Lender”) such participations in their Term Loans as shall be necessary to cause such Purchasing Term Lender to share the excess payment ratably with each of them.

(B)	If any Revolving Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Revolving Loans or Revolving Letter of Credit Obligations owing to it, any interest thereon, fees in respect thereof or other Revolving Obligations hereunder (other than payments pursuant to Section 2.17, 2.18 or 2.19) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Revolving Lenders, except as a result of a refinancing of such Obligations, such Revolving Lender (each, a “Purchasing Revolving Lender”) shall forthwith purchase from the other Revolving Lenders (each, a “Selling Revolving Lender”) such participations in their Revolving Loans and Revolving Letter of Credit Obligations as shall be necessary to cause such Purchasing Revolving Lender to share the excess payment ratably with each of them.

(C)	If any LC Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the LC Facility Obligations owing to it, any interest thereon, fees in respect thereof or other LC Facility Obligations hereunder (other than payments pursuant to Section 2.17, 2.18 or 2.19) in excess of its Ratable Portion of all payments of such Obligations obtained by all the LC Lenders, except as a result of a refinancing of such Obligations, such LC Lender (each, a “Purchasing LC Lender” and, together with the Purchasing Term Lenders and the Purchasing Revolving Lenders, the “Purchasing Lenders”) shall forthwith purchase from the other LC Lenders (each, a “Selling LC Lender” and, together with the Selling Term Lenders and the Selling Revolving Lenders, the “Selling Lenders”) such participations in their LC Facility Letter of Credit Obligations as shall be necessary to cause such Purchasing LC Lender to share the excess payment ratably with each of them.

(ii) (A) Except as expressly provided otherwise with respect to Swing Loans and Defaulting Lenders, each Revolving Borrowing, each payment or prepayment of principal of any Revolving Borrowing, each payment of interest on the Revolving Loans, each payment of the Revolving Commitment Fees, each reduction of the Revolving Commitments and each conversion of any Revolving Borrowing to or continuation of any Revolving Borrowing shall be allocated pro rata among the Revolving Lenders in accordance with their respective Revolving Commitments (or, if Revolving Commitments shall have expired or been terminated, in accordance with the respective Revolving Exposure). For purposes of determining the available Revolving Commitments of the Revolving Lenders at any time, each outstanding Swing Loan shall be deemed to have utilized the Revolving Commitments of the Revolving Lenders (including those Revolving Lenders which shall not have made Swing Loans) pro rata in accordance with such respective Revolving Commitments. Each Revolving Lender agrees that in computing such Revolving Lender’s portion of any Revolving Borrowing to be made hereunder, the Revolving and LC Administrative Agent may, in its discretion, round each Revolving Lender’s percentage of such Revolving Borrowing to the next higher or lower whole dollar amount.

(B)	Each Term Borrowing, each payment or prepayment of principal of any Term Borrowing, each payment of interest on the Term Loans, each reduction of the Term Commitments and each conversion of any Term Borrowing to or continuation of any Term Borrowing shall be allocated pro rata among the Term Lenders in accordance with their respective Term Exposure. Each Term Lender agrees that in computing such Term Lender’s portion of any Term Borrowing to be made hereunder, the Term Loan Administrative Agent may, in its discretion, round each Term Lender’s percentage of such Term Borrowing to the next higher or lower whole dollar amount.

(C)	Except as expressly provided otherwise with respect to Defaulting Lenders, each payment of the LC Facility Commitment Fees and each reduction of the LC Facility Commitments shall be allocated pro rata among the LC Facility Lenders in accordance with their respective LC Facility Commitments (or, if LC Facility Commitments shall have expired or been terminated, in accordance with the respective LC Facility Exposure).

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each applicable Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(c) Each Borrower jointly and severally agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Purchasing Lender were the direct creditor of such Borrower in the amount of such participation.

Section 11.8	Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or, if consented to by the Applicable Administrative Agent, by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a) if to the Parent or the Borrowers:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: Treasurer

with a copy to:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: General Counsel

and

Baker Botts L.L.P. 910 Louisiana Street

Houston, TX 77002

Attention: Ted Paris, Esq.

Telecopy No.:(713) 229-7738

E-Mail Address: ted.paris@bakerbotts.com

(b) if to any Lender, at its Domestic Lending Office;

(c) if to any Issuer, (i) at its Domestic Lending Office, if such Issuer is a Lender or (ii) otherwise, at the Domestic Lending Office of any Lender Affiliated therewith or, in each case at any other address set forth in a notice sent to each Administrative Agent and the Borrowers;

(d) if to the Revolving and LC Administrative Agent:

Crédit Agricole Corporate

and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Attention: Agnes Castillo

Telecopy No.: 917-849-5463 or 917-849-5456; and

(e) if to the Term Loan Administrative Agent:

Notices (other than for delivery of any Notice of Borrowing or

Notice of Conversion or Continuation):

Barclays Bank PLC

Bank Debt Management Group

745 Seventh Avenue

New York, NY 10019

Attn: Nicholas Guzzardo

Tel: (212) 320-6759

Facsimile: (212) 526-5115

Email: Nicholas.guzzardo@barclays.com

For Payments and for delivery of any Notice of Borrowing or

Notice of Conversion or Continuation:

Barclays Bank PLC

Loan Operations

700 Prides Crossing

Newark, DE 19713

Attn: Agency Services – McDermott International; Contact Name

- Curtis Wilson

Tel: (302) 286-1984

Email: 12145455230@TLS.LDSPROD.com

            and to: Curtis.Wilson@barclays.com

or at such other address as shall be notified in writing (x) in the case of the Borrowers and any Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and each Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to an Administrative Agent pursuant to Article II or X shall not be effective until received by such Administrative Agent (unless otherwise expressly provided hereunder).

Each Public-Side Lender agrees to cause at least one individual at or on behalf of such Public-Side Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of IntraLinks, Debtdomain, SyndTrak or Donnelley Financial Solutions Venue in order to enable such Public-Side Lender or its delegate, in accordance with such Public-Side Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of IntraLinks and that may contain MNPI. In the event that any Public-Side Lender has determined for itself to not access any information disclosed through IntraLinks, Debtdomain, SnydTrak, Donnelley Financial Solutions Venue or otherwise, such Public-Side Lender acknowledges that (x) other Lenders may have availed themselves of such information and (y) neither any Loan Party nor any Agent has any responsibility for such Public-Side Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 11.9	No Waiver; Remedies

No failure on the part of any Lender, any Issuer, any Collateral Agent or any Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Applicable Administrative Agent and the Collateral Agent in accordance with Section 9.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) any Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) the Issuers from exercising the rights and remedies that inure to their respective benefit (solely in their capacity as Issuers) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.6 (subject to the terms of Section 11.7), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Revolving and LC Administrative Agent, Term Loan Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Applicable Requisite Lenders under the applicable Senior Credit Facility shall have the rights otherwise ascribed to the Applicable Administrative Agent or Collateral Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) above and subject to Section 11.7, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Section 11.10	Binding Effect

This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 11.11	Governing Law

This Agreement and the rights and obligations of the parties hereto (including the submission to jurisdiction in Section 11.12) shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to its conflicts of laws provisions.

Section 11.12	Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that the Agents, Issuers or Lenders may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights with respect to the Collateral. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) The Parent and each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to J. Ray McDermott Holdings, LLC (at 757 North Eldridge Parkway, Houston, Texas 77079) or the Parent at its address specified in Section 11.8. The Parent and each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.12 shall affect the right of any Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrowers or any other Loan Party in any other jurisdiction.

(d) To the extent that either the Parent or a Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), such Person hereby irrevocably waives such immunity in respect of its obligations hereunder.

Section 11.13	Waiver of Jury Trial

EACH AGENT AND EACH OF THE LENDERS, THE ISSUERS, THE PARENT AND EACH BORROWER WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14 Marshaling; Payments Set Aside

None of the Administrative Agents, the Collateral Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that any

Borrower makes a payment or payments to any Administrative Agent, the Collateral Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15	Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference such section. If a numbered reference to a clause, sub-clause or subsection hereof is immediately followed by a reference in parenthesis to the title of a section hereof containing such clause, sub-clause or subsection, the reference is only to such clause, sub-clause or subsection and not to the section generally. If a numbered reference to a section hereof is immediately followed by a reference in parenthesis to a section hereof, the title reference shall govern in case of direct conflict.

Section 11.16	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.

Section 11.17	Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and each Administrative Agent.

Section 11.18	Confidentiality

Each Administrative Agent, each Lender and each Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its

Affiliates and to its and its Affiliates’ respective Related Parties, to any insurance broker, and to any provider of credit protection (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations or (C) any Special Purpose Vehicle that is a grantee of any option described in Section 11.2(g) or to any pledgee referred to in Section 11.2(f) or (g) (other than a pledgee to which disclosure is permitted under clause (ii) above), (vii) with the consent of the Borrowers or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.18 or (y) becomes available to any Administrative Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent and its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Administrative Agent, each Lender and each Issuer acknowledges that (a) the Information may include MNPI concerning the Parent or its Subsidiaries, as the case may be and (b) it has developed compliance procedures regarding the use of such MNPI. Notwithstanding the foregoing, each Administrative Agent, each Arranger, the Co-Manager and each Lender may disclose the existence of the Senior Credit Facilities and information about the Senior Credit Facilities to market data collectors, similar services providers to the lending industry, and service provides to each of the foregoing in connection with the Senior Credit Facilities and the other Loan Documents.

Section 11.19	Judgment Currency

(a) If, for the purposes of obtaining or enforcing any judgment or award in any court, or for making or filing a claim or proof, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Parent or any Borrower in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment or award in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, the Borrowers jointly and severally agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to the Borrowers.

Section 11.20	Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.20, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by each Administrative Agent, any Issuer or the Swing Loan Lender as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.22	Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, to cash collateralize the Reimbursement Obligations, in either case in respect of the Facility for which such interest was paid, or if no such Reimbursement Obligations are outstanding, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, in its sole discretion, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.23	Obligations Joint and Several and Unconditional

The obligations of each Borrower under this Agreement and each other Loan Document are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrower under this Agreement or any other Loan Document (collectively, the “Other Borrower Obligations”), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by applicable Requirement of Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a defense of payment or performance hereunder or thereunder), it being the intent of this Section 11.23 and this Agreement that the obligations of each Borrower under this Agreement shall be absolute and unconditional under any and all circumstances (other than to the extent already paid or performed hereunder or thereunder). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Borrower under this Agreement or any other agreement referred to herein:

(a) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, any Administrative Agent, any Issuer or any Lender or Lenders as security for any of the Other Borrower Obligations shall fail to be perfected.

ARTICLE XII

GUARANTY

Section 12.1	The Guaranty

The Parent hereby guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Parent hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms thereof.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documentation governing the Obligations (such other documentation, the “Other Documents”), the obligations of the Parent under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Debtor Relief Laws or any comparable provisions of any applicable state law.

Section 12.2	Obligations Unconditional

The obligations of the Parent under Section 12.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, the Other Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than defense of payment or satisfaction), it being the intent of this Section 12.2 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against either the Borrowers or any other Loan Party for amounts paid under this

Section 12.2 until the Final Satisfaction Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) [Reserved];

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, the Other Documents or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Parent).

With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, the Other Documents or any other agreement or instrument referred to therein or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 12.3	Reinstatement

The obligations of the Parent under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Parent agrees that it will indemnify in accordance with Section 11.4 each Indemnitee on demand for all documented and reasonable costs and expenses (including, without limitation, the documented and reasonable fees, charges and disbursements of counsel) incurred by such Indemnitee in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 12.4	Certain Additional Waivers

The Parent further agrees that it shall have no right of recourse to security for the Obligations until the Final Satisfaction Date.

Section 12.5	Remedies

The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Secured Parties, on the other hand, the commitments hereunder may be terminated and the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of this Article XII notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the commitments hereunder from being terminated and the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such commitments being deemed to have been terminated and the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Parent for purposes of Section 12.1. The Parent acknowledges and agrees that its obligations hereunder are secured in accordance with the terms hereof and of the Other Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

Section 12.6	Guarantee of Payment; Continuing Guarantee

The guarantee in this Article XII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MCDERMOTT TECHNOLOGY (AMERICAS), INC., as Borrower

By:	/s/ Stuart A. Spence
Name:	Stuart A. Spence
Title:	Executive Vice President and Chief Financial Officer

MCDERMOTT TECHNOLOGY (US), INC., as Borrower

By:	/s/ Stuart A. Spence
Name:	Stuart A. Spence
Title:	Executive Vice President and Chief Financial Officer

MCDERMOTT TECHNOLOGY, B.V., as Borrower

By:	/s/ Stuart A. Spence
Name:	Stuart A. Spence
Title:	Attorney

MCDERMOTT INTERNATIONAL, INC., as Parent

By:	/s/ Stuart A. Spence
Name:	Stuart A. Spence
Title:	Executive Vice President and Chief Financial Officer

[Signature Page – Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Revolving and LC Administrative Agent, Issuer, Swing Loan Lender, Revolving Lender, and LC Lender

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

By:	/s/ Patrick De Talance
Name:	Patrick De Talance
Title:	Managing Director

[Signature Page – Credit Agreement]

BARCLAYS BANK PLC, as Term Loan Administrative Agent, Term Lender, LC Lender and Revolving Lender

By:	/s/ Craig Molsor
Name:	Craig Molsor
Title:	Managing Director

[Signature Page – Credit Agreement]

GOLDMAN SACHS BANK USA, as LC Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page – Credit Agreement]

MUFG BANK, LTD., as Issuer, Revolving Lender, and LC Lender

By:	/s/ Mark Maloney
Name:	Mark Maloney
Title:	Authorized Signatory

[Signature Page – Credit Agreement]

ABN AMRO CAPITAL USA LLC, as Issuer, Revolving Lender, and LC Lender

By:	/s/ Remco Jongkind
Name:	Remco Jongkind
Title:	Managing Director

By:	/s/ Justin K. Martin
Name:	Justin K. Martin
Title:	Vice President

[Signature Page – Credit Agreement]

THE BANK OF NOVA SCOTIA, as Issuer, Revolving Lender, and LC Lender

By:	/s/ Justin Mitges
Name:	Justin Mitges
Title:	Senior Manager

By:	/s/ Neel Chopra
Name:	Neel Chopra
Title:	Director

[Signature Page – Credit Agreement]

STANDARD CHARTERED BANK, as Issuer, Revolving Lender, and LC Lender

By:	/s/ Daniel Mattern
Name:	Daniel Mattern
Title:	Associate Director

[Signature Page – Credit Agreement]

ROYAL BANK OF CANADA, as LC Lender

By:	/s/ Ian C. Blaker
Name:	Ian C. Blaker
Title:	Authorized Signatory

[Signature Page – Credit Agreement]

BANK OF AMERICA, N.A., as Revolving Lender

By:	/s/ Sophie Lee
Name:	Sophie Lee
Title:	Director

[Signature Page – Credit Agreement]

BMO HARRIS BANK, N.A., as Issuer, Revolving Lender, and LC Lender

By:	/s/ Michael Gift
Name:	Michael Gift
Title:	Director

[Signature Page – Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as Issuer, Revolving Lender, and LC Lender
By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

By:	/s/ Shaun Hawley
Name:	Shaun Hawley
Title:	Director

[Signature Page – Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Issuer and Revolving Lender

By:	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

By:	/s/ Brian Crowley
Name:	Brian Crowley
Title:	Managing Director

[Signature Page – Credit Agreement]

                  SUMITOMO  MITSUI BANKING

                   CORPORATION,

                  as Issuer, Revolving Lender, and LC Lender

By:	/s/ Katsuyuki Kubo
Name:	Katsuyuki Kubo
Title:	Managing Director

[Signature Page – Credit Agreement]

WELLS FARGO BANK, N.A., as Issuer and LC Lender

By:	/s/ Robert Corder
Name:	Robert Corder
Title:	Director

[Signature Page – Credit Agreement]

DBS BANK LTD., as Issuer, Revolving Lender, and LC Lender

By:	/s/ Jacqueline Tan
Name:	Jacqueline Tan
Title:	Senior Vice President

[Signature Page – Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Issuer and Revolving Lender

By:	/s/ John P Northington
Name:	John P Northington
Title:	Senior Vice President

[Signature Page – Credit Agreement]

NIBC BANK N.V., as LC Lender

By:	/s/ Sven de Veij
Name:	Sven de Veij
Title:	Managing Director

[Signature Page – Credit Agreement]

SANTANDER BANK N.A., as Issuer, Revolving Lender, and LC Lender

By:	/s/ Mark Connelly
Name:	Mark Connelly
Title:	Senior Vice President

By:	/s/ Puiki Lok
Name:	Puiki Lok
Title:	Vice President

[Signature Page – Credit Agreement]

                  ARAB  BANKING CORPORATION (B.S.C.),

                  GRAND CAYMAN BRANCH,

                  as Issuer, Revolving Lender, and LC Lender

By:	/s/ Victoria Gale
Name:	Victoria Gale
Title:	Senior Relationship Manager, Financial Institutions

By:	/s/ Richard Tull
Name:	Richard Tull
Title:	Head of Wholesale Banking, North America

[Signature Page – Credit Agreement]

                   THE TORONTO-DOMINION BANK,

                  NEW  YORK BRANCH,

                  as Issuer, Revolving Lender, and LC Lender

By:	/s/ Savo Bozic
Name:	Savo Bozic
Title:	Authorized Signatory

[Signature Page – Credit Agreement]

SUNTRUST BANK, as Revolving Lender and LC Lender

By:	/s/ Samuel M. Ballesteros
Name:	Samuel M. Ballesteros
Title:	Senior Vice President

[Signature Page – Credit Agreement]

Schedule I

to the Credit Agreement

REVOLVING COMMITMENTS

Lender	Revolving Commitment
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$249,750,000
MUFG BANK, LTD.	$145,000,000
ABN AMRO CAPITAL USA LLC	$109,400,000
BARCLAYS BANK PLC	$80,000,000
BANK OF AMERICA, N.A.	$75,000,000
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH	$71,463,802
THE BANK OF NOVA SCOTIA	$47,807,774
BMO HARRIS BANK, N.A.	$40,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$40,000,000
STANDARD CHARTERED BANK	$31,250,000
ING BANK N.V., DUBLIN BRANCH	$30,000,000
SUMITOMO MITSUI BANKING CORPORATION	$23,728,424
SANTANDER BANK N.A.	$20,000,000
DBS BANK LTD.	$16,000,000
ARAB BANKING CORPORATION (B.S.C.), GRAND CAYMAN BRANCH	$9,400,000
TORONTO-DOMINION BANK, NEW YORK BRANCH	$8,000,000
SUNTRUST BANK	$3,200,000
Total	$1,000,000,000.00

Schedule II(A)

to the Credit Agreement

REVOLVING LETTER OF CREDIT ISSUER COMMITMENTS

Lender	Revolving Letter of Credit Issuer Commitment
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$400,000,000
Total	$400,000,000.00

Schedule II(B)

to the Credit Agreement

LC FACILITY LETTER OF CREDIT ISSUER COMMITMENTS

Lender	LC Facility Letter of Credit Issuer Commitment
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$800,000,000
Total	$800,000,000.00

Schedule II(C)

to the Credit Agreement

CASH SECURED LETTER OF CREDIT ISSUER COMMITMENTS

Lender	Cash Secured Letter of Credit Issuer Commitment
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$250,000,000
Total	$250,000,000.00

Schedule III

to the Credit Agreement

LC FACILITY COMMITMENTS

Lender	LC Facility Commitment
ABN AMRO CAPITAL USA LLC	$226,657,291
MUFG BANK, LTD.	$217,500,000
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$200,250,000
BARCLAYS BANK PLC	$120,000,000
GOLDMAN SACHS BANK USA	$100,000,000
ROYAL BANK OF CANADA	$100,000,000
THE BANK OF NOVA SCOTIA	$71,711,661
STANDARD CHARTERED BANK	$68,750,000
WELLS FARGO BANK, N.A.	$50,000,000
ING BANK N.V., DUBLIN BRANCH	$45,000,000
NIBC BANK N.V.	$40,000,000
SUMITOMO MITSUI BANKING CORPORATION	$35,592,637
BMO HARRIS BANK, N.A.	$35,000,000
DBS BANK LTD.	$24,000,000
ARAB BANKING CORPORATION (B.S.C.), GRAND CAYMAN BRANCH	$20,600,000
SANTANDER BANK N.A.	$18,138,411
TORONTO-DOMINION BANK, NEW YORK BRANCH	$12,000,000
SUNTRUST BANK	$4,800,000
Total	$1,390,000,000.00

Schedule IV

to the Credit Agreement

TERM COMMITMENTS

Lender	Term Commitment
BARCLAYS BANK PLC	100%
Total	100.00%

Schedule 8.19

to the Credit Agreement

PERMITTED FLAGS

1.	The Republic of Liberia

2.	The Republic of the Marshall Islands

3.	The Republic of Vanuatu

4.	The Commonwealth of the Bahamas

5.	The Republic of Panama

6.	The United States of America

7.	Canada

8.	Barbados

9.	Isle of Man

10.	Malta

EXHIBIT A

TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Applicable Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

Assignor:

Assignee:	[and is a Lender/an Affiliate/Approved Fund of [identify Lender]1]

Borrowers:	McDermott Technology (Americas), Inc., McDermott Technology (US), Inc., and McDermott Technology, B.V.

[1]	If applicable.

Applicable Administrative Agent:	[Crédit Agricole Corporate and Investment Bank/Barclays Bank PLC], as the [Revolving and LC/Term Loan] Administrative Agent under the Credit Agreement

Credit Agreement:	the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility (in such capacity, and together with its successors pursuant to Section 10.6 of the Credit Agreement, the “Revolving and LC Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors pursuant to Section 10.6 of the Credit Agreement, the “Term Loan Administrative Agent” and together with the Revolving and LC Administrative Agent, each an “Administrative Agent”).

Assigned Interest:

Aggregate Amount of Applicable Commitments/ Obligations in respect of such Applicable Commitments for all Applicable Lenders[2]	Amount of Applicable Commitments/ Obligations in respect of such Applicable Commitments Assigned	Percentage Assigned of Applicable Commitments/ Obligations in respect of such Applicable Commitments [3]
$	$	%
$	$	%

[Trade Date:                                                           4

Effective Date:                                              , 20    5

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Applicable Commitments and Applicable Loans of all Applicable Lenders, as applicable, thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be inserted by Applicable Administrative Agent following receipt of a processing and recordation fee of $3,500 and an administrative questionnaire (if required), and which shall be the Effective Date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to:

[CREDIT AGRICOLE CORPORATE

AND INVESTMENT BANK/BARCLAYS BANK PLC],

as [Revolving and LC/Term Loan] Administrative Agent

By:
Title:][6]

[6]	To be added only if the consent of the Applicable Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Title:][7]

[NAME OF APPLICABLE ISSUER

By:
Title:][8]

[7]	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Applicable Issuers is required by the terms of the Credit Agreement. Duplicate Issuer signature blocks as needed.

Annex 1

to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender or Issuer (as applicable) under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender or Issuer (as applicable) thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender or Issuer (as applicable) thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Administrative Agent or any other Lender, Issuer or any of their Related Parties, (v) attached to this Assignment and Acceptance is the documentation referred to in Section 2.19(e) of the Credit Agreement and any other documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it is not a Borrower, the Parent, nor is it an Affiliate or Subsidiary of any Borrower or the Parent, as applicable, (vii) it is not a natural person and (viii) it is not a Defaulting Lender or a Subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender under the Credit Agreement, would constitute any of the foregoing Persons; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, the Assignor or any other Lender, Issuer or their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender or Issuer (as applicable).

2. Payments. From and after the Effective Date, the Applicable Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or by other electronic imaging means shall be effective as delivery of a manually executed counterpart thereof. This Assignment and Acceptance and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to its conflicts of laws provisions.

EXHIBIT B-1

TO CREDIT AGREEMENT

FORM OF TERM PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE TERM LOAN ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[            ]

New York, NY

[                    ]

FOR VALUE RECEIVED, each Borrower (as hereinafter defined) hereby unconditionally, jointly and severally promises to pay to [                    ] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Term Maturity Date the principal amount of (a) [                    ] DOLLARS ($[            ]), or, if less, (b) the aggregate unpaid principal amount of all Term Loans made by the Lender to such Borrower pursuant to the Credit Agreement. Each Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

The registered holder of this Note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof, the date, type and amount of each Term Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of Eurodollar Rate Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of any Borrower in respect of any Term Loan.

This Note (a) is one of the promissory notes relating to Term Loans referred to in the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole

B1-1

Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors, the “Term Loan Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the registered holder of this Note in respect thereof. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Documents.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Each Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Each Borrower and its successors or assigns hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.2 OF THE CREDIT AGREEMENT.

B1-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

BORROWERS:

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

B1-3

Schedule A

to Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

B1-4

Schedule B

to Promissory Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR RATE LOANS

Date	Amount of Eurodollar Rate Loans	Amount Converted to Eurodollar Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Rate Loans Repaid	Amount of Eurodollar Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Rate Loans	Notation Made By

B1-5

EXHIBIT B-2

TO CREDIT AGREEMENT

FORM OF REVOLVING PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE REVOLVING AND LC ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[            ]

New York, NY

[                    ]

FOR VALUE RECEIVED, each Borrower (as hereinafter defined) hereby unconditionally, jointly and severally promises to pay to [                    ] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [                    ] DOLLARS ($[            ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to such Borrower pursuant to the Credit Agreement. Each Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

The registered holder of this Note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof, the date, type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of Eurodollar Rate Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of any Borrower in respect of any Revolving Loan.

This Note (a) is one of the promissory notes relating to Revolving Loans referred to in the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole

B2-1

Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility (in such capacity, and together with its successors, the “Revolving and LC Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility, (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the registered holder of this Note in respect thereof. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Documents.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Each Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Each Borrower and its successors or assigns hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.2 OF THE CREDIT AGREEMENT.

B2-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

BORROWERS: MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

B2-3

Schedule A

to Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

B2-4

Schedule B

to Promissory Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR RATE LOANS

Date	Amount of Eurodollar Rate Loans	Amount Converted to Eurodollar Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Rate Loans Repaid	Amount of Eurodollar Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Rate Loans	Notation Made By

B2-5

EXHIBIT C-1

TO CREDIT AGREEMENT

FORM OF NOTICE OF TERM BORROWING

Barclays Bank PLC,

as Term Loan Administrative Agent

for the Lenders referred to below,

Loan Operations

1301 Avenue of the Americas

New York, NY 10019

[Date]

Attention of: Agency Services – McDermott International; [Contact Name]

Ladies and Gentlemen:

The undersigned, McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), refer to the Credit Agreement dated May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein having the meanings attributed thereto in the Credit Agreement) among the Borrowers, McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors, the “Term Loan Administrative Agent”), and hereby give you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby request a Borrowing of Term Loans, and in connection with that request set forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(i)	Date of Proposed Borrowing[1]:	[Effective Date]

(ii)	Proposed Borrowing will be composed of:	[Base][Eurodollar] Rate Loans

(iii)	Aggregate amount of Proposed Borrowing:	$

(iv)	Initial Interest Period[2]:

[1]	Notice of Borrowing must be received by the Term Loan Administrative Agent not later than 11:00 a.m. (New York time) (A) one Business Day prior to the Effective Date, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Effective Date, in the case of a Borrowing of Eurodollar Rate Loans.
[2]	Which shall be subject to the definition of “Interest Period” and Sections 2.13 and 2.14 of the Credit Agreement and end not later than the Term Maturity Date (applicable for Eurodollar Rate Loans only).

C1-1

(v)	Funds are requested to be disbursed to the Borrowers’ account with (Account No. ).

[Each Borrower hereby certifies that the following statements will be true on the date of the Proposed Borrowing, both before and after giving effect thereto and to any application of the proceeds therefrom on such date:

(A) (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(B) No Default or Event of Default has occurred and is continuing or will occur as a result of the Proposed Borrowing or from the application of proceeds thereof.]3

Very truly yours,

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

[3]	Bracketed text only to be included for borrowing after the Effective Date.

C1-2

EXHIBIT C-2

TO CREDIT AGREEMENT

FORM OF NOTICE OF REVOLVING BORROWING

Crédit Agricole Corporate and Investment Bank,

as Revolving and LC Administrative Agent for

the Lenders referred to below,

1301 Avenue of the Americas

New York, NY 10019

[Date]

Attention of: [    ]

Ladies and Gentlemen:

The undersigned, McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), refer to the Credit Agreement dated May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein having the meanings attributed thereto in the Credit Agreement) among the Borrowers, McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility (in such capacity, and together with its successors, the “Revolving and LC Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility, and hereby give you irrevocable notice pursuant to Section 2.2(b) of the Credit Agreement that the undersigned hereby request a Borrowing of Revolving Loans, and in connection with that request set forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(i)	Date of Proposed Borrowing[1]:

(ii)	Proposed Borrowing will be composed of:	[Base][Eurodollar] Rate Loans

(iii)	Aggregate amount of Proposed Borrowing:	$

[1]	Notice of Borrowing must be received by the Revolving and LC Administrative Agent not later than 11:00 a.m. (New York time) (A) on the Business Day of the Proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Business Day of the Proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans.

C2-2

(iv)	Initial Interest Period[2]:

(v)	Funds are requested to be disbursed to the Borrowers’ account with (Account No. ).

[Each Borrower hereby certifies that the following statements will be true on the date of the Proposed Borrowing, both before and after giving effect thereto and to any application of the proceeds therefrom on such date:

(A) (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(B) No Default or Event of Default has occurred and is continuing or will occur as a result of the Proposed Borrowing or from the application of proceeds thereof.]3

[2]	Which shall be subject to the definition of “Interest Period” and Sections 2.13 and 2.14 of the Credit Agreement and end not later than the Revolving Termination Date (applicable for Eurodollar Rate Loans only).
[3]	Bracketed text only to be included for borrowing after the Effective Date.

C2-3

Very truly yours,

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

C2-4

EXHIBIT D

TO CREDIT AGREEMENT

FORM OF SWING LOAN REQUEST

Crédit Agricole Corporate and Investment Bank,

as Swing Loan Lender and as Revolving and LC

Administrative Agent for the Lenders referred to below,

1301 Avenue of the Americas

New York, NY 10019

Attention of [        ]

[    ][            ]20    ]

Ladies and Gentlemen:

The undersigned, McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), refer to the Credit Agreement dated May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein having the meanings attributed thereto in the Credit Agreement) among the Borrowers, McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility (in such capacity, and together with its successors, the “Revolving and LC Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility).

The Borrowers hereby request pursuant to Section 2.3 of the Credit Agreement a Swing Loan under the Credit Agreement, and in that connection set forth below the terms on which such Borrowing is requested to be made:

(A) Date of the Borrowing[1]

(B) Requested Amount of Borrowing[2]

(C) Funds are requested to be disbursed to the Borrowers’ account with [Bank] (Account No. )

[1]	Swing Loan Request to be received by the Swing Loan Lender not later than 3:00 p.m. (New York City time) on the date of the proposed borrowing.
[2]	An aggregate principal amount outstanding at any time not to exceed $50,000,000; provided, however, that, in no event, shall any Swing Loan be made in excess of the Available Credit.

D-1

The Borrowers hereby certify that the following statements will be true on the date of the Borrowing, both before and after giving effect thereto and to any application of the proceeds therefrom on such date:

(A) (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(B) No Default or Event of Default has occurred and is continuing or will occur as a result of the Borrowing or from the application of proceeds thereof.

Very truly yours,

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

D-2

EXHIBIT E

TO CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.7 of the Credit Agreement, the Borrowers request a [Revolving/LC Facility/Cash Secured] [Performance/Financial]1 Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [    /    /20    2] (the “Credit Date”) in an aggregate face amount of $[    ,    ,    ].

Attached hereto for each such Letter of Credit are the following:

(a) the requested Issuer of such Letter of Credit;

(b) the stated amount of such Letter of Credit;

(c) the name and address of the beneficiary;

(d) the expiration date;3 and

(e) either (i) the verbatim text of such proposed Letter of Credit or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuer to make payment under such Letter of Credit.

[1]	Financial Letters of Credit may only be issued as Revolving Financial Letters of Credit or Cash Secured Financial Letters of Credit.
[2]	Unless the Issuer otherwise agrees, such notice, to be effective, must be received by the relevant Issuer not later than 11:00 a.m. (New York time) on the second Business Day prior to the Credit Date.
[3]	The expiration date must be a Business Day.

E-1

The Borrowers hereby certify that the following statements will be true on the Credit Date, both before and after giving effect to the Issuance requested hereunder:

(A) (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(B) No Default or Event of Default has occurred and is continuing or will occur as a result of the proposed Issuance or from the application of proceeds thereof.

[Immediately after giving effect to this proposed Issuance of a Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations in respect of each Letter of Credit denominated in an Alternative Currency does not exceed the Alternative Currency Cap as a result of this proposed Issuance.]4

[There is insufficient capacity to issue a Cash Secured Letter of Credit assuming that the requested Revolving Letter of Credit was Issued as a Cash Secured Letter of Credit.]5

                  Very truly yours,

Date:     /    /20

                  MCDERMOTT  TECHNOLOGY

                  (AMERICAS),  INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

[4]	To be included for any proposed Issuance of a Letter of Credit denominated in an Alternative Currency.
[5]	To be included for the proposed issuance of any Revolving Letter of Credit.

E-2

EXHIBIT F

TO CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.14 of the Credit Agreement, the undersigned desire to convert or to continue the following [Revolving/Term] Loans, each such conversion and/or continuation to be effective as of     /    /20    1:

The aggregate amount of [Revolving/Term] Loans being converted or continued is $[    ,    ,    ], [$[    ] of which are Eurodollar Rate Loans with an Interest Period ending [    ]] [and] [ $[                ] of which are Base Rate Loans]

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

[1]	The Applicable Administrative Agent shall have at least three Business Days’ prior written notice.

F-1

The Borrowers hereby certify that as of the date hereof, no Default or Event of Default has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby.

Date:    /    /20

                  MCDERMOTT TECHNOLOGY

                  (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

F-2

EXHIBIT G

TO CREDIT AGREEMENT

FORM OF GLOBAL INTERCOMPANY NOTE

New York, New York

[            ], 20[    ]

FOR VALUE RECEIVED, McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”) and each of the Parent’s Restricted Subsidiaries which is a party (each, a “Payor”) to this Global Intercompany Note (this “Intercompany Note”), hereby unconditionally promises to pay on demand to the Borrowers, the Parent and each of their Affiliates which is a party to this Intercompany Note as a payee (each, a “Payee”) at such place as such Payee may direct in writing, the principal amount of this Intercompany Note, determined as described below, together with interest thereon at the rate per annum as shall be agreed upon from time to time by any Payor and any Payee.

This Intercompany Note is the Global Intercompany Note referred to in the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Parent, the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility (in such capacity, and together with its successors, the “Revolving and LC Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors, the “Term Loan Administrative Agent” and together with the Revolving and LC Administrative Agent, each an “Administrative Agent” and together the “Administrative Agents”). Terms used herein and not otherwise defined herein shall, as the context requires, have the meanings assigned to such terms in (i) the Credit Agreement or (ii) that certain Collateral Agency and Intercreditor Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Collateral Agency and Intercreditor Agreement”) dated as of May 10, 2018 among the Borrowers, the Parent, the other “Guarantors” party thereto from time to time, the Revolving and LC Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent and Lloyds TSB Bank PLC as a Secured Debt Representative (as defined therein) and the other financial institutions from time to time party thereto.

Each Payee by accepting or executing this Intercompany Note agrees that the indebtedness evidenced by this Intercompany Note is subordinated in right of payment to the occurrence of (a) the Final Satisfaction Date, (b) the payment or otherwise satisfaction in full of all other Obligations (used herein as defined in the Collateral Agency and Intercreditor Agreement) other than in respect of any contingent indemnification or expense reimbursement obligations for which no claim has been asserted and to the extent not yet due and payable, and the expiration or termination of all commitments under each Secured Debt Document (as defined in the Collateral Agency and Intercreditor Agreement) and (c) the payment in full in cash of all obligations with respect to the Senior Notes, and that such subordination is for the benefit of and enforceable by (i) in respect of the Obligations, the Collateral Agent under the Pledge and Security Agreement and (ii) in respect of the obligations described in the immediately preceding clause (c) (the “Notes Obligations”), Wells Fargo Bank, National Association, in its capacity as trustee with respect to the Senior Notes (in such capacity, together with its successors and assigns, the “Notes Trustee”) under the Indenture, dated April 18, 2018 (the “Indenture”), among McDermott Technology (Americas), Inc. (as successor by merger with McDermott Escrow 1, Inc.) and McDermott Technology (US), Inc. (as successor by merger with McDermott Escrow 2, Inc.), as the issuers, the Parent and certain other subsidiaries of the Parent, as guarantors, and the Notes Trustee. Upon any payment or distribution of the assets of any Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of any Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any Borrower or its property, (A)(x) the Collateral Agent, the Administrative Agents, the Lenders and the Issuers shall be entitled to receive payment in full in cash or cash equivalents of the Obligations and (y) the Notes Trustee shall be entitled to receive payment in full in cash or cash equivalents of the Notes Obligations, in each case before any Payee shall be entitled to receive any payment hereunder, and (B) until the Obligations and the Notes Obligations are paid in full in cash, any payment or distribution to which any Payee would be entitled but for this paragraph shall be made in lawful money of the United States of America and in immediately available funds, to holders of the Obligations and the holders of the Notes Obligations as their interests may appear.

Each Payor may pay, and each Payee may receive payment of, the principal or interest evidenced by this Intercompany Note; provided, that (i) no Payor may pay the principal of or interest on this Intercompany Note at any time that (a) an Event of Default under clauses (a), (b) or (f) of Section 9.1 of the Credit Agreement or (b) an Event of Default (as defined in the Indenture) under clauses (1), (2) or (8) of Section 6.1 of the Indenture has occurred and is continuing, in any case unless the Payee is a Borrower or a Guarantor, or an Issuer (as defined in the Indenture, each a “Notes Issuer”) or a Guarantor (as defined in the Indenture and, each such Guarantor, together with each Notes Issuer, collectively, the “Notes Parties”), (ii) no Payor that is a Loan Party or a Note Party may pay the principal of or interest on this Intercompany Note at any time that an Event of Default or an Event of Default (as defined in the Indenture) is continuing unless the Payee is a Loan Party or a Note Party and (iii) no Payor that is a Borrower, the Parent or any of its Restricted Subsidiaries may pay the principal of or interest on this Intercompany Note to any Affiliate of any Borrower (other than a Borrower, the Parent or any of its Restricted Subsidiaries) in violation of Section 8.5 of the Credit Agreement or Section 4.7 of the Indenture. If any payment or distribution is made to any Payee that because of this paragraph should not have been made to it or which such Payee is otherwise not entitled to retain under the provisions of this paragraph, such Payee shall hold it in trust for holders of the Obligations and the holders of the Notes Obligations and pay it over to the Collateral Agent or the Notes Trustee, as applicable, on their behalf as their interests may appear.

The aggregate principal amount of this Intercompany Note at any time shall be equal to the aggregate unpaid principal amount of all loans and extensions of credit to any Payor by any Payee, as adjusted on a regular basis to reflect any payments made by any Payor in respect of the principal of this Intercompany Note, any additional advances to any Payor from any Payee or any accrued interest which is added to the principal amount hereof in accordance with the terms hereof, in each case, as reflected on the books and records of the applicable Payee. Subject to the third and fourth paragraphs of this Intercompany Note (the “Subordination Provision”), loans hereunder may be prepaid at the option of the Payor. Principal not paid or prepaid pursuant to the terms hereof shall be payable on the date that is the later of (i) one year after the Final Satisfaction Date and (ii) the Stated Maturity (as defined in the Indenture) of the Senior Notes.

Subject to the Subordination Provision, payments of interest, if any, on this Intercompany Note shall be payable in the manner separately agreed by the Payor and the Payee.

Subject to the Subordination Provision, this Intercompany Note shall also be payable in full or in part pursuant to a written demand to a Payor (a “Demand”) from a Payee or, during the continuance of an Event of Default or an Event of Default (as defined in the Indenture), the Applicable Administrative Agent or the Notes Trustee, as applicable, at which time the Payor shall make all payments of the amounts so demanded to the account designated in the Demand on the date specified in the Demand. Following delivery of a Demand, all payments shall be made in accordance with instructions in the Demand. If payment hereunder is due on a day that is not a Business Day, the date for such payment shall be the immediately succeeding Business Day.

The obligations of each Payor under this Note shall be absolute and each Payor hereby irrevocably waives any right (whether arising by operation of law or otherwise) to any setoff, counterclaim or reduction of its obligations with respect to any amounts payable under this Intercompany Note based on any claims that such Payor has against each Payee, its affiliates or any other person.

Each Payor hereby waives presentment for payment, demands, notice of dishonor and protest of this Intercompany Note and further agrees that none of its terms or provisions may be waived, altered, modified or amended except as each Payee may consent in a writing duly signed for and on its behalf. No failure or delay on the part of any Payee in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

Each Payor also agrees to pay on demand all costs and expenses (including fees and expenses of counsel) incurred by each Payee or its successors and assigns in enforcing this Intercompany Note.

This Intercompany Note is binding upon each Payor and its successors and assigns and is for the benefit of each Payee and its successors and assigns, except that the Payor may not assign or otherwise transfer its rights or obligations under this Intercompany Note except in connection with a transaction permitted by the Credit Agreement. Each Payor hereby acknowledges and consents to the assignment by each Payee that is a Grantor (as defined in the Pledge and Security Agreement) to the Collateral Agent of all of its right, title and interest in this Intercompany Note and all collateral security therefor in accordance with the Pledge and Security Agreement.

Each Payor and each Payee, by its acceptance hereof, agree for the benefit of the Collateral Agent not to amend, modify or terminate the provisions of, or assign any of their respective rights or obligations under, this Intercompany Note without the prior written consent of the Administrative Agents and the Collateral Agent as long as any amounts are payable to the Administrative Agents, the Collateral Agent, the Lenders or the Issuers under the Loan Documents.

EACH PAYOR AND EACH PAYEE HEREBY (A) AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INTERCOMPANY NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INTERCOMPANY NOTE, EACH PAYOR AND EACH PAYEE HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND (B) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PAYOR AND EACH PAYEE FURTHER WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES. EACH PAYOR AND EACH PAYEE IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OF COPIES OF SUCH PROCESS TO MCDERMOTT INTERNATIONAL, INC. (AT ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH SECTION 11.8 OF THE CREDIT AGREEMENT). EACH PAYOR AND EACH PAYEE AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, ANY LENDER OR THE NOTES TRUSTEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PAYOR OR ANY PAYEE IN ANY OTHER JURISDICTION. TO THE EXTENT THAT ANY PAYOR OR ANY PAYEE HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), SUCH PAYOR OR PAYEE (AS THE CASE MAY BE) HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

All payments made under this Intercompany Note to holders of the Obligations or the holders of the Notes Obligations shall be made in Dollars, and, if for any reason any payment made hereunder is made in a currency other than Dollars (the “Other Currency”), then to the extent that the payment actually received by any Payee when converted into Dollars at the Rate of Exchange (as defined below) on the date of payment (or as soon thereafter as it is practicable for such Payee to purchase Dollars, or, in the case of the liquidation, insolvency, bankruptcy or analogous process of the applicable Payor, at the Rate of Exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency, bankruptcy or analogous process) falls short of the amount due hereunder, such Payor shall, as a separate and independent obligation of such Payor, indemnify such Payee and hold such Payee harmless against the amount of such shortfall. As used in this Intercompany Note, the term “Rate of Exchange” means the rate at which the applicable Payee is able on the relevant date to purchase Dollars with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars.

This Intercompany Note replaces, supersedes, novates and extinguishes that certain Second Amended and Restated Intercompany Note dated as of June 30, 2017, among the Payees and the Payors, as supplemented prior to the Effective Date.

THIS INTERCOMPANY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Payor and each Payee has caused this Intercompany Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

[PAYOR/PAYEE]

By:
Name:
Title:

EXHIBIT H-1

TO CREDIT AGREEMENT

FORM OF REVOLVING FACILITY AND LC FACILITY COMPLIANCE CERTIFICATE

For Fiscal [Quarter/Year] Ended [            ], 20[    ] (the “Calculation Period”)

This certificate dated as of [            ], 20[    ] is prepared pursuant to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility (in such capacity, and together with its successors, the “Revolving and LC Administrative Agent”), Barclays Bank PLC, as administrative agent for the Term Facility. The terms used herein and not otherwise defined herein have the meanings attributed thereto in the Credit Agreement.

The undersigned hereby certifies to the Revolving and LC Administrative Agent in his or her capacity as a Responsible Officer of the Parent and not in his or her individual capacity that (a) except as disclosed on Schedule [_] hereto, during the Calculation Period (or during the last Fiscal Quarter of the Calculation Period if such Calculation Period is in respect of a Fiscal Year), the Parent, the Borrowers and their Restricted Subsidiaries have not undertaken any Asset Sale permitted by clauses (g), (h) or (i) of Section 8.4 of the Credit Agreement (and that such schedule identifies the aggregate consideration received in connection with such Asset Sale(s) if the such aggregate consideration exceeds $10,000,000.00), (b) that[, except as disclosed on Schedule [    ] hereto (including the nature thereof and the action with the Borrowers have taken or proposed to take with respect thereto)], no Default or Event of Default has occurred and is continuing, (c) except as disclosed on Schedule [    ] hereto, as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to clause (a) or (b), as applicable, of Section 6.1 of the Credit Agreement, there are no new Material Wholly-Owned Subsidiaries that are not Loan Parties and (d) that as of the last day of the Calculation Period, the following amounts and calculations were true and correct:

H1-1

1.	Section 5.1 – Fixed Charge Coverage Ratio[1]

	EBITDA[2] for the most recently ended four Fiscal Quarter period for which financial statements have been delivered	(a)

	Interest Expense for the most recently ended four Fiscal Quarter period for which financial statements have been delivered	(b)

	In respect of the most recently ended four Fiscal Quarter period for which financial statements have been delivered, the aggregate principal amount of all regularly scheduled principal payments (not including any voluntary or contingent mandatory prepayments for any Indebtedness) or scheduled redemptions or similar acquisitions for value in respect of outstanding Indebtedness for borrowed money during such period made by the Parent and its Restricted Subsidiaries	(c)

	In respect of the most recently ended four Fiscal Quarter period for which financial statements have been delivered, the aggregate amount of federal, state, local and foreign income Taxes of the Parent and its Restricted Subsidiaries paid in cash	(d)

Fixed Charge Coverage Ratio: a / (b + c + d)

	Minimum Fixed Charge Coverage Ratio	1.50:1.00

	Compliance	Yes No

2.	Section 5.2 – Leverage Ratio Debt

	Leverage Ratio Debt = (i) + (ii + iii + iv + v + vi + vii + viii + ix +x)[3]	(a)

[1]	For each Fiscal Quarter ending after the Effective Date.
[2]	To the extent there are any savings under clause (xi) of the definition of EBITDA for the Calculation Period, a reasonably detailed description of such savings shall be set forth in this Compliance Certificate.
[3]	Items (ii) – (x) calculated without duplication and include Indebtedness of the Parent and its Restricted Subsidiaries of the type specified in such clauses (but in the case of clause (x), only to the extent that, in accordance with GAAP, such Alternate Program Indebtedness is required to be included as a liability of the Parent or its Restricted Subsidiaries on its financial statements), in each case, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the term “Leverage Ratio Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Parent or any of its Restricted Subsidiaries that is owed to the Parent, any of its Restricted Subsidiaries or any Joint Venture that is a Guarantor or permitted pursuant to Section 8.1(s) of the Credit Agreement.

H1-2

(i) Disqualified Stock of the Borrowers	(i)

(ii) all indebtedness for borrowed money	(ii)

(iii) all obligations evidenced by promissory notes, bonds, debentures or similar instruments	(iii)

(iv) all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations	(iv)

(v) all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations[4]	(v)

(vi) all indebtedness for the deferred purchase price of property or services[5]	(vi)

(vii) all indebtedness created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired[6]	(vii)

(viii) all Capital Lease Obligations	(viii)

(ix) all Guaranty Obligations	(ix)

(x) all Alternate Program Indebtedness	(x)

Unsecured mark-to-market foreign exchange exposure of the Parent and its Restricted Subsidiaries, as determined by the Parent using market convention	(b)

[4]	Whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees.
[5]	Other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days or disputed in good faith.
[6]	Even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property.

H1-3

	The least of (i) the amount of funds on deposit in the Cash Secured LC Cash Collateral Account, (ii) the aggregate principal amount of Term Loans outstanding at such time and (iii) the Specified Term Loan Amount[7]		(c)

	EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered		(d)

Leverage Ratio: (a + b - c) / (d)

	Maximum Leverage Ratio	[4.25:1.00][8] [4.00:1.00][9] [3.75:1.00][10] [3.50:1.00][11] [3.25:1.00][12]

	Compliance	Yes No

3.	Section 5.3 – Minimum Liquidity

	Unrestricted cash and Cash Equivalents of the Parent and its Restricted Subsidiaries		(a)

	Unused Revolving Commitments available for Borrowings pursuant to Section 2.1(b) of the Credit Agreement		(b)

	Amount on deposit in the Cash Secured LC Cash Collateral Account in excess of 103% of the sum of (x) the stated amount of all Cash Secured Letters of Credit outstanding and (y) all Cash Secured Reimbursement Obligations		(c)

Liquidity: a + b + c

	Minimum Liquidity	$200,000,000.00

[7]	Select the lesser amount.
[8]	For each Fiscal Quarter ending after the Effective Date and on or before September 30, 2019.
[9]	For the Fiscal Quarter ending December 31, 2019.
[10]	For each Fiscal Quarter ending after December 31, 2019 and on or before December 31, 2020.
[11]	For each Fiscal Quarter ending after December 31, 2020 and on or before December 31, 2021.
[12]	For each Fiscal Quarter ending after December 31, 2021.

H1-4

IN WITNESS WHEREOF, I have hereto signed my name to this Revolving Facility and LC Facility Compliance Certificate as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

H1-5

EXHIBIT H-2

TO CREDIT AGREEMENT

FORM OF TERM FACILITY COMPLIANCE CERTIFICATE

For Fiscal [Quarter/Year] Ended [            ], 20[    ] (the “Calculation Period”)

This certificate dated as of [            ], 20[    ] is prepared pursuant to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors, the “Term Loan Administrative Agent”. The terms used herein and not otherwise defined herein have the meanings attributed thereto in the Credit Agreement.

The undersigned hereby certifies to the Term Loan Administrative Agent in his or her capacity as a Responsible Officer of the Parent and not in his or her individual capacity that (a) except as disclosed on Schedule [_] hereto, during the Calculation Period (or during the last Fiscal Quarter of the Calculation Period if such Calculation Period is in respect of a Fiscal Year), the Parent, the Borrowers and their Restricted Subsidiaries have not undertaken any Asset Sale permitted by clauses (g), (h) or (i) of Section 8.4 of the Credit Agreement (and that such schedule identifies the aggregate consideration received in connection with such Asset Sale(s) if the such aggregate consideration exceeds $10,000,000.00), (b) that[, except as disclosed on Schedule [    ] hereto (including the nature thereof and the action with the Borrowers have taken or proposed to take with respect thereto)], no Default or Event of Default has occurred and is continuing, (c) except as disclosed on Schedule [    ] hereto, as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to clause (a) or (b), as applicable, of Section 6.1 of the Credit Agreement, there are no new Material Wholly-Owned Subsidiaries that are not Loan Parties and (d) that as of the last day of the Calculation Period, the Borrowers were in compliance with Section 5.2 of the Credit Agreement1.

[1]	Form Note: The Term Lenders may request further information regarding the calculations for such compliance in accordance with Section 6.11 of the Credit Agreement to the extent such information was delivered to the Revolving Lenders, it being understood that such information will constitute MNPI and will be subject to the limitations for MNPI in the Credit Agreement, including Section 11.18 thereof.

H2-1

IN WITNESS WHEREOF, I have hereto signed my name to this Term Facility Compliance Certificate as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

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EXHIBIT I

TO CREDIT AGREEMENT

FORM OF EFFECTIVE DATE CERTIFICATE

[            ], 2018

The undersigned hereby certifies as follows:

1. I, [            ], am a Responsible Officer of McDermott International, Inc., a Panamanian corporation (the “Parent”).

2. This certificate is delivered pursuant to Section 3.2(i) of the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), the Parent, the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3. I have reviewed the terms of each of the Loan Documents and the definitions relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify, on behalf of the Parent in my capacity as a Responsible Officer of the Parent and not in my individual capacity, that:

(a) The Borrowers and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the Transactions.

(b) The conditions set forth in Sections 3.2(l), 3.2(m) and 3.2(n) of the Credit Agreement have been satisfied.

The foregoing certifications are made and delivered as of the first date set forth above.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

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MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:

Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:

Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:

Name:
Title:

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EXHIBIT J-1

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Applicable Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Applicable Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT J-2

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT J-3

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT J-4

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Applicable Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Applicable Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

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